As filed with the Securities and Exchange Commission on December 18, 2009
Registration No. 333-162729

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

(Amendment No. 1)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sykes Enterprises, Incorporated
(Exact Name of Registrant as Specified in its Charter)

Florida	7373	56-1383460
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 North Ashley Drive
Tampa, FL 33602
(813) 274-1000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James T. Holder, Esq.
Senior Vice President and General Counsel
Sykes Enterprises, Incorporated
400 North Ashley Drive
Tampa, FL 33602
(813) 274-1000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service

Copies to:

Paul R. Lynch, Esq. Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Suite 2800 Tampa, FL 33602	Richard B. Aldridge, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an ✓ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 18, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the upcoming special meeting of shareholders of ICT Group, Inc. (“ICT”) to be held on [ • ], 2009, at [ • ] a.m. Eastern Time at ICT’s corporate headquarters located at 100 Brandywine Boulevard, Newtown, PA 18940. As we announced on October 6, 2009, ICT and Sykes Enterprises, Incorporated (“Sykes”) entered into an Agreement and Plan of Merger, dated as of October 5, 2009 (as it may be amended from time to time, the “merger agreement”), which provides for a merger in which ICT will become a wholly-owned subsidiary of Sykes. If the merger is completed, each of the issued and outstanding shares of ICT will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger (the “measurement value”). The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock. As the exchange ratio will not be determinable until the close of business on the third trading day immediately prior to the effective time of the merger, and the merger will not become effective until all of the conditions to closing have been met or waived, the exchange ratio will not be known for certain by the time of the meeting.

The ICT board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and are fair to, and in the best interests of, ICT and its shareholders. Therefore, the ICT board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The common stock of Sykes and ICT are traded on the NASDAQ stock market under the symbols “SYKE” and “ICTG”, respectively. Based on the closing price of Sykes common stock on the NASDAQ stock market on October 5, 2009, the last trading day before public announcement of the merger agreement, the merger consideration represented $15.38 in value for each share of ICT common stock. Based on the closing price of Sykes common stock on the NASDAQ stock market on [ • ], 2009, the latest practicable date before the date of the accompanying proxy statement/prospectus, the merger consideration represented approximately $[ • ] in value for each share of ICT common stock. Sykes and ICT expect that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. The material federal tax consequences of the merger are complex and are discussed in the accompanying proxy statement/prospectus.

We are asking you to vote to adopt the merger agreement at the special meeting of shareholders of ICT. We will not transact any other business at this meeting.

The ICT board of directors recommends that ICT shareholders vote “FOR” the proposal to adopt the merger agreement.

Your vote is very important. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as promptly as possible by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you have any questions about the merger or need assistance voting your shares, please call Georgeson Inc., which is assisting ICT with the solicitation of proxies, toll-free at 1-866-316-2778 or call collect at 1-212-440-9800.

The obligations of Sykes and ICT to complete the merger are subject to several conditions set forth in the merger agreement and summarized in the accompanying proxy statement/prospectus. More information about Sykes, ICT, the meeting and the merger is contained in the accompanying proxy statement/prospectus. You are encouraged to read carefully the accompanying proxy statement/prospectus in its entirety including the section titled “Risk Factors” beginning on page 30.

On behalf of the ICT board of directors, thank you for your continued support.

Sincerely,

John J. Brennan
Chairman, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [ • ], 2009 and is first being mailed to the shareholders of ICT on or about [ • ], 2009.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Sykes and ICT from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into the proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Sykes Enterprises, Incorporated	ICT Group, Inc.
400 North Ashley Drive	100 Brandywine Boulevard
Tampa, FL 33602	Newtown, PA 18940
Attn: Investor Relations	Attn: Secretary
Tel: 1-813-233-7143	Tel: 1-267-685-5000

In addition, if you have questions about the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Georgeson Inc., ICT’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038

1-866-316-2778 (toll free) or 1-212-440-9800 (call collect)

In order to receive timely delivery of the documents in advance of the special meeting of shareholders, you must request the information no later than [ • ], 2009.

For more information, see “Where You Can Find More Information” beginning on page 118.

100 Brandywine Boulevard
Newtown, PA 18940
Notice of Special Meeting of Shareholders

To the Shareholders of ICT Group, Inc. (“ICT”):

We are pleased to invite you to attend the upcoming special meeting of shareholders of ICT (the “meeting”), which will be held on [ • ], 2009 at [ • ] a.m., Eastern Time, at ICT’s corporate headquarters located at 100 Brandywine Boulevard, Newtown, PA 18940, to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2009 (as it may be amended from time to time, the “merger agreement”), among Sykes Enterprises, Incorporated (“Sykes”), SH Merger Subsidiary I, Inc., a direct wholly-owned subsidiary of Sykes, SH Merger Subsidiary II, LLC, a direct wholly-owned subsidiary of Sykes, and ICT, pursuant to which Sykes and ICT have agreed to a merger (the “merger”) pursuant to which ICT will become a wholly-owned subsidiary of Sykes. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice.

Please refer to the accompanying proxy statement/prospectus with respect to the business to be transacted at the meeting. The ICT board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and are fair to, and in the best interests of, ICT and its shareholders and recommends that ICT shareholders vote “FOR” the proposal to adopt the merger agreement.

The ICT board of directors has chosen the close of business on November 23, 2009, as the “record date” that will determine the shareholders who are entitled to receive notice of, and to vote at, the meeting or at any adjournment or postponement of the meeting. A list of the names of ICT shareholders of record will be available for inspection at the meeting.

Only holders of record of ICT common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the meeting. Adoption of the merger agreement by the ICT shareholders is a condition to the merger and requires the affirmative vote of a majority of votes cast by the holders of the ICT common stock represented at the meeting, in person or by proxy.

As authorized by the board of directors,

Jeffrey C. Moore
Secretary

Newtown, Pennsylvania
[ • ], 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the meeting. If you hold shares through a bank, broker or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of ICT common stock, please contact ICT’s proxy solicitor:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038

1-866-316-2778 (toll free)

1-212-440-9800 (call collect)

Important Notice Regarding the Availability of Proxy Materials for ICT’s Special Meeting of Shareholders to Be Held on [ • ] , 2009: The accompanying proxy statement/prospectus are available at www.ICTgroup.com in the Investors section under Special Meeting Materials.

i

ANNEX A Agreement and Plan of Merger
ANNEX B Opinion of Greenhill & Co., LLC
ANNEX C Voting Agreement
EX-5: OPINION OF SHUMAKER, LOOP & KENDRICK, LLP
EX-8.1: OPINION OF SHUMAKER, LOOP & KENDRICK, LLP AS TO
CERTAIN TAX MATTERS
EX-8.2: OPINION OF MORGAN, LEWIS & BOCKIUS LLP AS TO CERTAIN TAX MATTERS
EX-15: AWARENESS LETTER OF DELOITTE & TOUCHE LLP
EX-23.1: CONSENT OF SHUMAKER, LOOP & KENDRICK, LLP (included in Exhibits 5 and 8.1 hereto)
EX-23.2: CONSENT OF MORGAN, LEWIS & BOCKIUS LLP (included in Exhibit 8.2 hereto)
EX-23.3: CONSENT OF KPMG LLP
EX-23.4: CONSENT OF DELOITTE & TOUCHE LLP
EX-99.1: FORM OF ICT PROXY CARD
EX-99.2: CONSENT OF GREENHILL & CO., LLC

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
VOTING PROCEDURES FOR THE SPECIAL MEETING

The following are some questions that you, as a shareholder of ICT Group, Inc. (“ICT”), may have regarding the merger being considered at ICT’s special meeting of shareholders to be held on [ • ], 2009, which is referred to in this proxy statement/prospectus as the “meeting”, the voting procedures for the meeting and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Sykes Enterprises, Incorporated (“Sykes”) and ICT have agreed to a merger, pursuant to which ICT will become a wholly-owned subsidiary of Sykes and will no longer be a publicly-held corporation, which is referred to in this proxy statement/prospectus as the merger. In order to complete the merger, ICT shareholders must vote to adopt the Agreement and Plan of Merger, dated as of October 5, 2009, among Sykes, SH Merger Subsidiary I, Inc., a direct wholly-owned subsidiary of Sykes, SH Merger Subsidiary II, LLC, a direct wholly-owned subsidiary of Sykes, and ICT, which is referred to in this proxy statement/prospectus as the merger agreement. Sykes and ICT are delivering this document to you as both a proxy statement of ICT and a prospectus of Sykes. It is a proxy statement because the ICT board of directors is soliciting proxies from its shareholders to vote on the adoption of the merger agreement at ICT’s special meeting of shareholders to be held on [ • ], 2009, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Sykes will issue Sykes common stock to the ICT shareholders in the merger.

Q:	What will ICT shareholders receive in the merger?

A:	If the merger is completed, each of the issued and outstanding shares of ICT common stock will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, which is referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

Q:	Do I need to send in my stock certificates now?

A:	No. A letter of transmittal will be mailed separately to ICT shareholders promptly after the effective time of the merger, and ICT shareholders should send their ICT stock certificates with the completed letter of transmittal. The method of transmitting the ICT stock certificates is at your option and risk, but if delivery is by mail, then registered mail with return receipt requested, properly insured, is suggested.

Q:	Are there risks I should consider in deciding whether to vote for the adoption of the merger agreement?

A:	Yes. The merger and the transactions contemplated by the merger agreement are subject to a number of risks and uncertainties. Before deciding whether to vote for or against the adoption of the merger agreement, you should carefully consider the risks set forth in “Risk Factors” and other information included or incorporated by reference in this proxy statement/prospectus.

Q:	What will happen to ICT stock options and restricted stock units in the merger?

A:	Each outstanding ICT stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price is equal to or greater than $15.38, then the stock option will be canceled without any payment to the stock option holder.

Also at the effective time of the merger, each outstanding restricted stock unit (“RSU”) will become fully vested and then will be canceled and the holder of such vested awards will be entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise be convertible.

The payment for the options and RSUs will be made as soon as practicable after the effective time of the merger, but in no event later than ten business days thereafter.

Q:	Are there any other matters to be addressed at the meeting?

A:	No. No other matters may be brought before the meeting.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. You will need to follow the instructions when you submit a proxy to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, ICT encourages you to submit a proxy by mail by completing your proxy card even if you plan to attend the meeting. If you hold shares through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Q:	Will the exchange ratio be determinable before the meeting?

A:	No. The exchange ratio will be determined with reference to the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger. While it is presently anticipated that the merger will become effective on the day following the meeting if all of the conditions to closing have been met or waived by such date, there can be no assurance that the merger will become effective on that day, or at all. Numerous factors could cause the parties to delay the effectiveness of the merger after the meeting, including the failure of any of the closing conditions to be satisfied by such date. The merger agreement requires only that the closing of the merger occur as soon as possible, but no later than two business days, following the satisfaction or (subject to applicable law) waiver of the conditions to closing.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to ICT shareholders on or about [ • ], 2009.

Q:	When and where will the meeting be held?

A:	The meeting will be held at ICT’s corporate headquarters located at 100 Brandywine Boulevard, Newtown, PA 18940 on [ • ], 2009 at [ • ] a.m., Eastern Time.

Q:	Who is entitled to vote at the meeting?

A:	All holders of ICT common stock who held shares at the close of business on the “record date” (November 23, 2009) are entitled to receive notice of and to vote at the meeting, provided that such shares remain outstanding on the date of the meeting.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for ICT to obtain the necessary quorum to hold the meeting. If you hold your shares through a broker, your broker will not be able to cast a vote on the adoption of the merger agreement without instructions from you. The ICT board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Q:	How many shares may be voted at the meeting?

A:	All shareholders who hold shares of ICT common stock at the close of business on the “record date” (November 23, 2009) are entitled to vote at the meeting. As of the close of business on the record date, there were 16,311,903 shares of ICT common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote.

Q:	What constitutes a quorum for the meeting?

A:	A majority of the outstanding shares of common stock being present in person or represented by proxy constitutes a quorum for the meeting.

Q:	How many votes are required for the adoption of the merger agreement?

A:	Adoption of the merger agreement requires the affirmative vote of a majority of votes cast by the holders of the ICT common stock represented at the meeting, in person or by proxy.

Q:	Have any shareholders committed to vote in favor of the adoption of the merger agreement?

A:	Yes. John J. Brennan, who serves as a Director and our Chairman, President and Chief Executive Officer, Donald P. Brennan, who serves as a Director and Vice Chairman, and certain other affiliated shareholders, have entered into a voting agreement with Sykes under which they have agreed to vote in favor of the adoption of the merger agreement with respect to 6,329,289 shares of ICT common stock over which they hold voting control, or approximately 39% of the outstanding shares of ICT common stock as of the close of business on the record date.

Q:	Can I keep my vote secret?

A:	Yes. You may request that your vote be kept secret until after the meeting by asking ICT to do so on your proxy card.

Q:	How will abstentions be counted?

A:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you abstain from voting on the adoption of the merger agreement, you will effectively not vote on that matter at the meeting. Abstentions are not considered to be votes cast under the ICT bylaws or under the laws of Pennsylvania (our jurisdiction of incorporation) and will have no effect on the outcome of the vote.

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Q:	How will my shares be represented at the meeting?

A:	At the meeting, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you hold your shares directly (not in “street name” through a broker, bank or other nominee) and you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the ICT board of directors recommends, which is FOR the adoption of the merger agreement.

Q:	What happens if I sell my shares after the record date but before the meeting?

A:	The record date of the meeting is earlier than the date of the meeting and the date that the merger is expected to be completed. If you transfer your ICT shares after the record date but before the date of the meeting, you will retain your right to vote at the meeting (provided that such shares remain outstanding on the date of the meeting), but you will not have the right to receive the merger consideration to be received by ICT’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a broker, bank or other nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to seek dissenters’ rights if I do not vote in favor of the adoption of the merger agreement?

A:	No. Under Pennsylvania law, record holders of ICT common stock who do not vote in favor of the adoption of the merger agreement will not be entitled to seek dissenters’ rights in connection with the merger. A holder of ICT common stock who receives shares of Sykes common stock in the merger and who does not wish to be a Sykes shareholder may elect to sell his or her shares at any time in the public market at the value set by the market.

Q:	If my shares of ICT common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Because approval is based on the affirmative vote of a majority of the votes cast, and a broker non-vote is not a vote cast, broker non-votes will have no effect on the vote regarding adoption of the merger agreement.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before the meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by written notice to the Office of the Secretary of ICT, by timely delivery of a valid, later-dated proxy card, or by voting by ballot in person if you attend the meeting. Simply attending the meeting will not revoke your proxy. If you hold shares through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee.

Q:	Who may attend the meeting?

A:	ICT shareholders of record (or their authorized representatives) and ICT’s invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker, bank or other nominee (and can provide documentation showing ownership such as a letter from your broker, bank or nominee or a recent account statement) at the close of business on the record date (November 23, 2009), you will be permitted to attend the meeting. Shareholders may call the Office of the Secretary of ICT at 1-267-685-5000 to obtain directions to the meeting.

Q:	Will cameras and recording devices be permitted at the meeting?

A:	No. Shareholders are not permitted to bring cameras or recording equipment into the meeting room.

Q:	Will a proxy solicitor be used?

A:	Yes. ICT has engaged Georgeson Inc. to assist in the solicitation of proxies for the meeting and ICT estimates it will pay Georgeson a fee of approximately $7,500. ICT has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q:	Who should I call with questions?

A:	ICT shareholders should call Georgeson Inc., ICT’s proxy solicitor, toll-free at 1-866-316-2778 or collect at 1-212-440-9800 with any questions about the merger, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement and the merger. See “Where You Can Find More Information” beginning on page 118. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 35)

Sykes

Sykes Enterprises, Incorporated, a Florida corporation, and its consolidated subsidiaries, provides outsourced customer contact management solutions and services in the business process outsourcing arena to companies, primarily within the communications, financial services, healthcare, technology/consumer and transportation and leisure industries. Sykes provides flexible, high quality outsourced customer contact management services (with an emphasis on inbound technical support and customer service), which includes customer assistance, healthcare and roadside assistance, technical support and product sales to its clients’ customers. Utilizing Sykes’ integrated onshore/offshore global delivery model, Sykes provides its services through multiple communications channels encompassing phone, e-mail, Web and chat. Sykes complements its outsourced customer contact management services with various enterprise support services in the United States that encompass services for a company’s internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, Sykes also provides fulfillment services including multilingual sales order processing via the Internet and phone, payment processing, inventory control, product delivery and product returns handling. Sykes has operations in two geographic regions entitled (1) the Americas, which includes the United States, Canada, Latin America, India and the Asia Pacific Rim, in which the client base primarily consists of companies in the United States that are using Sykes’ services to support their customer management needs; and (2) EMEA, which includes Europe, the Middle East and Africa.

Sykes common stock (NASDAQ: SYKE) is listed on the NASDAQ stock market. The principal executive offices of Sykes are located at 400 North Ashley Drive, Tampa, FL 33602, and its telephone number is (813) 274-1000. Additional information about Sykes and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

SH Merger Subsidiary I, Inc.

SH Merger Subsidiary I, Inc., a Pennsylvania corporation and direct wholly-owned subsidiary of Sykes (“Merger Sub”), was formed solely for the purpose of consummating the merger with ICT. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Its principal executive offices are located at 400 North Ashley Drive, Tampa, FL 33602, and its telephone number is (813) 274-1000.

SH Merger Subsidiary II, LLC

SH Merger Subsidiary II, LLC, a Florida limited liability company and direct wholly-owned subsidiary of Sykes (“Merger Sub II”), was formed solely for the purpose of merging with ICT following its merger with Merger Sub, with Merger Sub II being the surviving entity in such merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Its principal executive offices are located at 400 North Ashley Drive, Tampa, FL 33602, and its telephone number is (813) 274-1000.

ICT

ICT Group, Inc., a Pennsylvania corporation, is a leading global provider of outsourced customer management and business process outsourcing (BPO) solutions. ICT’s comprehensive mix of customer service, technology and back-office solutions includes: customer care/retention, cross-selling/upselling, technical support and collections, database marketing, data entry/management, e-mail response management, remittance processing and other back-office business processing services.

ICT also offers a comprehensive suite of BPO technologies, which are available on a hosted basis, for use by clients at their own in-house facilities, or on a co-sourced basis in conjunction with ICT’s fully integrated, multi-channel operations centers. These technologies include: interactive voice response (IVR) and advanced speech recognition (ASR), outbound alert notification/messaging, automatic call distribution (ACD) voice processing, Voice over Internet Protocol (VoIP), contact management, automated e-mail management and processing and Web self-help, for the delivery of consistent, quality customer care across multiple channels.

ICT’s common stock (NASDAQ: ICTG) is listed on the NASDAQ stock market. The principal executive offices of ICT are located at 100 Brandywine Boulevard, Newtown, PA 18940, and its telephone number is (267) 685-5000. Additional information about ICT and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

The Merger (page 77)

Sykes, Merger Sub, Merger Sub II, and ICT entered into the merger agreement on October 5, 2009. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into ICT, with ICT continuing as the interim surviving corporation, which activity is referred to in this proxy statement/prospectus as the merger. Immediately following the effectiveness of the merger, the interim surviving corporation will be merged with and into Merger Sub II, with Merger Sub II surviving and continuing as a wholly-owned subsidiary of Sykes, which activity is referred to in this proxy statement/prospectus as the upstream merger. Throughout this proxy statement/prospectus, the merger and the upstream merger are referred to collectively as the mergers or the transaction. It is intended that the upstream merger will, through the binding commitment of the parties to the merger agreement, be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. The term surviving entity is sometimes used in this proxy statement/prospectus to refer to Merger Sub II as the surviving entity following the upstream merger.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully in its entirety because it is the legal agreement that governs the transaction.

Merger Consideration (page 78)

Under the merger agreement, each share of ICT common stock held by an ICT shareholder will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock.

If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

The table below provides examples of the consideration that will be paid to each ICT shareholder, assuming the average price of the Sykes common stock is as indicated.

	Pro Rata Values Reflecting Cash and Stock Consideration
Sykes			Number of Sykes	Implied Stock	Cash	Average
Average			Shares to be	Consideration	Consideration	Implied
Closing	Exchange		issued per	Value per	Value per	Value per
Price(1)	Ratio(2)		ICT Share	ICT Share	ICT Share	ICT Share

$26.00	0.6846	x	0.3423	$8.8998	$7.69	$16.5898
$25.00	0.6846	x	0.3423	$8.5575	$7.69	$16.2475
$24.00	0.6846	x	0.3423	$8.2152	$7.69	$15.9052
$23.00	0.6846	x	0.3423	$7.8729	$7.69	$15.5629
$22.4652 (3)	0.6846	x	0.3423	$7.6898	$7.69	$15.3798
$22.00	0.6991	x	0.3495	$7.69	$7.69	$15.38
$21.00	0.7324	x	0.3662	$7.69	$7.69	$15.38
$20.00	0.769	x	0.3845	$7.69	$7.69	$15.38
$19.3306 (4)	0.7956	x	0.3978	$7.6897	$7.69	$15.3797
$19.00	0.7956	x	0.3978	$7.5582	$7.69	$15.2482
$18.00	0.7956	x	0.3978	$7.1604	$7.69	$14.8504
$17.00	0.7956	x	0.3978	$6.7626	$7.69	$14.4526
$16.00	0.7956	x	0.3978	$6.3648	$7.69	$14.0548

(1)	Determined by taking the average of the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger (the “measurement value”).

(2)	Within the collar, this amount is determined by dividing $15.38 by the measurement value.

(3)	No further adjustment will be made to the exchange ratio above the $22.4652 per share threshold.

(4)	No further adjustment will be made to the exchange ratio below the $19.3306 per share threshold.

Based on the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on [          ], 2009 ($[     ] per share) and the number of outstanding shares of ICT common stock on that date, Sykes estimates that the cash portion of the aggregate merger consideration will be approximately $[     ] million and that the number of shares of Sykes common stock to be issued as the stock portion of the merger consideration will be approximately [          ] million shares with a value of $[     ] million (based on such volume weighted average price). The actual amount of the cash merger consideration will be dependent upon the number of shares of ICT common stock outstanding at the time the merger becomes effective and the actual number of shares and value of Sykes common stock to be issued will be dependent upon the market price of Sykes stock prior to the effective time of the merger, as described above.

Treatment of ICT Stock Options and Restricted Stock Units (page 79)

Each outstanding ICT stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price is equal to or greater than $15.38, then the stock option will be canceled without any payment to the stock option holder. Based on the number of outstanding stock options on [          ], 2009, Sykes estimates that holders of outstanding stock options will receive approximately $[     ] million, based upon an estimated average weighted exercise price of $[     ].

Also at the effective time of the merger, each outstanding RSU will become fully vested and then will be canceled and the holder of such vested awards will be entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise be convertible. Based on the number of outstanding RSUs on [          ], 2009, Sykes estimates that holders of outstanding RSUs will receive approximately $[     ] million.

These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Recommendation of the ICT Board of Directors (page 90)

The ICT board of directors believes that the merger agreement and the merger are advisable and are fair to, and in the best interests of, ICT and its shareholders and has approved the merger and the merger agreement. The ICT board of directors recommends that ICT shareholders vote “FOR” adoption of the merger agreement.

For the factors considered by the ICT board of directors in reaching its decision to approve the merger agreement, see “Proposal 1: The Merger — ICT’s Reasons for the Merger; Recommendation of the ICT Board of Directors” beginning on page 48.

Opinion of ICT’s Financial Advisor (page 51)

On October 5, 2009, Greenhill & Co., LLC (“Greenhill”), rendered its oral opinion, which was subsequently confirmed in writing, to the ICT board of directors that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by the holders of ICT common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Greenhill, dated as of October 5, 2009, setting forth, among other things, the assumptions made, procedures followed, matters considered and the limitations on the opinion and review undertaken in connection with rendering the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Greenhill’s opinion was for the information of the ICT board of directors and was rendered to the ICT board of directors in connection with its consideration of the merger. The opinion was not intended to be and does not constitute a recommendation to the ICT board of directors as to whether it should approve the merger or adopt the merger agreement, nor does it constitute a recommendation as to whether the holders of ICT common stock should adopt the merger agreement at any meeting of shareholders convened in connection with the merger.

Interests of ICT’s Directors and Executive Officers in the Merger (page 62)

In considering the recommendation of the ICT board of directors with respect to the merger agreement, ICT shareholders should be aware that ICT’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of ICT’s shareholders generally. The ICT board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be adopted.

These interests and arrangements include:

•	vesting of all unvested ICT stock options held by ICT’s directors and employees (including all current executive officers) and the cancellation of these stock options with holders of stock options having a per share exercise price that is less than $15.38 receiving an amount in cash (without interest and less tax withholding) equal to (i) the excess of (1) $15.38 over (2) the per share option exercise price, multiplied by (ii) the total number of shares of ICT common stock underlying all such options, but stock options having a per share exercise price that is greater than or equal to $15.38 being canceled without consideration;

•	vesting of all unvested RSUs held by ICT’s directors and employees (including all current executive officers), and the cancellation of all vested RSUs in exchange for an amount in cash (without interest and less tax withholding) equal to $15.38 for each share of ICT common stock into which such RSU would otherwise be convertible;

•	change-in-control severance agreements with ICT’s current executive officers;

•	long term incentive plan awards for ICT’s current executive officers; and

•	rights to indemnification and directors’ and officers’ liability insurance.

Regulatory Approvals Required for the Merger (page 71)

Sykes and ICT have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or notices pursuant to, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, referred to in this proxy statement/prospectus as the HSR Act.

Expected Timing of the Merger

ICT and Sykes currently expect to complete the merger at the beginning of the first quarter of 2010, subject to receipt of ICT shareholder approval and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Description of Debt Financing (page 100)

Sykes intends to finance the merger, the costs and expenses related to the merger and the ongoing working capital of Sykes and its subsidiaries with two $75 million term loans. One $75 million term loan will be part of a $150 million senior credit facility, which also will include a $75 million revolving facility. Pursuant to a commitment letter dated October 2, 2009, Sykes’ existing senior lender, KeyBank National Association (“Key”), has, subject to certain conditions, agreed to serve as lead arranger, sole book runner and administrative agent with respect to the $150 million facility and has committed to provide up to $90 million of the principal amount of the $150 million facility ($75 million of the term loan and $15 million of the revolving facility). Key intends to arrange a syndicate of lenders to provide the balance of the $150 million facility. The commitment letter will expire on January 31, 2010, if the merger has not been consummated. The $150 million facility will replace Sykes’ existing senior revolving credit facility provided by Key, the balance of which was $0 as of December 17, 2009.

On December 11, 2009, Key provided a $75 million short-term loan to a wholly-owned subsidiary of Sykes.

The final terms of the $150 million facility are subject to negotiation and to customary closing conditions. Sykes may not be able to successfully close the loan, and Key may not be able to fully syndicate the $150 million facility, in which event Sykes may need to seek alternative or additional financing or fund the merger using its and its subsidiaries’ cash and cash equivalents, which may increase the expense of the merger. The merger is not contingent on the closing of the $150 million facility.

Material U.S. Federal Income Tax Consequences of the Transaction (page 72)

Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into ICT, with ICT continuing as the interim surviving corporation, which activity is referred to in this proxy statement/prospectus as the merger. Immediately following the effectiveness of the merger, the interim surviving corporation will be merged with and into Merger Sub II, with Merger Sub II surviving and continuing as a wholly-owned subsidiary of Sykes, which activity is referred to in this proxy statement/prospectus as the upstream merger. Throughout this proxy statement/prospectus, the merger and the upstream merger are referred to collectively as the mergers or the transaction. It is intended that the upstream merger will, through the binding commitment of the parties to the merger agreement, be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. The term surviving entity is sometimes used in this proxy statement/prospectus to refer to Merger Sub II as the surviving entity following the upstream merger.

Sykes and ICT expect that the transaction will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, and it is a condition to the obligations of each of Sykes and ICT to complete the transaction that each receives an opinion from its legal counsel to that effect. If the transaction qualifies as a “reorganization”, an ICT shareholder will recognize gain, if any, but not loss, on the shareholder’s shares of ICT common stock, although any recognized gain would not exceed the amount of cash received in the merger. Tax matters are very complicated. The tax consequences of the transaction to you will depend on your own situation. You are urged to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the transaction to you.

Dissenters’ Rights (page 75)

Under Pennsylvania law, the holders of ICT common stock are not entitled to dissenters’ rights with respect to the merger. Therefore, although holders of ICT common stock may vote against the adoption of the merger agreement, they will not have the right under Pennsylvania law to demand payment of the “fair value” of their shares from ICT. A holder of ICT common stock who receives shares of Sykes common stock in the merger and who does not wish to be a Sykes shareholder may elect to sell his or her shares at any time in the public market at the value set by the market.

Listing of Sykes Stock and Deregistration of ICT Stock (page 75)

Application will be made by Sykes to have the shares of Sykes common stock to be issued in the merger approved for listing on the NASDAQ stock market, where Sykes common stock currently is traded. If the merger is consummated, ICT common stock will no longer be listed on the NASDAQ stock market, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

No Solicitation by ICT (page 88)

Subject to certain exceptions, ICT has agreed not to initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any third party relating to an acquisition of ICT, or enter into an agreement relating to an acquisition proposal by a third party. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances and prior to the adoption by the ICT shareholders of the merger agreement, in response to an unsolicited acquisition proposal or inquiry from a third party who, in the good faith judgment of the ICT board of directors, is credible and reasonably capable of making a proposal that is superior to the merger, ICT may furnish information regarding ICT to, and participate in discussions and negotiations with, such third party.

Conditions to Complete the Merger (page 94)

The obligations of each of Sykes, Merger Sub and ICT to complete the merger are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	adoption of the merger agreement by ICT’s shareholders;

•	absence of any statute, law, ordinance, rule, regulation, judgment, order, injunction (whether temporary, preliminary or permanent), decision, opinion or decree issued by a court or other governmental entity that makes the merger illegal or prohibits the consummation of the merger;

•	the applicable waiting period (and any extension thereof) under the HSR Act having expired or been terminated and antitrust approvals in any other jurisdictions, if necessary, have been obtained;

•	approval for the listing on the NASDAQ stock market of the Sykes common stock to be issued to the ICT shareholders in the merger, subject to official notice of issuance;

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC, and the absence of an effective stop order suspending effectiveness of the Form S-4 or proceedings pending before the SEC for that purpose;

•	the representations and warranties of the other party being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger;

•	the other party having performed or complied with, in all material respects, all of its material agreements and covenants under the merger agreement at or prior to the consummation of the merger; and

•	each of ICT and Sykes having received opinions of legal counsel to the effect that the transaction will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which will require that, among other things, Sykes common stock constitute at least 40% of the total consideration paid or payable to ICT shareholders in exchange for their ICT common stock. See “Proposal 1: The Merger — Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 72.

Sykes and ICT cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Closing (page 78)

Under the terms of the merger agreement, the closing of the merger will occur as soon as possible, but no later than two business days, following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to fulfillment or waiver of those conditions).

Termination of the Merger Agreement (page 96)

Sykes and ICT may mutually agree to terminate the merger agreement before completing the merger, even after ICT shareholder approval, as long as the termination is approved by each of the Sykes board of directors and the ICT board of directors.

In addition, either of Sykes or ICT may terminate the merger agreement if:

•	the merger has not been consummated by February 28, 2010, unless all conditions have been satisfied other than the condition related to receipt of antitrust regulatory approvals, in which case the date upon which Sykes or ICT may terminate the merger agreement may be extended to a date not later than July 2, 2010 (such date, as it may be extended, being referred to as the termination date);

•	a governmental entity in the United States or European Union has issued a final and non-appealable order, judgment, decision, opinion, decree or ruling or taken any other action permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated by the merger agreement;

•	ICT’s shareholders have failed to adopt the merger agreement; or

•	the other party has breached its respective representations, warranties, covenants or agreements under the merger agreement such that the applicable closing conditions would not be satisfied (and such breach is incapable of being cured prior to the termination date).

Sykes may also terminate the merger agreement if the ICT board of directors changes its recommendation of the merger agreement, or takes certain other actions or fails to take certain other actions in a manner that is inconsistent with its recommendation of the merger agreement.

ICT may also terminate the merger agreement if at any time prior to the adoption of the merger agreement by ICT’s shareholders, the ICT board of directors determines to enter into an agreement with respect to a superior proposal, but only if (i) ICT is not in material breach of its agreement not to solicit alternative proposals and (ii) concurrently with such termination, ICT pays to Sykes a termination fee of $7.5 million and ICT reimburses Sykes for up to $4.5 million of its actual expenses incurred in connection with the merger.

Termination Fees and Expenses (page 97)

Termination Fees

If the merger agreement is terminated under certain circumstances including, among others, (i) a willful and material breach by ICT of its representations and warranties at the time of signing the merger agreement, (ii) a willful and material breach by ICT of its covenants in the merger agreement, (iii) those involving a third party acquisition proposal, or (iv) a change in the ICT board of directors’ recommendation of the merger agreement to ICT’s shareholders, ICT will be obligated to pay Sykes a termination fee of $7.5 million (and, in addition, reimburse Sykes for up to $4.5 million of Sykes’ actual expenses incurred in connection with the merger). In addition, if the ICT shareholders fail to approve the merger agreement at the special meeting, ICT will be obligated to reimburse Sykes for up to $4.5 million of Sykes’ actual expenses incurred in connection with merger.

Other Fees and Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, with the exception of filing fees and local counsel fees related to any antitrust filings for which Sykes will be solely responsible. Sykes and ICT have agreed to share equally all costs and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to printing and filing and, as applicable, mailing this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part, and any amendments or supplements thereto, and all SEC and other regulatory filing fees incurred in connection with the those documents.

Specific Performance (page 98)

Each party is entitled to seek an injunction or injunctions to prevent a breach of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the courts of the Commonwealth of Pennsylvania located in Allegheny County, Pennsylvania or if, under applicable law exclusive jurisdiction over such matter is vested in the federal courts, in the United States District Court for the Western District of Pennsylvania. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Comparative Per Share Market Price and Dividend Information (page 13)

Sykes common stock is listed on the NASDAQ stock market under the symbol “SYKE.” ICT common stock is listed on the NASDAQ stock market under the symbol “ICTG.” The table below shows the closing sale prices of Sykes common stock and ICT common stock as reported on the NASDAQ stock market on October 5, 2009, the last trading day before the merger agreement was announced, and on [ • ] , 2009, the last full trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of ICT common stock calculated as described below.

Under the merger agreement, each share of ICT common stock held by an ICT shareholder will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of

Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

However, for purposes of this table only, the implied value of the merger consideration was calculated by adding (a) the cash portion of the merger consideration, or $7.69 and (b) the estimated value of the Sykes common stock that would be issued as merger consideration based on the closing price of Sykes common stock on the specified date.

Implied per Share
	Sykes	ICT	Value of Merger
	Common Stock	Common Stock	Consideration

At October 5, 2009	$20.15	$10.55	$15.38
At [ • ], 2009	$ [ • ]	$ [ • ]	$ [ • ]

The market prices of Sykes common stock and ICT common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Sykes common stock before or after the effective time of the merger or ICT common stock before the effective time of the merger.

Neither Sykes nor ICT currently pays dividends on its common stock. Under the terms of the merger agreement, neither Sykes nor ICT may declare, set aside or pay any dividends with respect to their capital stock prior to the effective date of the merger or the termination of the merger agreement.

Rights of ICT Shareholders Will Change as a Result of the Merger (page 104)

ICT shareholders receiving merger consideration will have different rights once they become Sykes shareholders due to differences between the governing documents of Sykes and ICT and differences in the laws of their jurisdictions of incorporation. These differences are described in detail under “Comparison of Rights of Sykes Shareholders and ICT Shareholders.”

ICT Special Meeting (page 36)

The meeting will be held at ICT’s corporate headquarters located at 100 Brandywine Boulevard, Newtown, PA 18940 on [ • ], 2009 at [ • ] a.m., Eastern Time. At the meeting, ICT shareholders will be asked to vote on the adoption of the merger agreement.

Record Date.  Only holders of record at the close of business on November 23, 2009 will be entitled to vote at the meeting. As of the close of business on the record date of November 23, 2009, there were 16,311,903 shares of ICT common stock outstanding and entitled to vote at the meeting. Each holder of ICT common stock is entitled to one vote for each share of common stock owned as of the record date.

Required Vote.  Adoption of the merger agreement requires the affirmative vote of a majority of votes cast by the holders of the ICT common stock represented at the special meeting, in person or by proxy. Because approval is based on the affirmative vote of a majority of the votes cast, an ICT shareholder’s failure to vote or an abstention will have no effect on the vote.

As of the close of business on the record date, directors and executive officers of ICT and their affiliates had the right to vote 6,804,795 shares of ICT common stock, or approximately 42% of the voting power of the outstanding ICT common stock. John J. Brennan, who serves as an ICT Director and Chairman, President and Chief Executive Officer of ICT, Donald P. Brennan, who serves as an ICT Director and Vice Chairman, and certain affiliated shareholders, have entered into a voting agreement with Sykes under which they have agreed to vote in favor of the adoption of the merger agreement with respect to 6,329,289 shares of ICT common stock over which they hold voting control, or approximately 39% of the outstanding shares of ICT common stock as of the close of business on the record date. See “Voting Agreement” beginning on page 98.

No Sykes Shareholder Approval

Sykes shareholders are not required to adopt the merger agreement or approve the merger or the issuance of shares of Sykes common stock as part of the merger consideration.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of Sykes and ICT and unaudited pro forma combined per share information after giving effect to the merger between Sykes and ICT, under the acquisition method of accounting, assuming that $7.69 in cash and 0.3423 of a share of Sykes common stock had been issued in exchange for each outstanding share of ICT common stock. The 0.3423 of a Sykes share for each ICT share assumes a measurement value in excess of $22.4652. The pro forma shares to be issued assumes the issuance of 5,601,511 Sykes common shares, which is calculated by multiplying 0.3423 by 16,364,333, being the number of shares of ICT common stock outstanding on December 11, 2009. The ultimate number of shares to be issued will depend on the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger and the number of shares of ICT common stock outstanding at the effective time of the merger. The acquisition method of accounting is based on Accounting Standards Codification, or ASC, Topic 805, Business Combinations, or ASC 805, which Sykes adopted on January 1, 2009, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which Sykes also adopted on January 1, 2009. The pro forma adjustments reflect the assets and liabilities of ICT at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

In accordance with the requirements of the SEC, the unaudited pro forma combined and unaudited pro forma ICT per share equivalent information gives effect to the merger as if the merger had been effective on January 1, 2008 in the case of income per share data, and September 30, 2009 in the case of book value per share data. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Sykes and ICT and related notes that have been filed with the SEC, certain of which are incorporated in this proxy statement/prospectus by reference. See “Selected Consolidated Historical Financial Data of Sykes” beginning on page 15, “Selected Consolidated Historical Financial Data of ICT” beginning on page 17 and “Where You Can Find More Information” beginning on page 118. The unaudited Sykes pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “Sykes and ICT Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 18. The historical per share information of Sykes and ICT below is derived from audited financial statements as of and for the year ended December 31, 2008 and the unaudited financial statements as of and for the nine months ended September 30, 2009. The unaudited pro forma ICT per share equivalents are calculated by multiplying the unaudited Sykes pro forma combined per share amounts by the exchange ratio of 0.6846, divided by two, or 0.3423, and do not take into account the cash portion of the merger consideration.

The unaudited pro forma combined per share information below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	As of and for the	As of and for the
	Nine Months Ended	Twelve Months Ended
Comparative per Share Data	September 30, 2009	December 31, 2008

Sykes — Historical
Historical per common share:
Earnings per share (basic)	$1.18	$1.49
Earnings per share (diluted)	1.17	1.48
Book value per share(1)	10.85	9.31
Unaudited Pro Forma Combined
Unaudited pro forma per common share:(2)
Earnings per share (basic)	0.87	0.60
Earnings per share (diluted)	0.87	0.60
Book value per share(1)	12.40	n/a(4)
ICT — Historical
Historical per common share:
Earnings (loss) per share (basic)	0.09	(1.47)
Earnings (loss) per share (diluted)	0.09	(1.47)
Book value per share(1)	7.96	7.50
Unaudited Pro Forma ICT Equivalents
Unaudited pro forma per equivalent ICT share(3):
Earnings per share (basic)	0.30	0.21
Earnings per share (diluted)	0.30	0.21
Book value per share	4.24	n/a(4)

(1)	The book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock issued and outstanding at the end of the period.

(2)	The pro forma combined shares outstanding assumes the issuance of 5,601,511 shares of Sykes common stock outstanding for the entire period, which is calculated by multiplying 0.3423 by 16,364,333, being the number of shares of ICT common stock outstanding as of December 11, 2009.

(3)	The ICT equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.6846, divided by two, or 0.3423, the exchange ratio that would apply in calculating the number of shares of Sykes common stock that would be exchanged for each share of ICT common stock in the merger assuming a Sykes common share price above $22.4652.

(4)	For the pro forma balance sheet presentation, it was assumed that the merger was completed on September 30, 2009 and, therefore, the pro forma book values for the twelve months ended December 31, 2008 are not presented.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Sykes common stock and ICT common stock are listed on the NASDAQ stock market. The following table sets forth the high and low closing prices of shares of Sykes common stock and ICT common stock as reported on the NASDAQ stock market. Neither Sykes nor ICT paid any cash dividends during the periods indicated.

	Sykes Common Stock		ICT Common Stock
	High	Low	High	Low

2009
Third Quarter	$21.99	$17.94	$12.03	$7.99
Second Quarter	19.87	16.02	9.65	5.30
First Quarter	19.69	13.74	7.04	3.60
2008
Fourth Quarter	$22.20	$12.34	$7.92	$2.82
Third Quarter	22.02	16.88	9.98	7.13
Second Quarter	22.55	16.26	11.51	8.20
First Quarter	18.27	15.41	12.26	8.01
2007
Fourth Quarter	$20.85	$16.31	$15.16	$9.88
Third Quarter	19.46	14.96	18.77	13.31
Second Quarter	20.80	17.85	22.85	18.00
First Quarter	19.99	14.48	31.81	17.50

On October 5, 2009, the last trading day before the merger agreement was announced, the high and low sale prices of shares of Sykes common stock as reported on the NASDAQ stock market were $20.40 and $20.07, respectively. On [ • ] , 2009, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Sykes common stock as reported on the NASDAQ stock market were $ [ • ] and $ [ • ] , respectively.

On October 5, 2009, the last trading day before the merger agreement was announced, the high and low sale prices of shares of ICT common stock as reported on the NASDAQ stock market were $10.70 and $10.41, respectively. On [ • ] , 2009, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of ICT common stock as reported on the NASDAQ stock market were $ [ • ] and $ [ • ] , respectively.

As of [ • ], 2009, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [ • ] registered holders of Sykes common stock and approximately [ • ] registered holders of ICT common stock.

Sykes shareholders and ICT shareholders are advised to obtain current market quotations for Sykes common stock and ICT common stock. The market price of Sykes common stock and ICT common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Sykes common stock before or after the effective time of the merger or ICT common stock before the effective time of the merger.

Dividends

Neither Sykes nor ICT currently pays dividends. Under the terms of the merger agreement, neither Sykes nor ICT may declare, set aside or pay any dividends with respect to their capital stock prior to the effective date of the merger or the termination of the merger agreement.

After completion of the merger, former ICT shareholders who hold the Sykes common stock they received as part of the merger consideration will receive whatever dividends are declared and paid on Sykes common stock following the merger. There can be no assurance that any dividends will be declared or paid by Sykes or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Sykes board of directors.

Until you have provided to the exchange agent your signed letter of transmittal and any other items specified by the letter of transmittal with respect to your shares of ICT common stock, any dividends or other distributions declared after the effective time of the merger with respect to Sykes common stock into which the ICT common stock may have been converted will accrue but will not be paid with respect to your shares. Sykes will pay to former ICT shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their ICT stock certificates.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SYKES

The selected financial data of Sykes for each of the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 are derived from Sykes’ audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 10, 2009 (the “Sykes 2008 10-K”), which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Sykes for each of the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 have been derived from Sykes’ audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected unaudited financial data of Sykes for the nine months ended September 30, 2009 and 2008 are derived from Sykes’ unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, filed with the SEC on November 3, 2009 (the “Sykes 3rd Quarter 10-Q”), which is incorporated by reference into this proxy statement/prospectus. The selected unaudited financial data of Sykes as of September 30, 2008 has been derived from Sykes’ unaudited consolidated financial statements, which have not been incorporated into this proxy statement/prospectus by reference. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of Sykes and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Sykes 2008 10-K, and the unaudited consolidated financial statements of Sykes and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Sykes 3rd Quarter 10-Q.

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Income statement data(1):
Revenues	$625,574	$618,416	$819,190	$710,120	$574,223	$494,918	$466,713
Income from operations (2,4,5,6)	55,246	52,136	65,708	51,180	45,158	26,331	12,597
Net income (2,3,4,5,6,7)	47,900	52,931	60,561	39,859	42,323	23,408	10,814
Weighted Average Shares Outstanding:
Basic	40,662	40,590	40,618	40,387	39,829	39,204	39,607
Diluted	41,011	40,928	40,961	40,699	40,219	39,536	39,722
Net Income Per Share (2,3,4,5,6,7):
Basic	$1.18	$1.30	$1.49	$0.99	$1.06	$0.60	$0.27
Diluted	1.17	1.29	1.48	0.98	1.05	0.59	0.27
Balance Sheet Data (1,8)
Total assets	$602,449	$545,131	$529,542	$505,475	$415,573	$331,185	$312,526
Shareholders equity	451,535	388,486	384,030	365,321	291,473	226,090	210,035

Notes:

(1)	The amounts for the nine months ended September 30, 2009 and September 30, 2008, and 12 months ended December, 2008, 2007 and 2006 include the Argentine acquisition completed on July 3, 2006.

(2)	The amounts for 2009 include a $1.9 million impairment of intangible assets and goodwill related to a Canadian acquisition in 2005.

(3)	The amounts for 2009 include a $2.1 million impairment loss in SHPS.

(4)	The amounts for 2007 include a $1.3 million provision for regulatory penalties related to privacy claims associated with the alleged inappropriate acquisition of personal bank account information in one of our European subsidiaries.

(5)	The amounts for 2006 include a $13.9 million net gain on the sale of facilities and $0.4 million of charges associated with the impairment of long-lived assets.

(6)	The amounts for 2005 include a $1.8 million net gain on the sale of facilities, a $0.3 million reversal of restructuring and other charges and $0.6 million of charges associated with the impairment of long-lived assets.

(7)	The amounts for 2004 include a $7.1 million net gain on the sale of facilities, a $5.4 million net gain on insurance settlement, a $0.1 million reversal of restructuring and other charges and $0.7 million of charges associated with the impairment of long-lived assets.

(8)	Sykes has not declared cash dividends per common share for any of the periods presented.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ICT

The selected financial data of ICT for each of the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 are derived from ICT’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009 (the “ICT 2008 10-K”), which is incorporated by reference into this proxy statement/prospectus. The selected financial data of ICT for each of the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 have been derived from ICT’s audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected unaudited financial data of ICT for the nine months ended September 30, 2009 and 2008 are derived from ICT’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, filed with the SEC on November 6, 2009 (the “ICT 3rd Quarter 10-Q”), which is incorporated by reference into this proxy statement/prospectus. The selected unaudited financial data of ICT as of September 30, 2008 has been derived from ICT’s unaudited consolidated financial statements, which have not been incorporated into this proxy statement/prospectus by reference. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of ICT and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the ICT 2008 10-K, and the unaudited consolidated financial statements of ICT and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the ICT 3rd Quarter 10-Q.

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share amounts)

Statement of operations data:
Revenue	$296,968	$326,565	$428,177	$453,621	$447,912	$401,334	$325,529

Operating expenses:
Cost of services	175,968	202,868	264,975	287,267	273,618	244,572	194,365
Selling, general and administrative	117,403	125,148	165,281	164,701	155,435	141,601	123,559
Restructuring charges	1,234	2,334	8,700	7,664	—	—	—
Asset impairment	583	—	2,325	—	—	—	—
Goodwill impairment	—	—	12,187	—	—	—	—
Litigation costs (recoveries)	—	—	—	1,042	—	(3,611)	10,338

	295,188	330,350	453,468	460,674	429,053	382,562	328,262

Operating income (loss)	1,780	(3,785)	(25,291)	(7,053)	18,859	18,772	(2,733)
Interest expense (income), net	67	(237)	(128)	(627)	160	2,464	1,594

Income (loss) before income taxes	1,713	(3,548)	(25,163)	(6,426)	18,699	16,308	(4,327)
Income tax provision (benefit)	242	(1,634)	(1,878)	5,383	1,888	4,133	(1,634)

Net income (loss)	$1,471	$(1,914)	$(23,285)	$(11,809)	$16,811	$12,175	$(2,693)

Diluted earnings (loss) per share	$0.09	$(0.12)	$(1.47)	$(0.75)	$1.11	$0.94	$(0.21)

Shares used in computing diluted earnings (loss) per share	16,072	15,866	15,850	15,773	15,164	12,964	12,571

Balance sheet data:
Cash and cash equivalents	$48,677	$31,682	$31,283	$30,244	$32,367	$10,428	$11,419
Working capital	77,438	69,001	61,382	79,591	79,523	56,881	48,739
Total assets	193,560	214,458	177,561	225,600	215,666	172,759	160,576
Long-term debt, less current maturities	—	—	—	—	—	35,000	39,000
Shareholders equity	127,918	147,301	119,501	167,189	161,145	81,012	68,948

SYKES AND ICT

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet and statements of operations are presented to give effect to the proposed transaction. The pro forma information was prepared based on the historical financial statements and related notes of Sykes and ICT after giving effect to the merger using the acquisition method of accounting. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

•	Sykes’ historical consolidated financial statements and related notes included in the Sykes 2008 10-K and the Sykes 3rd Quarter 10-Q, and

•	ICT’s historical consolidated financial statements and related notes included in the ICT 2008 10-K and the ICT 3rd Quarter 10-Q.

The unaudited pro forma condensed combined balance sheet is presented as if the transaction occurred on September 30, 2009. The unaudited pro forma condensed combined statements of operations combine the results of operations of Sykes and ICT for the year ended December 31, 2008 and the nine months ended September 30, 2009, and are presented as if the transaction occurred on January 1, 2008. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Sykes and ICT been a combined company during the respective periods presented. Certain reclassification adjustments have been made in the presentation of ICT’s historical amounts to conform to Sykes’ presentation.

The unaudited pro forma condensed combined financial information does not reflect any cost savings or operating synergies that the combined company may achieve as a result of the merger or the costs to integrate the operations of ICT with Sykes.

Sykes Enterprises, Incorporated

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2009

			Pro Forma
	Historical		Adjustments		Combined Pro
	Sykes	ICT	(Note 5)		Forma
		(In thousands)

Assets
Current assets:
Cash and cash equivalents	$270,638	$48,677	$(7,455	)(a)	$311,860
Receivables, net	178,985	74,595	—		253,580
Prepaid expenses	10,375	4,649	—		15,024
Other current assets	12,094	6,754	2,537	(b)	21,385

Total current assets	472,092	134,675	(4,918)		601,849
Property and equipment, net	80,680	49,018	30,000	(c)	159,698
Goodwill	21,120	—	74,214	(d)	95,334
Intangibles, net	2,308	377	66,823	(e)	69,508
Deferred charges and other assets	26,249	9,490	2,360	(b)	38,099

	$602,449	$193,560	$168,479		$964,488

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,105	$13,445	$—		$33,550
Accrued employee compensation and benefits	55,944	21,303	—		77,247
Short term financing	—	—	100,000	(f)	100,000
Income taxes payable	4,049	809	—		4,858
Deferred revenue	33,064	6,078	—		39,142
Other accrued expenses and current liabilities	16,295	15,602	(1,504	)(g)	30,393

Total current liabilities	129,457	57,237	98,496		285,190
Term loan	—	—	50,000	(f)	50,000
Deferred grants	11,539	—	—		11,539
Long-term income tax liabilities	5,104	3,975	—		9,079
Other long-term liabilities	4,814	4,430	13,806	(h)	23,050

Total liabilities	150,914	65,642	162,302		378,858
Shareholders’ equity:
Total shareholders’ equity	451,535	127,918	6,177	(i)(k)	585,630

	$602,449	$193,560	$168,479		$964,488

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Sykes Enterprises, Incorporated

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2008

			Pro Forma
	Historical		Adjustments		Combined Pro
	Sykes	ICT	(Note 5)		Forma
	(In thousands, except per share amounts)

Revenues	$819,190	$428,177	$—		$1,247,367

Operating expenses:
Direct salaries and related costs	524,133	264,975	—		789,108
General and administrative	229,027	165,281	8,266	(j)	402,574
Loss on disposal of property and equipment, net	322	—	—		322
Goodwill impairment	—	12,187	—		12,187
Asset impairment	—	2,325	—		2,325
Restructuring charges	—	8,700	—		8,700

Total operating expenses	753,482	453,468	8,266		1,215,216

Income (loss) from operations	65,708	(25,291)	(8,266)		32,151

Other income (expense):
Interest income	5,448	535	—		5,983
Interest (expense)	(433)	(407)	(6,232	)(f)	(7,072)
Other income	11,259	—	—		11,259

Total other income (expense)	16,274	128	(6,232)		10,170

Income (loss) before provision for income taxes	81,982	(25,163)	(14,498)		42,321
Provision (benefit) for income taxes	21,421	(1,878)	(4,995	)(h)	14,548

Net income (loss)	$60,561	$(23,285)	$(9,503)		$27,773

Share Data
Weighted average shares outstanding — basic(1)	40,618	15,850			46,220
Weighted average shares outstanding — diluted(1)	40,961	15,850			46,563
Earnings (loss) per share — basic	$1.49	$(1.47)			$0.60
Earnings (loss) per share — diluted	$1.48	$(1.47)			$0.60

(1)	Pro forma weighted average shares outstanding takes into consideration the additional Sykes’ common stock issued in exchange for ICT common stock. See Note 5 (k).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Sykes Enterprises, Incorporated

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2009

			Pro Forma
	Historical		Adjustments		Combined Pro
	Sykes	ICT	(Note 5)		Forma
	(In thousands, except per share amounts)

Revenues	$625,574	$296,968	$—		$922,542

Operating expenses:
Direct salaries and related costs	398,409	175,968	—		574,377
General and administrative	170,011	117,403	6,918	(j)	294,332
Impairment loss on goodwill and intangibles	1,908	—	—		1,908
Asset impairments	—	583	—		583
Restructuring charges	—	1,234	—		1,234

Total operating expenses	570,328	295,188	6,918		872,434

Income (loss) from operations	55,246	1,780	(6,918)		50,108

Other income (expense):
Interest income	1,951	220	—		2,171
Interest (expense)	(490)	(287)	(3,455	)(f)	(4,232)
Impairment (loss) on investment in SHPS	(2,089)	—	—		(2,089)
Other income (expense)	1,214	—	—		1,214

Total other income (expense)	586	(67)	(3,455)		(2,936)

Income (loss) before provision for income taxes	55,832	1,713	(10,373)		47,172
Provision (benefit) for income taxes	7,932	242	( 1 473	)(h)	6,701

Net income (loss)	$47,900	$1,471	$(8,900)		$40,471

Share Data
Weighted average shares outstanding — basic(1)	40,662	16,030			46,264
Weighted average shares outstanding — diluted(1)	41,011	16,072			46,613
Earnings per share — basic	$1.18	$0.09			$0.87
Earnings per share — diluted	$1.17	$0.09			$0.87

(1)	Pro forma weighted average shares outstanding takes into consideration the additional Sykes’ common stock issued in exchange for ICT common stock. See Note 5 (k).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Merger

On October 5, 2009, Sykes, SH Merger Subsidiary I, Inc., a direct wholly-owned subsidiary of Sykes, SH Merger Subsidiary II, LLC, a direct wholly-owned subsidiary of Sykes, and ICT entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into ICT, with ICT continuing as the interim surviving corporation, which activity we refer to as the merger. Immediately following the effectiveness of the merger, the interim surviving corporation will be merged with and into Merger Sub II, with Merger Sub II surviving and continuing as a wholly-owned subsidiary of Sykes, which activity we refer to as the upstream merger. The merger and the upstream merger, together, are referred to herein as the mergers or the transaction. Under the merger agreement, each share of ICT common stock held by an ICT shareholder will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

Each outstanding ICT stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price is equal to or greater than $15.38, then the stock option will be canceled without any payment to the stock option holder.

Also at the effective time of the merger, each outstanding RSU will become fully vested and then will be canceled and the holder of such vested awards will be entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise be convertible.

These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Sykes intends to finance the merger, the costs and expenses related to the merger and the ongoing working capital of Sykes and its subsidiaries with two $75 million term loans. One $75 million term loan will be part of a $150 million senior credit facility, which also will include a $75 million revolving facility. Pursuant to a commitment letter dated October 2, 2009, Sykes’ existing senior lender, KeyBank National Association (“Key”), has, subject to certain conditions, agreed to serve as lead arranger, sole book runner and administrative agent with respect to the $150 million facility and has committed to provide up to $90 million of the principal amount of the $150 million facility ($75 million of the term loan and $15 million of the revolving facility). Key intends to arrange a syndicate of lenders to provide the balance of the $150 million facility. The commitment letter will expire on January 31, 2010, if the merger has not been consummated.

The $150 million facility will replace Sykes’ existing senior revolving credit facility provided by Key, the balance of which was $0 as of December 17, 2009.

On December 11, 2009, Key provided a $75 million short-term loan to a wholly-owned subsidiary of Sykes.

The final terms of the $150 million facility are subject to negotiation and to customary closing conditions. Sykes may not be able to successfully close the loan, and Key may not be able to fully syndicate the $150 million facility, in which event Sykes may need to seek alternative or additional financing or fund the merger using its and its subsidiaries’ cash and cash equivalents, which may increase the expense of the merger. The merger is not contingent on the closing of the $150 million facility.

The merger is subject to ICT shareholder approval and other usual and customary closing conditions. The merger is currently expected to be completed at the beginning of the first quarter of 2010, subject to receipt of ICT shareholder approval and other usual and customary closing conditions.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations, or ASC 805, and was based on the historical financial statements of Sykes and ICT. In merger transactions in which the consideration is not in the form of cash, measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired whichever is more clearly evident and, thus, more reliably measurable. The acquisition method of accounting is based on ASC 805, which Sykes adopted on January 1, 2009 and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which Sykes also adopted on January 1, 2009.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their acquisition date fair values and that the fair value of intangibles are recognized regardless of their intended use. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price. This particular requirement may result in the equity consideration being valued differently from the amount reflected in these unaudited pro forma condensed combined financial statements. See Note 3 for the estimate of consideration expected to be transferred.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by market participants. Accordingly, Sykes may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Sykes’s intended use of such assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration to be transferred to effect the merger:

	Conversion	Estimated Fair	Form of
	Calculation	Value	Consideration
	(In thousands, except per share amounts)

Number of ICT common shares outstanding as of the merger date	16,364
Multiplied by cash consideration per common share outstanding	$7.69	$125,839	Cash

Number of ICT common shares outstanding as of the merger date	16,364
Assumed value of Sykes’ common shares to be issued(1)	$8.86	$145,023	Sykes common stock

Number of ICT restricted stock units outstanding as of the merger date(2)	925
Multiplied by cash consideration per restricted stock unit	$15.38	$14,227	Cash

Number of ICT stock options outstanding as of the merger date(3)	18
Multipled by cash consideration per stock option	$3.40	$60	Cash

Estimate of consideration expected to be transferred		$285,149

(1)	In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be the closing market price of Sykes’ common stock on the effective date of the merger. For purposes of determining the consideration transferred within these pro forma financial statements, the Sykes’ common share price on December 11, 2009 of $25.89 was used in the calculation. As the Sykes share price used in these pro forma financial statements is greater than $22.4652, the upper limit of the collar mechanism, the estimated number of shares of Sykes common stock to be issued on the merger date was calculated by multiplying the estimated number of shares of ICT common stock outstanding as of the merger date by 0.3423. The assumed value of Sykes’ common stock is calculated as the stock consideration transferred divided by the anticipated number of ICT common shares outstanding as of the merger date. If Sykes’ stock price on the closing date of the acquisition has increased or decreased by 10% from the assumed $25.89 share price, the consideration transferred would change by $14.5 million.

(2)	All restricted stock units will become fully vested and then will be cancelled and the holder of such vested awards will be entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise be convertible.

(3)	All outstanding ICT stock options, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price is equal to or greater than $15.38, then the stock option will be canceled without any payment to the stock option holder. For these pro forma financial statements a weighted average exercise price of $11.98 has been used for all options with an exercise price below $15.38. The estimated number of ICT stock options outstanding as of the merger date in the chart above excludes all outstanding options with an exercise price equal to or greater than $15.38.

4.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Sykes as a result of the merger as of September 30, 2009:

(In thousands)

Assets
Current assets(i)	$134,675
Property and equipment(ii)	79,018
Identifiable intangible assets(iii)	67,200
Goodwill(iv)	74,214
Other assets	9,490

Total assets	$364,597

Liabilities
Current liabilities(v)	$(57,237)
Long-term income tax liabilities	(3,975)
Other long-term liabilities(vi)	(18,236)

Total liabilities	(79,448)

Estimate of consideration to be transferred	$285,149

(i)	Current assets include $48.7 million of cash, $74.6 million of accounts receivable, $4.6 million of prepaid expenses, $6.8 million of other assets.

(ii)	Property and equipment is predominately comprised of computer hardware, software, leasehold improvements, and furniture and fixtures.

(iii)	Identifiable intangibles include customer relationships, trade names, and software. The largest identifiable intangible asset recognized as part of the merger is customer relationships with an estimated fair value of $64.0 million.

(iv)	Goodwill represents the excess of the preliminary purchase price over the estimated value of assets acquired and liabilities assumed.

(v)	Current liabilities include $13.4 million of accounts payable and $21.3 million of accrued employee compensation and benefits, $6.1 million of deferred revenue, $0.8 million of income tax payable, and $15.6 million of other accrued expenses and current liabilities.

(vi)	Other long-term liabilities include $13.8 million of deferred tax liabilities.

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation pro forma adjustments will remain preliminary until Sykes’ management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the value of the Sykes share price at the close of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

5.	Pro Forma Adjustments and Assumptions

Adjustments included in the “Pro Forma Adjustments” column represent the following:

(In thousands)

(a) Cash component of the estimated consideration transferred	$(140,126)
Estimated transaction costs of Sykes and ICT remaining to be paid	(12,316)
Estimated deferred financing costs related to fund the acquisition	(5,013)
Financing proceeds used to partially fund the acquisition	150,000

Net pro forma cash adjustment	$(7,455)

(b) Reflects the pro forma impact of estimated new deferred financing costs and the partial write-off of historical deferred financing costs.

	Current	Non-Current	Total
	(In thousands)

Deferred financing costs	$2,537	$2,360	$4,897

(c) Reflects the pro forma impact of the preliminary fair value adjustment to property and equipment of $30.0 million. The estimated useful life of the acquired property and equipment is three years.

(d) Reflects the pro forma impact of $74.2 million of excess preliminary purchase price over the acquired assets and liabilities assumed.

(e) Reflects the pro forma impact of the identified intangible assets of ICT which have been allocated to customer relationships, trade names, and software.

	Estimated Fair Market	Estimated Useful
	Value	Life
	(In thousands, other than useful life estimate)

Customer relationships	$64,000	9 years
Trade names	2,400	3 years
Software	800	5 years
Elimination of ICT’s historical intangibles	(377)	n/a

Total	$66,823

(f) In connection with the acquisition of ICT, on December 11, 2009, a subsidiary of Sykes borrowed $75 million from KeyBank National Association under a short-term note due March 31, 2010, and Sykes anticipates entering into a new financing arrangement with KeyBank which is expected to include a $75 million term loan due December 31, 2012 and a three year $75 million revolving credit arrangement. See Note 1 above. The short-term loan has an interest rate of LIBOR plus 3.5%. For purposes of preparing these pro forma financial statements, it is anticipated that the term loan under the $150 million facility will have an interest rate of LIBOR plus 3.5%. For purposes of these pro forma financial statements, there has been no pro forma adjustment for borrowings on the revolver as no funds are anticipated to be drawn upon for the merger. The interest rate used for the pro forma interest expense adjustment was 3.77%, which represents the actual interest rate for the short term loan and the estimated interest rate on the term loan under the $150 million facility as of December 11, 2009.

	Loan Amount	Current	Non-Current
	(In thousands)

Short term financing	$75,000	$75,000	$—
Term loan	75,000	25,000	50,000

	$150,000	$100,000	$50,000

The pro forma adjustment for interest expense includes interest expense associated with the borrowings and amortization of the estimated deferred financing costs.

	Interest Expense and Amortization
	For the 12 Months	For the 9 Months
	Ended	Ended
	December 31, 2008	September 30, 2009
	(In thousands)

Borrowing	$3,652	$2,120
Deferred Financing Costs	2,580	1,335

Pro Forma Adjustment	$6,232	$3,455

There is no requirement that Sykes receive such funding in order to consummate the merger. In the event that Sykes is not able to obtain such funding, it will fund the cash portion of the merger consideration using its existing cash and cash equivalents. The use of existing cash and cash equivalents would likely include the repatriation of funds to the United States, which could result in an estimated tax payment of $20 million to $55 million depending on the ability to utilize various foreign tax credits.

(g) Reflects the reversal of accrued transaction costs that were reflected within the companies’ historical September 30, 2009 balance sheets. For purposes of these pro forma financial statements, all incurred and estimated remaining transaction costs were treated as reductions in cash and cash equivalents.

(h) Reflects an estimate of the tax impacts of the acquisition on the balance sheet and income statement, primarily related to the additional expenses associated with incremental debt to finance the transaction and estimated fair value adjustments for fixed assets and intangibles. The estimated blended rate is based on the historical blended effective tax rate for the combined company which is 34.5% and 14.2% for the periods ending December 31, 2008 and September 30, 2009, respectively. Sykes believes that using an estimated blended tax rate is factually supportable in that it is derived from statutory rates and recognizes that Sykes and ICT are multinational corporations with operations in various countries throughout the world. The actual effective tax rate of the combined company could be significantly different (either higher or lower) than the estimated blended tax rate and depends on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income. The preliminary estimate of the deferred tax liability at September 30, 2009 was computed using a rate of 14.2% and could be significantly different (either higher or lower) depending upon several factors, including the allocation of merger consideration by jurisdiction.

(In thousands)

(i) Elimination of ICT’s historical equity	$(127,918)
Issuance of Sykes’ common stock as partial consideration (see Note 3)	145,023
Estimated transaction costs remaining to be incurred	(10,814)
Partial write-off of deferred financing fees	(114)

Net pro forma adjustment	$(6,177)

(j) Reflects the pro forma impact of amortization for the identifiable intangible assets recorded within adjustment (e) and the revised depreciation associated with property and equipment discussed in adjustment (c) and the reversal of transaction costs incurred through September 30, 2009 discussed in adjustment (g).

			For the 12 Months	For the 9 Months
	Estimated Fair	Estimated	Ended	Ended
	Market Value	Useful Life	December 31, 2008	September 30, 2009
	(In thousands, other than useful life estimate)

Intangible assets	$67,200	Various	$8,071	$6,053
Property and equipment	79,018	3 years	26,339	19,755
Reversal of ICT’s historical depreciation and amortization			(26,144)	(17,304)

Pro forma adjustment for depreciation & amortization			8,266	8,504
Reversal of Sykes and ICT transaction costs incurred through September 30, 2009			—	(1,586)

Pro forma adjustment			$8,266	$6,918

(k) Reflects the issuance of Sykes’ common stock as partial consideration.

(In thousands
except share data)

Assumed value of Sykes’ common shares to be issued (see Note 3)	$145,023
Assumed Sykes’ share price (see Note 3)	$25.89

Assumed number of Sykes’ common shares to be issued	5,601,511

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including information included or incorporated by reference herein) includes “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act and/or the United States Private Securities Litigation Reform Act of 1995). There are forward-looking statements throughout this proxy statement/prospectus, including, without limitation, under the headings “Summary,” “Proposal 1: The Merger — ICT’s Reasons for the Merger; Recommendation of the ICT Board of Directors,” “Proposal 1: The Merger — Sykes’ Reasons for the Merger,” “Proposal 1: The Merger — ICT Unaudited Prospective Financial Information,” “Proposal 1: The Merger — Regulatory Approvals Required for the Merger,” and in statements containing words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “contemplate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “would,” “believes,” “predicts,” “potential,” “continue,” and similar expressions which are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Sykes’ and ICT’s expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger and related transactions; approval of the merger and related transactions by ICT’s shareholders; the satisfaction of the closing conditions to the merger; the timing of the completion of the merger and the results of operations, financial condition and capital resources for 2009 for each of Sykes and ICT.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Sykes’ and ICT’s control and difficult to predict. Factors that may cause such differences include, but are not limited to:

•	those discussed and identified in public filings with the SEC made by Sykes or ICT;

•	the possibility that the estimated synergies will not be realized, or will not be realized within the expected time period;

•	general economic conditions;

•	actions taken or conditions imposed by the United States and foreign governments;

•	fluctuations in foreign currency exchange rates;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility that the integration of ICT’s business and operations with those of Sykes may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to ICT’s or Sykes’ existing businesses;

•	adverse outcomes of pending or threatened litigation or government investigations;

•	anticipated dates on which Sykes and ICT will reach specific milestones in the development and implementation of their respective business strategies;

•	the impact of competition in the industries and in the specific markets in which Sykes and ICT, respectively, operate; and

•	the ability to retain and attract qualified management and other personnel.

Other factors include the possibility that the merger does not close, including due to the failure to receive required shareholder or regulatory approvals, or the failure of other closing conditions.

Sykes and ICT caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus, including the Sykes 2008 10-K, which is incorporated by reference into this proxy statement/prospectus; the ICT 2008 10-K, which is incorporated by reference into this proxy statement/prospectus; and each of Sykes’ and ICT’s Quarterly Reports on Form 10-Q filed since its respective Annual Report on Form 10-K, and any amendments thereto, including under Part I, Item IA in each of the Sykes 2008 10-K and ICT 2008 10-K. All subsequent written and oral forward-looking statements concerning Sykes, ICT, ICT’s shareholder meeting, the merger, the related transactions or other matters attributable to Sykes or ICT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. These forward-looking statements speak only as of the date on which the statements were made and Sykes and ICT expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement/prospectus or elsewhere, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the risk factors described below in evaluating whether to adopt the merger agreement.

Because the exchange ratio that will determine the number of shares of Sykes common stock that the ICT shareholders will receive for their shares of ICT common stock will fluctuate based on the market price of Sykes common stock, subject to upper and lower limits, ICT shareholders cannot be sure of the value of the stock portion of the merger consideration they will receive.

Upon the completion of the merger, each of the issued and outstanding shares of ICT common stock will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

Subject to the upper and lower limits on the exchange ratio, the value of the stock portion of the merger consideration will depend on the market price of Sykes common stock during a ten day period prior to the time the merger is completed. The value of the stock portion of the merger consideration is likely to vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to ICT shareholders, the date of the ICT special shareholders meeting and the date the merger is completed and thereafter. The share price of Sykes common stock is subject to the general price fluctuations in the market for publicly-traded equity securities, and the price of Sykes common stock has experienced significant volatility in the past. Neither Sykes nor ICT is permitted to terminate the merger agreement or resolicit the vote of ICT shareholders solely because of changes in the market prices of either Sykes or ICT common stock. There will be no adjustment to the merger consideration for changes in the market price of shares of ICT common stock or, outside of the range of $19.3306 and $22.4652, Sykes common stock. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Sykes’ and ICT’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Sykes’ and ICT’s control. You should obtain current market quotations for shares of Sykes common stock and for shares of ICT common stock.

Sykes may fail to realize all of the anticipated benefits of the merger, which may adversely affect the value of the Sykes common stock that ICT shareholders receive in the merger.

The success of the merger will depend, in part, on Sykes’ ability to realize the anticipated benefits and cost savings from combining the businesses of Sykes and ICT. However, to realize these anticipated benefits and cost savings, Sykes must successfully combine the businesses of Sykes and ICT. If Sykes is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected and the value of Sykes common stock may be adversely affected.

Sykes and ICT have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, result in the disruption of each company’s ongoing businesses or identify inconsistencies in standards, controls, procedures and policies that adversely affect Sykes’ ability to maintain relationships with customers, suppliers, distributors, creditors and lessors, or to achieve the anticipated benefits of the merger.

Specifically, issues that must be addressed in integrating the operations of ICT into Sykes’ operations in order to realize the anticipated benefits of the merger include, among other things:

•	retaining existing customers and attracting new customers;

•	integrating the marketing and promotion activities and information technology systems of Sykes and ICT;

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	identifying and eliminating redundant and underperforming operations and assets;

•	coordinating geographically dispersed organizations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	making any necessary modifications to operating control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Integration efforts between the two companies will also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on Sykes’ business and results of operations, which may affect the value of the shares of Sykes common stock after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost and sales synergies, if achieved at all, may be lower than Sykes expects and may take longer to achieve than anticipated. If Sykes is not able to adequately address these challenges, Sykes may be unable to successfully integrate ICT’s operations into its own, or to realize the anticipated benefits of the integration of the two companies.

The market price of Sykes common stock after the merger may be affected by factors different from those affecting the shares of ICT or Sykes currently.

Upon completion of the merger, holders of ICT common stock will become holders of Sykes common stock. The businesses of Sykes differ from those of ICT in important respects and, accordingly, the results of operations of the combined company and the market price of Sykes common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Sykes and ICT. For a discussion of the businesses of Sykes and ICT and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 118.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Sykes and ICT.

If the merger is not completed, the ongoing businesses of Sykes and ICT may be adversely affected and, without realizing any of the benefits of having completed the merger, Sykes and ICT will be subject to a number of risks, including the following:

•	ICT may be required to pay Sykes a termination fee of $7.5 million if the merger is terminated under certain circumstances, plus reimburse Sykes for up to $4.5 million of Sykes’ actual expenses incurred in connection with the merger, as described in the merger agreement and summarized in this proxy statement/prospectus;

•	Sykes and ICT will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	under the merger agreement, ICT is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Sykes and ICT management, which could otherwise have been devoted to other opportunities that may have been beneficial to Sykes and ICT as independent companies, as the case may be.

Sykes and ICT also could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Sykes or ICT to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Sykes’ and ICT’s business, financial results and stock price.

Sykes may incur substantial additional indebtedness to finance the merger, which will decrease Sykes’ business flexibility and increase its borrowing costs.

It is anticipated that Sykes will incur acquisition debt financing of approximately $150 million. While Sykes has obtained $75 million through a borrowing by one of its wholly-owned subsidiaries from KeyBank, National Association, and KeyBank has committed to provide an additional $90 million to Sykes pursuant to a credit facility that is proposed to provide Sykes with a $75 million term loan and a $75 million revolving line of credit, the final terms of the $150 million credit facility are subject to negotiation. The financial and other covenants to which Sykes agrees in connection with such indebtedness and Sykes’ increased indebtedness and higher debt-to-equity ratio in comparison to that of Sykes on a recent historical basis will have the effect, among other things, of reducing Sykes’ flexibility to respond to changing business and economic conditions and increasing borrowing costs. In addition, the terms and conditions of such indebtedness may not be favorable to Sykes, and as such, could further increase the cost of the merger, as well as the overall burden of such indebtedness upon Sykes and Sykes’ business flexibility. Unfavorable debt financing terms may also adversely affect Sykes’ financial results.

If Sykes does not borrow the funds to finance the merger, it will be required to use funds held in international operations and may be subject to additional taxes.

In the event that Sykes is not able to obtain sufficient financing for the acquisition, it will fund the cash portion of the merger consideration using its existing cash and cash equivalents, which totaled $270.6 million at September 30, 2009 (not including the net proceeds from the $75 million short term loan from KeyBank to a Sykes subsidiary on December 11, 2009), of which approximately 92.2% or $249.5 million at September 30, 2009, was held in international operations and may be subject to additional taxes if repatriated to the United States. The imposition of such taxes on the repatriation of such income would increase Sykes’ tax expense for the post-combination operations.

Sykes, ICT and, subsequently, the combined company, must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, both Sykes and ICT must continue to retain, motivate and recruit executives and other key employees. The combined company also must be successful at retaining key employees following the completion of the merger. Experienced employees are in high demand and competition for their talents can be intense. Employees of both Sykes and ICT may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect the ability of Sykes, ICT or the combined company to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by Sykes, ICT or the combined company to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on the business of Sykes, ICT or the combined company.

Sykes will incur significant transaction and merger-related costs in connection with the merger.

Sykes expects to incur a number of non-recurring costs associated with combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. Sykes will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Sykes expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Sykes to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive and may cause dilution to Sykes’ earnings per share, which may negatively affect the market price of Sykes common stock.

Sykes expects to realize synergies of up to $20 million annually in connection with the merger. Giving consideration to realizing a portion of the anticipated synergies in 2010, the acquisition is currently expected to be dilutive to Sykes’ earnings per diluted share in 2010. On an adjusted basis, which excludes transaction and integration expenses and amortization of acquisition-related intangible assets, while including the expected synergies, the transaction is expected to be earnings per diluted share accretive in 2010. These expectations are based on preliminary estimates which may materially change. Sykes could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the transaction. All of these factors could cause dilution to Sykes’ earnings per share or decrease or delay the expected accretive effect of the transaction and cause a decrease in the price of Sykes common stock.

The transaction may result in substantial goodwill for the combined company. If the combined company’s goodwill becomes impaired, then the profits of the combined company may be significantly reduced or eliminated and shareholders’ equity may be reduced.

The unaudited pro forma condensed combined financial statements reflect preliminary estimates of goodwill of approximately $74.2 million as a result of the transaction. This approximate amount of goodwill assumes that the Sykes common stock received by the ICT shareholders in the transaction has a market value of $25.89 per share (which was the closing price of Sykes common stock on December 11, 2009). The actual amount of goodwill recorded may be materially different and will depend in part on the market value of Sykes common stock as of the date on which the merger is completed and the appropriate allocation of purchase price, which may be impacted by a number of factors, including changes in the net assets acquired and changes in the fair values of the net assets acquired. On at least an annual basis, Sykes assesses whether there has been an impairment in the value of goodwill. If the carrying value of goodwill exceeds its estimated fair value, impairment is deemed to have occurred and the carrying value of goodwill is written down to fair value. Under GAAP, this would result in a charge to the combined company’s operating earnings. Accordingly, any determination requiring the write-off of a significant portion of goodwill recorded in connection with the merger would negatively affect the combined company’s results of operations.

Some of ICT’s officers and/or directors may have interests that may be different from, or in addition to, the interests of ICT shareholders.

Some of ICT’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of ICT’s shareholders generally. The ICT board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be adopted. These interests and arrangements include (i) vesting of all unvested ICT stock options held by ICT’s directors and employees (including all current executive officers) and the cancellation of these stock options with holders of stock options having a per share exercise price that is less than $15.38 receiving an amount in cash (without interest and less tax withholding) equal to (x) the excess of (1) $15.38 over (2) the per share option exercise price, multiplied by (y) the total number of shares of ICT common stock underlying all such options, but stock options having a per share exercise price that is greater than or equal to $15.38 being canceled without consideration, (ii) vesting of all unvested RSUs held by ICT’s directors and employees (including all current executive officers), and the cancellation of all vested RSUs in exchange for an amount in cash (without interest and less tax withholding) equal to $15.38 for each share of ICT common stock into which such RSU would otherwise be convertible, (iii) change-in-control severance agreements for ICT’s current executive officers, (iv) long term incentive plan awards for ICT’s current executive officers, and (v) rights to indemnification and directors’ and officers’ liability insurance. See “Interests of Certain Persons in the Merger” beginning on page 62 for a discussion of each of these interests and arrangements with ICT’s directors and executive officers.

ICT’s financial advisor is entitled to receive a portion of its transaction fee contingent upon consummation of the merger.

ICT’s fee arrangement with Greenhill is structured so that Greenhill will receive $2.65 million of its approximately $3.7 million transaction fee only upon consummation of the merger. For a more detailed description of the fee arrangement between ICT and Greenhill, see “Opinion of ICT’s Financial Advisor — Engagement of Greenhill” on page 58.

The required regulatory approvals may not be obtained or may contain materially burdensome conditions that could have an adverse effect on Sykes.

Completion of the merger is conditioned upon the receipt of certain governmental approvals. Although Sykes and ICT have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. If Sykes becomes subject to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

If the mergers, taken together, do not qualify as a tax-free reorganization for federal income tax purposes, and the parties elect to proceed with the transaction, ICT shareholders will recognize gain or loss on the exchange of their shares of ICT common stock.

Sykes and ICT intend, and believe, that the mergers, taken together, will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; however, no ruling will be sought from the Internal Revenue Service. If the mergers, taken together, fail to qualify as a tax-free reorganization, ICT shareholders would generally recognize gain or loss on each share of ICT common stock surrendered in the merger in the amount of the difference between their basis in such share and sum of the cash and fair market value of the Sykes common stock they receive in exchange for each share of ICT common stock. ICT shareholders should consult with their own tax advisors regarding the proper reporting of the amount and timing of such gain or loss. See “Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 72 for a discussion of the tax consequences of the transaction.

The shares of Sykes common stock to be received by ICT shareholders as a result of the merger will have different rights from the shares of ICT common stock.

Upon completion of the merger, ICT shareholders will become Sykes shareholders and their rights as shareholders will be governed by Sykes’ articles of incorporation and bylaws. The rights associated with ICT common stock are different from the rights associated with Sykes common stock. See “Comparison of Rights of Sykes Shareholders and ICT Shareholders” beginning on page 104 for a discussion of the different rights associated with Sykes common stock.

Risks Relating to Sykes and ICT

Sykes and ICT are, and will continue to be, subject to the risks described in (i) Part I, Item 1A of the Sykes 2008 10-K, (ii) Part I, Item 1A of the ICT 2008 10-K and (iii) each of Sykes’ and ICT’s Quarterly Reports on Form 10-Q filed since their respective 2008 10-K, in each case as filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Sykes

Sykes Enterprises, Incorporated, a Florida corporation, and its consolidated subsidiaries, provides outsourced customer contact management solutions and services in the business process outsourcing arena to companies, primarily within the communications, financial services, healthcare, technology/consumer and transportation and leisure industries. Sykes provides flexible, high quality outsourced customer contact management services (with an emphasis on inbound technical support and customer service), which includes customer assistance, healthcare and roadside assistance, technical support and product sales to its clients’ customers. Utilizing Sykes’ integrated onshore/offshore global delivery model, Sykes provides its services through multiple communications channels encompassing phone, e-mail, Web and chat. Sykes complements its outsourced customer contact management services with various enterprise support services in the United States that encompass services for a company’s internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, Sykes also provides fulfillment services including multilingual sales order processing via the Internet and phone, payment processing, inventory control, product delivery and product returns handling. Sykes has operations in two geographic regions entitled (1) the Americas, which includes the United States, Canada, Latin America, India and the Asia Pacific Rim, in which the client base is primarily companies in the United States that are using Sykes’ services to support their customer management needs; and (2) EMEA, which includes Europe, the Middle East and Africa.

Sykes common stock (NASDAQ: SYKE) is listed on the NASDAQ stock market. The principal executive offices of Sykes are located at 400 North Ashley Drive, Tampa, FL 33602, and its telephone number is (813) 274-1000.

Additional information about Sykes and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

SH Merger Subsidiary I, Inc.

SH Merger Subsidiary I, Inc., a Pennsylvania corporation and direct wholly-owned subsidiary of Sykes, was formed solely for the purpose of consummating the merger with ICT. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Its principal executive offices are located at 400 North Ashley Drive, Tampa, FL 33602, and its telephone number is (813) 274-1000.

SH Merger Subsidiary II, LLC

SH Merger Subsidiary II, LLC, a Florida limited liability company and direct wholly-owned subsidiary of Sykes, was formed solely for the purpose of merging with Merger Sub, with Merger Sub II being the surviving entity in such merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Its principal executive offices are located at 400 North Ashley Drive, Tampa, FL 33602, and its telephone number is (813) 274-1000.

ICT

ICT Group, Inc., a Pennsylvania corporation, is a leading global provider of outsourced customer management and business process outsourcing (BPO) solutions. ICT’s comprehensive mix of customer service, technology and back-office solutions includes: customer care/retention, cross-selling/upselling, technical support and collections, database marketing, data entry/management, e-mail response management, remittance processing and other back-office business processing services.

ICT also offers a comprehensive suite of BPO technologies, which are available on a hosted basis, for use by clients at their own in-house facilities, or on a co-sourced basis in conjunction with ICT’s fully integrated, multi-channel operations centers. These technologies include: interactive voice response (IVR) and advanced speech recognition (ASR), outbound alert notification/messaging, automatic call distribution (ACD) voice processing, Voice over Internet Protocol (VoIP), contact management, automated e-mail management and processing and Web self-help, for the delivery of consistent, quality customer care across multiple channels.

ICT’s common stock (NASDAQ: ICTG) is listed on the NASDAQ stock market. The principal executive offices of ICT are located at 100 Brandywine Boulevard, Newtown, PA 18940, and its telephone number is (267) 685-5000. Additional information about ICT and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

THE ICT SPECIAL MEETING

Date, Time and Place

The meeting will be held at ICT’s corporate headquarters located at 100 Brandywine Boulevard, Newtown, PA 18940 on [ • ], 2009 at [ • ] a.m., Eastern Time.

Purpose

At the meeting, ICT shareholders will be asked to vote to adopt the merger agreement.

ICT Record Date; Stock Entitled to Vote

Only holders of record at the close of business on November 23, 2009 will be entitled to vote at the meeting.

As of the close of business on the record date of November 23, 2009, there were 16,311,903 shares of ICT common stock outstanding. Each holder of ICT common stock is entitled to one vote for each share of common stock owned as of the record date.

Quorum

A majority of the outstanding shares of common stock being present in person or represented by proxy constitutes a quorum for the meeting.

Required Vote

Adoption of the merger agreement requires the affirmative vote of a majority of votes cast by the holders of the ICT common stock represented at the meeting, in person or by proxy. Because approval is based on the affirmative vote of a majority of the votes cast, an ICT shareholder’s failure to vote, abstentions and broker non-votes will have no effect on the vote.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. For the proposal to adopt the merger agreement, abstentions will have no effect on the vote.

Voting of Proxies by Holders of Record

If you hold shares in your own name, you may submit a proxy for your shares by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. You will need to follow the instructions when you submit a proxy to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, ICT encourages you to submit a proxy by mail by completing your proxy card even if you plan to attend the meeting. If you hold shares through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Your vote is important. Accordingly, please submit your proxy by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [ • ] , 2009.

Shares Held in Street Name

If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Because approval is based on the affirmative vote of a majority of the votes cast and a broker non-vote is not a vote cast, broker non-votes will have no effect on the vote regarding adoption of the merger agreement.

Revocability of Proxies

You may revoke your proxy at any time before the meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by written notice to the Office of the Secretary of ICT, by timely delivery of a valid, later-dated proxy card or by voting by ballot in person if you attend the meeting. Simply attending the meeting will not revoke your proxy. If you hold shares through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the ICT board of directors to be voted at the ICT special meeting of shareholders to be held on [ • ], 2009 at [ • ] a.m., Eastern Time, at ICT’s corporate headquarters located at 100 Brandywine Boulevard, Newtown, PA 18940. Shareholders will be admitted to the meeting beginning at [ • ] a.m., Eastern Time.

This proxy statement/prospectus and the proxy card are first being sent to ICT shareholders on or about [ • ], 2009.

ICT has engaged Georgeson Inc. to assist in the solicitation of proxies for the meeting and ICT estimates it will pay Georgeson a fee of approximately $7,500. ICT has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

PROPOSAL 1: THE MERGER

The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. ICT shareholders are urged to read this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Structure of the Merger

Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into ICT, with ICT continuing as the interim surviving corporation, which activity is referred to in this proxy statement/prospectus as the merger. Immediately following the effectiveness of the merger, the interim surviving corporation will be merged with and into Merger Sub II, with Merger Sub II surviving and continuing as a wholly-owned subsidiary of Sykes, which activity is referred to in this proxy statement/prospectus as the upstream merger. Throughout this proxy statement/prospectus, the merger and the upstream merger are referred to collectively as the mergers or the transaction. It is intended that the upstream merger will, through the binding commitment of the parties to the merger agreement, be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. The term surviving entity is sometimes used in this proxy statement/prospectus to refer to Merger Sub II as the surviving entity following the upstream merger.

Upon completion of the merger, each of the issued and outstanding shares of ICT, other than shares held directly and indirectly by ICT and Sykes (which will be canceled as a result of the merger) will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

Background of the Merger

In light of the rapidly growing outsourced customer contact management solutions and services market, the Sykes board of directors, together with its senior management, has regularly evaluated business development strategies, including strategic acquisitions. As part of this review, Sykes has focused on potential strategic acquisitions that would complement its global footprint, provide entry into additional vertical markets, and increase revenues to a point so as to enhance Sykes’ ability to leverage its infrastructure to produce improved sustainable margins.

As part of its long-term planning, the ICT board of directors, together with its senior management, has evaluated strategic alternatives available to ICT and ways in which shareholder value could be enhanced, including strategic acquisitions and the possible sale of ICT.

In the fall of 2006, ICT had discussions with and engaged Greenhill to serve as financial advisor to ICT to explore various transactions, including the possible sale of ICT. Greenhill contacted and had exploratory discussions with several potential private equity sponsors to gauge their potential interest in acquiring ICT, but no significant interest materialized at that time.

From time to time thereafter, ICT received several unsolicited overtures from private equity sponsors and sponsored companies seeking to explore a potential acquisition of ICT. Greenhill assisted the Company in assessing meaningful interest from these overtures.

In the late summer and fall of 2008, ICT engaged in limited discussions with several private equity sponsors that had expressed preliminary interest in acquiring ICT. ICT entered into a confidentiality agreement with one of these parties (“Party A”) in early November 2008, and information was exchanged by the parties and their representatives. It was determined that none of the parties with whom ICT spoke, including Party A, was interested in proceeding with a transaction at a valuation that would be attractive to ICT and, accordingly, the ICT board of directors concluded that pursuing discussions with these parties was not in the best interests of ICT and such discussions were thereafter terminated.

Beginning in early January 2009, Aegis Limited, a provider of business process outsourcing services (“Aegis”), expressed interest in meeting with ICT to discuss Aegis’ strategic objectives and its potential interest in ICT. In response to such interest, on January 27, 2009, John J. Brennan (President, Chief Executive Officer and Chairman of ICT) met with Aegis’ Managing Director and Global Chief Executive Officer to discuss Aegis’ interest.

On January 19, 2009, Mr. Charles E. Sykes (President and Chief Executive Officer of Sykes) called Mr. John Brennan to introduce himself and suggest that they meet at some indefinite time in the future. Several subsequent attempts to set up a meeting resulted in Mr. Sykes and Mr. John Brennan meeting on June 9, 2009.

On February 4, 2009, the ICT board of directors held a telephonic meeting that was also attended by Vincent Paccapaniccia (Executive Vice President Finance and Administration and Chief Financial Officer of ICT), Jeffrey Moore (Senior Vice President and Secretary of ICT) and representatives of Morgan, Lewis & Bockius LLP (counsel to ICT) (“Morgan Lewis”) and Greenhill. At this meeting, Mr. John Brennan advised the ICT board of directors of Aegis’ expression of interest, a representative of Morgan Lewis generally advised the ICT board of directors about their fiduciary duties in the context of considering such a transaction and a representative of Greenhill reviewed with the ICT board of directors various factors germane to evaluating a potential proposal from Aegis, including the depressed status of the equity markets generally and of the trading prices of ICT’s common stock. The ICT board of directors engaged in an extensive discussion of the potential advantages and disadvantages of a transaction with Aegis and concluded that, in the event Aegis were to make a formal proposal reflecting a substantial premium to the then-recent trading prices of ICT common stock, such proposal would be considered, but that a proposal reflecting an insufficient premium would not be in the best interests of ICT and, accordingly, should be rejected.

On February 5, 2009, Aegis submitted to ICT a written proposal to acquire all of the outstanding shares of ICT common stock at a price per share within a range of $5.90 to $7.15, subject to adjustment based on due diligence and other factors. On February 9, 2009, at the direction of the ICT board of directors, ICT sent a letter to Aegis communicating the ICT board of directors’ determination that it was not in the best interests of ICT to pursue the transaction proposed by Aegis.

Between February 9, 2009 and February 19, 2009, a representative of Aegis contacted Greenhill several times regarding the ICT board of directors’ decision with respect to Aegis’ acquisition proposal and to communicate that Aegis remained very interested in pursuing the proposed transaction and suggested that Aegis was considering publicly announcing its proposal.

On February 19, 2009, the ICT board of directors held an in person, regularly scheduled meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill. At this meeting, Mr. John Brennan and a representative from Greenhill reviewed with the ICT board of directors developments with Aegis, including that Aegis was considering publicly announcing its proposal. Greenhill reviewed with the ICT board of directors the market-related factors discussed at the February 4, 2009 meeting and the fact that the financial projections prepared by ICT’s management supported a valuation substantially in excess of the Aegis offer price. After discussion, the ICT board of directors reaffirmed its conclusion regarding the inadequacy of the Aegis proposal and considered, with the input from Morgan Lewis and Greenhill, potential responses in the event of a public announcement of Aegis’ proposal.

On March 2, 2009, Aegis submitted to the ICT board of directors a letter containing an offer to acquire all of the outstanding shares of ICT common stock at $8.00 per share subject to adjustment based on due diligence and other factors and also issued a press release publicly disclosing its offer to ICT. Later that day, the ICT board of directors met telephonically with representatives from Morgan Lewis and Greenhill to discuss the letter from Aegis.

After an extensive discussion, including input from Greenhill, the ICT board of directors concluded that the Aegis proposal was not materially different from its earlier offer and was inadequate and instructed management to so inform Aegis and to promptly issue a press release publicly rejecting the Aegis offer. On March 3, 2009, ICT so informed Aegis and issued a press release disclosing that the ICT board of directors had met and determined that it would not be in the best interest of ICT to pursue the transaction proposed by Aegis.

On March 6, 2009, a shareholder class action lawsuit was commenced against ICT and the ICT board of directors. The complaint asserted, among other things, claims of breach of fiduciary duty in connection with ICT’s rejection of the Aegis offer. After the lawsuit was filed, ICT brought to the plaintiffs’ attention, under a confidentiality agreement, information demonstrating that the asserted claims were unfounded. After reviewing this information, the plaintiffs agreed voluntarily to dismiss the lawsuit without prejudice. The case was dismissed on May 15, 2009.

On April 28, 2009, the ICT board of directors held an in person, regularly scheduled meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill. At this meeting, Mr. Moore advised the ICT board of directors on the status of the shareholder class action lawsuit and Mr. John Brennan reviewed with the ICT board of directors, among other things, management’s 2009 business plan, including management-prepared financial projections that had previously been presented to the compensation committee of the ICT board of directors in February 2009 in connection with actions taken related to the ICT long term incentive plan and other compensation-related matters (the “ICT 2009 Business Plan”). Representatives of Greenhill made a presentation to and reviewed and engaged in a discussion with the ICT board of directors regarding materials relating to, among other things: (i) various metrics relevant to establishing an appropriate valuation of ICT, (ii) perspectives on the equity markets and ICT’s financial results and share price performance over a three year period, including a comparison to other companies in ICT’s industry, and (iii) valuations and premiums to historic trading prices of targets in precedent acquisition transactions. Representatives of Morgan Lewis made a presentation to and reviewed and engaged in a discussion with the ICT board of directors regarding materials relating to, among other things: (i) an overview of ICT’s takeover defense profile, (ii) the process and other aspects of potential unsolicited takeover bids, and (iii) fiduciary duties of the ICT board of directors. The ICT board of directors also discussed the invitation extended by Mr. Sykes to meet in person with Mr. John Brennan and concluded that it would be desirable for another member of the ICT board of directors to participate in any such meeting.

On May 29, 2009, the ICT board of directors held an in person, regularly scheduled meeting after the annual shareholders meeting, at which Messrs. Paccapaniccia and Moore were also present. At this meeting, the ICT board of directors determined that Richard R. Roscitt, an independent member of the ICT board of directors, would attend the meeting scheduled for June 9, 2009 between Mr. Sykes and Mr. John Brennan.

On June 9, 2009, Mr. Sykes met in person with Mr. John Brennan and Mr. Roscitt. Among other things, the parties discussed the merits of a potential combination of Sykes and ICT. These discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction or agreement to work toward a potential transaction.

On July 8, 2009, Mr. Sykes called Mr. John Brennan to advise him that Sykes had performed a preliminary valuation analysis of ICT based on information then publicly available and that, based on assumptions regarding modest revenue growth and the realization of significant cost synergies, Sykes was interested in discussing a possible acquisition of ICT for up to but no more than $15.00 per ICT common share to be paid 20% in shares of Sykes common stock and the balance in cash. Although Mr. Sykes expressed confidence that the Sykes board of directors would approve this preliminary proposal, it had not yet done so. Following this call, Mr. John Brennan apprised the members of the ICT board of directors regarding Sykes’ preliminary proposal.

On July 17, 2009, the ICT board of directors held a telephonic meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill. At this meeting, Mr. John Brennan reviewed with the full ICT board of directors the details of Sykes’ preliminary proposal. Although the ensuing ICT board of directors discussion identified a number of issues, including the contingent nature of the proposal, questions about how the potential transaction would be financed, the absence of the Sykes board of directors’ approval for the proposal and potential risks associated with sharing information with an industry participant, it was the consensus of the ICT board of directors that discussions with Sykes should be continued. Nonetheless, the ICT board of directors determined that it would be in the best interests of ICT for management to complete its process of releasing second quarter results, which release was scheduled for the end of July, before engaging in further substantive discussions with Sykes. Later that day, Mr. John Brennan called Mr. Sykes to advise him of the ICT board of directors’ discussion and emphasized, in particular, that in order for discussions to proceed, $15.00 per share would need to be the minimum (not maximum) price proposed. Messrs. Sykes and John Brennan agreed to discuss the matter further after Sykes released earnings on August 3, 2009.

On July 28, 2009, the ICT board of directors held an in person, regularly scheduled meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis. At this meeting, Mr. John Brennan provided a report on his July 17, 2009 conversation with Mr. Sykes (which he had earlier summarized in an email to the ICT board of directors immediately following the call) and Mr. Paccapaniccia reviewed preliminary calculations of potential synergies implicated by a combination of Sykes and ICT. The ICT board of directors discussed various procedural aspects of continuing discussions with Sykes and received input from a representative of Morgan Lewis regarding such matters, including the timing and process of proceeding with a combination of two public companies.

On July 29, 2009, W. Michael Kipphut (Senior Vice President and Chief Financial Officer of Sykes) contacted a representative of Credit Suisse Securities (USA) LLC (“Credit Suisse”) to request that Credit Suisse assist Sykes in its analysis of a potential business combination between the companies. Credit Suisse has served as Sykes’ exclusive financial advisor since 2001 and agreed to serve as its financial advisor on this potential transaction.

On August 5, 2009, representatives of Credit Suisse met with Mr. Sykes and Mr. Kipphut to discuss their preliminary thoughts on ICT’s business and financial profile as well as potential transaction structures.

On August 7, 2009, the finance committee of the Sykes board of directors held a telephonic meeting to review and discuss the potential transaction and rationale therefor. The finance committee is a standing committee whose principal purpose is to assist the Sykes board of directors in evaluating significant investments and other financial commitments by Sykes. At this meeting, Mr. Sykes summarized his June 9, 2009 meeting with Mr. John Brennan and Mr. Roscitt, and his subsequent conversations with Mr. John Brennan. After reviewing the proposed transaction with management, the finance committee gave its approval to continue to move forward with the diligence process and directed the Sykes management team to develop an acquisition proposal for ICT.

On August 14, 2009, Mr. Sykes called Mr. John Brennan and described a proposal for Sykes to acquire ICT for a price per share in the range of $13.00 to $15.00. Mr. Sykes explained that this proposal had been discussed with the finance committee, including the chairman of the Sykes board of directors. Mr. Sykes indicated that Sykes’ preference would be to use a combination of Sykes common stock and cash consideration. He further explained that Sykes would likely arrange a short-term bank facility to finance the transaction. In response to this proposal, Mr. John Brennan suggested that any contingency regarding financing would be unacceptable and that it was unlikely that the price range proposed would be regarded favorably by the ICT board of directors. In parting, Mr. Sykes agreed to see if Sykes had room to enhance its proposal regarding price but indicated that a higher offer would likely necessitate that Sykes common stock constitute a meaningful part of the consideration. Mr. John Brennan provided a summary of this call to the ICT board of directors promptly following its conclusion.

Later on August 14, 2009, Mr. Sykes called Mr. John Brennan again and indicated that Sykes was prepared to increase the price range in its proposal to $15.00 to $17.00 but that at least 51% of the consideration would need to be comprised of Sykes common stock and that compelling new information would need to be discovered in Sykes’ due diligence exercise in order to warrant a price above the bottom of such enhanced range. Mr. Sykes then suggested an initial due diligence meeting to discuss the business and financial performance of the respective companies and the potential benefits of the proposed transaction.

On August 17, 2009, Greenhill arranged a call among Mr. John Brennan, representatives from Greenhill, Mr. Sykes and representatives of Credit Suisse for purposes of clarifying certain aspects of Sykes’ proposal and discussing the scope of due diligence Sykes desired to conduct. In addition to reviewing the terms previously discussed by Mr. John Brennan and Mr. Sykes, Mr. Sykes and Credit Suisse discussed how an acquisition could be financed and stated that Sykes could proceed without any financing contingency and outlined a four to six week due diligence process, in which initially they intended to focus on key client relationships, financial performance and outlook and information technology systems. The parties also discussed and agreed that, to the extent Sykes common stock constituted a meaningful portion of the consideration in the proposed transaction, it would be appropriate for ICT to perform a due diligence review of Sykes. Mr. John Brennan provided a summary of this call to the ICT board of directors in anticipation of a meeting of the ICT board of directors scheduled for the next day.

On August 18, 2009, the ICT board of directors held a telephonic meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill. At this meeting, Mr. John Brennan and representatives of Greenhill reviewed the various communications with Mr. Sykes and Credit Suisse regarding Sykes’ proposal, including their request to proceed with initial due diligence. After discussing the terms of Sykes’ proposal and risks associated with providing Sykes confidential information, the ICT board of directors concluded that it was in the best interests of ICT to execute an appropriate confidentiality agreement with Sykes and to proceed with an initial exchange of information to enable Sykes to enhance its offer. In addition, the ICT board of directors instructed Greenhill to communicate a willingness to proceed with an exchange of information and further discussions and that the ICT board of directors would be receptive if up to 40% to 50% of the consideration were in the form of Sykes common stock. Greenhill communicated these terms to Credit Suisse on August 19, 2009 and arranged for an in person due diligence meeting to occur at Greenhill’s offices on August 24, 2009.

On August 20, 2009, the ICT board of directors held a telephonic meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill for purposes of discussing the merits of forming a committee of directors to oversee and assist the ICT management team in considering the potential transaction with Sykes (the “ICT Transaction Committee”). The ICT board of directors reached a consensus that Mr. Roscitt, John A. Stoops and Donald P. Brennan should serve as members of the ICT Transaction Committee, the responsibilities of which, having been discussed, would be formalized in a charter to be prepared by Morgan Lewis. Acting by written consent on August 25, 2009, the ICT board of directors formally established the ICT Transaction Committee to facilitate overseeing the process and to assist management and the ICT board of directors in their review and evaluation of the potential transaction.

On August 20, 2009, at a regularly scheduled meeting of the Sykes board of directors, Credit Suisse reviewed the status of the discussions with ICT and Greenhill. The Sykes board of directors appointed a special committee (the “Sykes Special Committee”) to consider a potential transaction with ICT, consistent with its past practice. The members of the special transaction committee were James K. Murray, Jr. (Chairman of the Sykes Special Committee), Paul L. Whiting, William J. Meurer and James S. MacLeod, all independent directors selected for their particular expertise and experience to oversee the transaction.

On August 21, 2009, ICT and Sykes entered into a confidentiality agreement, which, among other things, imposed confidentiality, standstill and non-solicitation obligations on the parties in connection with the evaluation of a possible transaction.

On August 24, 2009, Mr. Sykes and Mr. Kipphut, together with representatives from Credit Suisse, met in person with Mr. John Brennan, Mr. Paccapaniccia and representatives from Greenhill to discuss preliminary diligence information regarding ICT and Sykes. Among other matters discussed, Mr. John Brennan and Mr. Paccapaniccia presented and discussed the 2009 through 2011 financial projections prepared by ICT’s management and Messrs. Sykes and Kipphut presented and discussed an overview of Sykes’ business and operations. Following a lengthy discussion, the Sykes team identified various categories of financial, legal and tax information for which further detail was requested so that they could refine their valuation, make a presentation to the Sykes board of directors and then present a revised proposal to ICT, all of which Mr. Sykes suggested would take about one week. Mr. John Brennan and Greenhill emphasized the importance to ICT of including in any proposal a rapid timeline to minimize the risks of, among other things, management distraction. A representative of Greenhill provided a written summary of this meeting to the ICT board of directors promptly following its conclusion.

On August 26, 2009, the ICT Transaction Committee held a telephonic meeting with Mr. John Brennan, Messrs. Moore and Paccapaniccia and representatives of Morgan Lewis and Greenhill in attendance. Mr. John Brennan and representatives of Greenhill provided the ICT Transaction Committee a detailed update on the discussions on August 24, 2009.

Also on August 26, 2009, the Sykes Special Committee held a telephonic meeting with Messrs. Sykes and Kipphut and James T. Holder (Senior Vice President and General Counsel of Sykes) in attendance. Mr. Sykes provided the Sykes Special Committee a detailed update on the discussions with ICT management on August 24, 2009.

On August 31, 2009, representatives of Credit Suisse communicated to representatives of Greenhill a revised proposal by Sykes to acquire ICT. The elements of the revised proposal included (i) a price per ICT common share of $15.00, which would be payable 50% in cash and 50% in Sykes common stock, (ii) no financing condition and (iii) value protection on the stock portion of the consideration in the form of a symmetrical collar mechanism. In addition to these terms, Credit Suisse (i) explained that Sykes desired to structure the transaction in a manner that would not qualify it as a tax-free reorganization, thereby resulting in the recognition by ICT shareholders of gain or loss on all of the consideration received in the transaction, (ii) communicated Sykes’ desire that Mr. John Brennan and certain affiliated shareholders execute a voting agreement in support of the transaction and (iii) articulated a timetable that indicated that Sykes anticipated needing approximately three or four weeks to complete its due diligence, during which time definitive agreements could be negotiated.

On September 1, 2009, Greenhill and Credit Suisse arranged a call to discuss the specifics of and the rationale for the fully-taxable transaction structure proposed by Sykes. Participants in this call (other than representatives of Greenhill and Credit Suisse) included representatives from Morgan Lewis and McDermott Will & Emery LLP, special tax counsel to Sykes, and internal tax and accounting representatives of ICT and Sykes. In the course of the call, the Sykes team explained that the proposed structure would facilitate financing the transaction on terms attractive to the combined company. The parties discussed that this structure would result in current recognition by ICT shareholders of gain or loss on the Sykes common stock portion of the consideration that would otherwise be subject to deferred recognition if the transaction were structured as a traditional tax-free reorganization.

Also on September 1, 2009, the ICT Transaction Committee held a telephonic meeting with Mr. John Brennan, Messrs. Moore and Paccapaniccia and representatives of Morgan Lewis and Greenhill in attendance.

Representatives of Greenhill and Morgan Lewis described to the ICT Transaction Committee Sykes’ revised proposal and reviewed the implications of the proposed transaction structure. After discussion of the various aspects of Sykes’ revised proposal, the ICT Transaction Committee concluded that it would be appropriate to convene a meeting to update the full ICT board of directors.

On September 2, 2009, the ICT board of directors held a telephonic meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill for purposes of discussing Sykes’ revised proposal. Representatives of Greenhill and Morgan Lewis described Sykes’ revised proposal and reviewed the implications of the proposed transaction structure. The ICT board of directors discussed all aspects of the revised proposal, including, in particular, potential uncertainties surrounding any financing of the proposed transaction by Sykes, and the implications to ICT shareholders of the proposed fully-taxable structure. At the conclusion of the call, the ICT board of directors instructed Greenhill to convey to Credit Suisse that the proposed price was inadequate and that if ICT were to get comfortable with the proposed taxable structure, then additional consideration would be necessary to make up for the foregone benefits associated with a tax-free reorganization. Following the call, Greenhill conveyed this message to Credit Suisse.

On September 3, 2009, after discussing ICT’s response with Sykes’ management, Credit Suisse communicated to Greenhill that Sykes would be willing to pursue a transaction structured as a traditional tax-free reorganization, but maintained the per share price of $15.00 and proposed that the total consideration be payable in 60% stock and 40% cash.

On September 4, 2009, the ICT Transaction Committee held a telephonic meeting to discuss the revisions to Sykes’ proposal conveyed by Credit Suisse. Mr. John Brennan, Messrs. Moore and Paccapaniccia and representatives of Morgan Lewis and Greenhill were also in attendance. In addition to discussing the specific points raised by Credit Suisse, the ICT Transaction Committee discussed mechanisms to address potential risks relating to fluctuations in the trading prices of shares of Sykes common stock. The ICT Transaction Committee instructed Greenhill to make a counterproposal to Credit Suisse indicating a willingness to proceed with a transaction so long as it could be signed within a two-week period and included the following terms: (i) a per share price for ICT common stock of $16.50, (ii) transaction consideration to be payable 60% in cash and 40% in Sykes common stock, (iii) price protection for the stock consideration in the form of a 7.5% symmetrical collar based on the price of Sykes common stock, outside of which the value of the stock portion of the consideration payable to ICT shareholders would float, and (iv) protection against a significant drop in the price of Sykes common stock in the form of a walk-away right (closing condition) triggered by a decrease in the Sykes stock price by more than 12.5% from the date the parties entered into a definitive agreement. Following the call, Greenhill conveyed this message to Credit Suisse.

Later on September 4, 2009, after discussions between representatives of Credit Suisse and Sykes, Credit Suisse responded stating that Sykes was willing to increase the price per share to $15.25 but that the consideration would still be payable 40% in cash and 60% in Sykes common stock. With respect to the price per share, Credit Suisse explained that Sykes’s diligence supported staying in the low end of the previously proposed range of $15.00 to $17.00. In addition, Credit Suisse indicated that while the symmetrical 7.5% collar mechanism was acceptable, Sykes would only agree to a walk-away right for ICT if Sykes had a reciprocal right (in both cases triggered by a decrease in the Sykes stock price by more than 15% from the date of entering into a definitive agreement). Finally, Credit Suisse indicated that while Sykes would not commit to the proposed two-week timeframe, Sykes would work toward completing their due diligence and negotiations quickly.

On September 5, 2009, the ICT Transaction Committee held a telephonic meeting to discuss the most recent feedback from Credit Suisse. Mr. John Brennan, Messrs. Moore and Paccapaniccia and representatives of Morgan Lewis and Greenhill were also in attendance. After discussing the most recent terms proposed by Sykes, the ICT Transaction Committee instructed Greenhill to make another counterproposal to Credit Suisse indicating a willingness to proceed with a transaction including the following terms: (i) a per share price for ICT common stock of $15.50, (ii) transaction consideration to be payable 50% in cash and 50% in Sykes common stock, (iii) inclusion of the discussed symmetrical 7.5% collar mechanism, and (iv) an ICT walk-

away right without a reciprocal right for Sykes. Following the call, Greenhill conveyed this message to Credit Suisse.

Later on September 5, 2009, after discussions between representatives of Credit Suisse and Sykes, Credit Suisse responded stating that Sykes would be willing to agree that the consideration would be payable 50% in cash and 50% in Sykes common stock if the price per share remained $15.25.

On September 6, 2009, the ICT Transaction Committee held a telephonic meeting to discuss the most recent feedback from Credit Suisse. Mr. John Brennan, Messrs. Moore and Paccapaniccia and representatives of Morgan Lewis and Greenhill were also in attendance. At this meeting, Greenhill described to the ICT Transaction Committee Sykes’ position that was communicated by Credit Suisse. The ICT Transaction Committee instructed Greenhill to indicate to Credit Suisse that $15.50 per share, payable 50% in cash and 50% in Sykes common stock, would be acceptable, but to insist that the parties target signing in September. Following the call, Greenhill conveyed this message to Credit Suisse.

On September 8, 2009, after Credit Suisse discussed with the Sykes board of directors ICT’s most recent proposal conveyed by Greenhill, Sykes authorized representatives of Credit Suisse to, and later that day representatives of Credit Suisse did, communicate to representatives of Greenhill a revised proposal at $15.38 per share, payable 50% in cash and 50% in Sykes common stock, and that Sykes would be willing to drop the request for a reciprocal Sykes walk-away right, but that any ICT walk-away right would only be triggered in the event of a 15% decrease in the average price of Sykes common stock over a 10 to 15 day period, exercisable only within the first 30 days after signing a definitive agreement. Credit Suisse also confirmed that Sykes would be willing to target signing a definitive agreement by the end of September, subject to Sykes’ diligence process.

Later on September 8, 2009, the ICT Transaction Committee convened by telephone to receive a report regarding the most recent revised Sykes’ proposal communicated by Credit Suisse. The ICT Transaction Committee discussed the terms of Sykes’ revised proposal, and considered the ineffectiveness of the modified walkaway proposal by Sykes. The ICT Transaction Committee also discussed and focused on the fact that in order for the transaction to qualify as a tax-free reorganization, a minimum of 40% of the total consideration measured at the closing would have to be comprised of Sykes common stock. The ICT Transaction Committee determined, and instructed Greenhill to communicate to Credit Suisse, that a price of $15.38 per share, payable 50% in cash and 50% in Sykes common stock, would be acceptable, but that in light of the substantial portion of consideration in the proposed transaction to be received by ICT’s shareholders in the form of Sykes common stock, in lieu of accepting the modified walkaway right proposed by Sykes, ICT would expect to conduct appropriate due diligence on Sykes and insist on substantial reciprocity of contract terms. The ICT Transaction Committee also instructed Greenhill to insist that the transaction be conditioned on qualifying as a tax-free reorganization and to signal to Credit Suisse that, if ICT’s revised proposal was acceptable, ICT would be prepared to convene a meeting of the full ICT board of directors the next day. After the meeting, Greenhill communicated ICT’s revised proposal to Credit Suisse and, later that day, Credit Suisse communicated to Greenhill that Sykes management was prepared to present ICT’s revised proposal to the Sykes Special Committee.

On September 9, 2009, the Sykes Special Committee, certain members of Sykes management and representatives of Credit Suisse held a telephonic meeting to review the status of the transaction discussions, the proposed transaction terms, and provide an update on the diligence process. The Sykes Special Committee authorized management to proceed with the diligence process and pursue negotiation of a definitive agreement.

Also on September 9, 2009, the ICT board of directors held a telephonic meeting that was also attended by Messrs. Paccapaniccia and Moore and representatives of Morgan Lewis and Greenhill. At this meeting, Mr. John Brennan reviewed with the ICT board of directors developments regarding the proposed transaction that had taken place since the last meeting of the ICT board of directors, including the terms of the latest proposal, as revised by the series of exchanges over the preceding week. Representatives of Greenhill also presented to, and reviewed with, the ICT board of directors a presentation that Greenhill prepared for the ICT board of directors, which summarized the key terms of the most recent proposal. The ICT board of directors engaged in an extensive discussion regarding the various aspects of the proposal. Following such discussion, and the endorsement by the ICT Transaction Committee of the proposal, it was the consensus of the ICT board of directors that ICT proceed to negotiate the definitive terms of a transaction with Sykes based on the terms of the current proposal.

On September 10, 2009, a telephonic meeting took place between Messrs. Kipphut and Paccapaniccia and respective financial advisors for Sykes and ICT. Timing and structure of the transaction as well as plans for the diligence process were discussed, including the possibility of an in person meeting of members of Sykes’ and ICT’s senior management.

On September 11, 2009, a telephonic meeting took place among Messrs. Sykes and Kipphut, Mr. John Brennan and Mr. Paccapaniccia as well as representatives of Credit Suisse and Greenhill to further discuss the due diligence process and it was agreed that the senior management teams from Sykes and ICT would meet in person from September 17, 2009 through September 19, 2009.

Beginning on September 11, 2009 and continuing until October 5, 2009, ICT made available to Sykes, Credit Suisse, KPMG (accounting advisor for Sykes), PricewaterhouseCoopers (tax advisor for Sykes), McDermott Will & Emery, Shumaker, Loop & Kendrick, LLP (legal counsel for Sykes) (“Shumaker”) and Mercer Consulting (compensation and benefits advisor for Sykes) documents and information regarding ICT and its business for purposes of carrying out operational, financial, legal, tax, sales & marketing, human resources, information technology, and real estate diligence on ICT.

On September 13, 2009, Lance Zingale (Senior Vice President of Global Sales and Client Management of Sykes) met in person with Mr. John Brennan and John Campbell (Executive Vice President of Sales of ICT) to conduct diligence with respect to the sales and marketing organizations of ICT and Sykes, respectively. Also that day, the Sykes Special Committee, the Sykes management team and representatives of Credit Suisse held a telephonic meeting to review initial diligence and the overall transaction process.

Between September 17, 2009 and September 19, 2009, the senior management teams from Sykes and ICT, as well as representatives of Credit Suisse and Greenhill, conducted a series of extensive in person due diligence meetings at which information regarding Sykes and ICT was discussed.

On September 18, 2009, Shumaker distributed to Morgan Lewis an initial draft of the merger agreement, as well as an initial draft voting agreement pursuant to which Mr. John Brennan and Mr. Donald Brennan and certain affiliated shareholders (collectively, the “Affiliated Shareholders”) would agree to vote their shares in favor of adoption of the merger agreement and approval of the merger. In addition, the initial drafts of the merger agreement and voting agreement were sent to counsel representing the Affiliated Shareholders.

On September 20, 2009, Morgan Lewis distributed to Shumaker comments on the initial draft of the merger agreement. Key open issues included (i) calculation of the value of Sykes common stock that would be used in the exchange ratio to determine the number of shares of Sykes common stock that would be issued as consideration, (ii) certain representations and warranties of each of ICT and Sykes, (iii) the covenants that would govern ICT’s operations during the period between signing the merger agreement and closing of the merger, (iv) Sykes’ obligations with respect to ICT employees after the closing of the merger, (v) the amount and circumstances under which ICT would be obligated to pay a termination fee to Sykes and reimburse Sykes for its expenses actually incurred in connection with the merger, and (vi) the date following which, in the event the various conditions to closing had not been satisfied, either party could terminate the merger agreement.

During the weeks of September 21, 2009 and September 28, 2009, numerous discussions were held between Morgan Lewis and Shumaker related to the merger agreement, the related disclosure schedules and the voting agreement. These discussions included details of the structure of the transaction, the scope of representations, warranties and covenants contained in the merger agreement, the conditions under which Sykes would be obligated to close the merger, the ability of the ICT board of directors to consider alternative transactions and the amount of the termination fee that ICT would be obligated to pay to Sykes in the event that it were to accept an alternative transaction. Drafts of these documents were distributed between Morgan Lewis and Shumaker.

Also during the weeks of September 21, 2009 and September 28, 2009, the ICT Transaction Committee met several times telephonically with representatives of Morgan Lewis and Greenhill, with Mr. John Brennan and Messrs. Paccapaniccia and Moore participating on such calls. During such meetings, representatives of Greenhill, Mr. John Brennan and Messrs. Paccapaniccia and Moore provided updates to the ICT Transaction Committee regarding the status of due diligence (with respect to both Sykes’ due diligence of ICT and ICT’s due diligence of Sykes), and representatives of Morgan Lewis provided updates regarding the status of negotiations relating to the merger agreement and voting agreement.

On September 21, 2009, Mr. John Brennan called Mr. Sykes to discuss the status of Sykes’ diligence. Mr. John Brennan also informed Mr. Sykes that the compensation committee of the ICT board of directors had recommended to the ICT board of directors that appropriate, market incentives be implemented in order to retain ICT employees after announcement of a transaction with Sykes. Later that day, representatives of Greenhill provided representatives of Credit Suisse with ICT’s proposal on such incentives, which included a $1,000,000 transaction bonus pool and an incremental change in control severance payment for certain ICT employees.

On September 23, 2009, a telephonic meeting took place among Messrs. Kipphut and Holder and Mr. John Brennan and Messrs. Paccapaniccia and Moore regarding the process and scope of ICT’s due diligence on Sykes.

On September 26, 2009, a telephonic meeting took place between Sykes’ management and ICT’s management for the purpose of ICT performing certain due diligence on Sykes. During this meeting, Sykes’ management provided certain financial projections and reviewed and discussed certain aspects of its business and operations.

On September 29, 2009, a telephonic meeting took place among Messrs. Sykes and Kipphut and Mr. John Brennan and Messrs. Paccapaniccia and Jack Magee (President and Chief Operating Officer North America of ICT), as well as representatives of Credit Suisse and Greenhill, to discuss, among other things, ICT’s expected risks, revenues and gross margins for the third and fourth quarters of 2009 as well as expected results for 2010.

On October 1, 2009, Mr. Sykes and Mr. John Brennan had a call to discuss provisions of the merger agreement relating to ICT employee matters and Sykes’ obligations with respect to ICT employees after the consummation of the merger.

On October 2, 2009, Mr. Sykes and Mr. John Brennan again discussed by telephone the treatment of employee matters in the merger agreement and a possible visit to the ICT headquarters by Mr. Sykes as soon as possible after the announcement of the transaction. Also on this date, a telephonic meeting took place among Mr. John Brennan and Messrs. Sykes, Kipphut, Paccapaniccia and Magee regarding damage caused to ICT’s facility by a storm in the Philippines and the impact the storm may have had on ICT’s and Sykes’ operations. Mr. Paccapaniccia also provided an update on ICT’s anticipated third quarter results. Additionally, negotiations of the principal terms and conditions of the merger were substantially concluded and near-final drafts of the merger agreement and voting agreement, along with other supporting documentation, were circulated.

On October 4, 2009, Mr. Holder and Mr. Moore had a call regarding certain remaining matters to be finalized in the merger agreement. Additionally, on this date, the Sykes Special Committee held a telephonic meeting to discuss the status of the transaction. During this meeting the Sykes Special Committee discussed previously-submitted diligence reports on accounting, finance, tax, human resources, legal, IT, real estate and other matters. The Sykes Special Committee passed a resolution to recommend the proposed acquisition of ICT to the full Sykes board of directors.

On October 5, 2009, a special meeting of the Sykes board of directors was held to consider the recommendation by the Sykes Special Committee of the proposed transaction with ICT. Present at the meeting were members of Sykes management and financial and legal advisors who advised on the legal and financial terms of the transaction. At this meeting, the Sykes Special Committee presented its recommendation that a transaction be agreed to on the terms included in the merger agreement, which was presented to the Sykes board of directors, along with further information on management’s evaluation of ICT’s business on a stand-alone and combined basis. The Sykes board of directors unanimously approved the transaction and authorized management to enter into the merger agreement and the voting agreement.

On the afternoon of October 5, 2009, a telephonic meeting of the ICT board of directors was held at which representatives from Morgan Lewis and Greenhill were present. Also present were Messrs. Moore and Paccapaniccia. At this meeting, Mr. John Brennan and representatives from Greenhill and Morgan Lewis advised the ICT board of directors on the status of discussions with Sykes. Representatives of Morgan Lewis reviewed with the ICT board of directors the updated, final terms of the proposed merger agreement and the voting agreement and reviewed with the ICT board of directors its fiduciary duties. Also at this meeting, representatives of Greenhill reviewed with the ICT board of directors its financial analysis of the merger consideration, and, upon request, rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 5, 2009, to the ICT board of directors that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by the holders of ICT common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. By unanimous vote, the ICT board of directors approved and declared advisable the merger agreement and the merger and resolved to recommend that ICT’s shareholders adopt the merger agreement.

Over the course of the evening of October 5, 2009, representatives of Morgan Lewis and Shumaker finalized the merger agreement and other related documents, and ICT, Merger Sub, Merger Sub II and Sykes executed the merger agreement and ICT, Sykes and the Affiliated Shareholders executed the voting agreement.

On October 6, 2009, prior to the opening of trading on the NASDAQ stock market, ICT and Sykes issued a joint press release announcing the transaction.

ICT’s Reasons for the Merger; Recommendation of the ICT Board of Directors

The ICT board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The ICT board of directors determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and fair to, and in the best interests of ICT and its shareholders. At a meeting held on October 5, 2009, the ICT board of directors resolved to approve the merger agreement and the transactions contemplated thereby, including the proposed merger, and to recommend to the shareholders of ICT that they vote for the adoption of the merger agreement.

In the course of reaching its recommendation, the ICT board of directors consulted with ICT’s senior management and its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to ICT and its shareholders. The ICT board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	the relationship between the market value of ICT common stock and the consideration to be received by shareholders of ICT in the merger, including:

•	the fact that the offer price per share of $15.38 upon which the merger consideration was based represented a premium of 46% above the closing price of ICT common stock on October 5, 2009, the day the merger agreement was executed and the last trading day before the public announcement of the merger agreement;

•	the fact that the offer price per share of $15.38 upon which the merger consideration was based represented a premium of 47% and 76% above the average closing price of ICT common stock for the one and six-month periods, respectively, prior to October 5, 2009;

•	the fact that the offer price per share of $15.38 upon which the merger consideration was based represented a significant premium over each of the highest closing price (a 28% premium) and lowest closing price (a 515% premium) of ICT common stock during the year preceding the announcement of the merger agreement;

•	the belief of the ICT board of directors that ICT obtained the highest price per share that Sykes was willing to pay, taking into account the improvement in terms as a result of the extensive negotiations between the parties;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of ICT and the common stock of Sykes and the risk that, if ICT did not enter into the merger agreement with Sykes, the price that might be received by ICT’s shareholders selling shares of ICT stock in the open market could be less than the merger consideration;

•	the results of ICT’s due diligence review of Sykes’ business, finances, operations and forecasts, including Sykes’ strong balance sheet;

•	the combined company’s greater financial and other resources may allow the combined company to grow and gain market share more rapidly following the merger than ICT would likely be able to achieve as an independent company;

•	the combined company’s experience, resources and breadth of product offerings may allow the combined company to respond more quickly and effectively to technological change, increased competition and market demands;

•	the fact that, since a portion of the merger consideration will be paid in Sykes common stock, ICT’s shareholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Sykes common stock following the merger should they determine to retain the Sykes common stock payable in the merger;

•	historical information concerning the respective businesses, prospects, financial performance and condition, operations, technology, management and competitive positions of Sykes and ICT, including public reports filed with the SEC concerning results of operations during the most recent fiscal year for each company;

•	ICT management’s analysis of the financial condition, costs of doing business, results of operations and prospects of ICT and Sykes before and after giving effect to the merger;

•	the fact that the merger consideration is likely to be approximately 50% cash, which provides certainty of value to holders of ICT common stock compared to a transaction in which shareholders would receive only Sykes common stock;

•	the fact that the merger is intended to qualify as reorganization for U.S. federal income tax purposes if the value of the stock portion of the merger consideration is equal to at least 40% of the value of the aggregate consideration to be issued pursuant to the merger, and as a result the merger consideration that consists of Sykes common stock will only be taxable to ICT shareholders upon the disposition of the stock;

•	the fact that the value of the stock portion of the merger consideration will not fluctuate to the extent that the trading price of the shares of Sykes common stock is between $19.3306 and $22.4652;

•	the fact that if the measurement price of Sykes common stock used to calculate the stock portion of the merger consideration is above $22.4652, the value of the total merger consideration to be received by ICT shareholders will increase above $15.38 per share of ICT common stock;

•	the ICT board of directors’ assessment as to the low likelihood that a third party would offer a higher price than Sykes;

•	the terms and conditions of the merger agreement, including:

•	the parties’ representations, warranties and covenants;

•	the limited closing conditions to Sykes’ obligations under the merger agreement, including the fact that the merger agreement is not subject to approval by Sykes’ stockholders and that consummation of the merger is not subject to Sykes’ obtaining financing for the merger;

•	the provisions of the merger agreement that allow ICT to engage in negotiations with, and provide information to, third parties in response to credible inquiries from third parties regarding alternative acquisition proposals;

•	the provisions of the merger agreement that allow the ICT board of directors to change its recommendation that ICT shareholders vote in favor of the adoption of the merger agreement in response to certain acquisition proposals and certain intervening events, if the ICT board of directors determines in good faith that the failure to change its recommendation could reasonably be determined to be inconsistent with its fiduciary duties under applicable law; and

•	the ability of ICT to specifically enforce the terms of the merger agreement;

•	the potential for other third parties to enter into strategic relationships with or to acquire ICT;

•	the financial analyses presented by Greenhill; and

•	the oral opinion of Greenhill rendered on October 5, 2009, which was subsequently confirmed in writing to the ICT board of directors that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by the holders of ICT common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See the section entitled “Opinion of ICT’s Financial Advisor”.

The ICT board of directors also considered certain risks and potentially negative factors in its deliberations concerning the merger, including the following:

•	the fact that, if the measurement price of Sykes common stock used to calculate the stock portion of the merger consideration is below $19.3306, the value of the merger consideration to be received by ICT shareholders will decrease below $15.38 per share;

•	that, under the terms of the merger agreement and the voting agreement:

•	neither ICT nor certain principal shareholders can solicit other acquisition proposals;

•	if the merger agreement is terminated by Sykes or ICT under certain circumstances, ICT must pay to Sykes a $7.5 million termination fee and reimburse Sykes for up to $4.5 million of expenses, all of which may deter others from proposing an alternative transaction that may be more advantageous to ICT’s shareholders;

•	the possibility that the merger might not be consummated and the effect of public announcement of the merger on:

•	ICT’s sales, operating results and stock price; and

•	ICT’s ability to attract and retain key management, sales and marketing and other personnel;

•	the possible negative impact of the merger and the announcement thereof on customers, employees, suppliers and the community;

•	the risk that the potential benefits resulting from the merger might not be fully realized or realized within expected time periods;

•	the risk that, notwithstanding the anticipated long-term benefits of the merger, the combined company’s financial results and stock price might decline;

•	the possibility of substantial charges to be incurred in connection with the merger, including transaction expenses arising from the merger;

•	the fact that because only 50% of the merger consideration will be in the form of Sykes common stock, ICT’s shareholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Sykes common stock following the merger) than they have in ICT;

•	the risk that the companies might not be able to obtain the necessary approvals required to complete the merger, including shareholder approvals and antitrust regulatory approvals;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by ICT’s shareholders;

•	the restrictions on the conduct of ICT’s business prior to the completion of the merger;

•	that the merger and Sykes’ and ICT’s businesses are subject to other risks, as described in the section of this proxy statement/prospectus entitled “Risk Factors” and in each company’s reports filed with the SEC;

•	risks associated with fluctuations in Sykes’ stock price prior to closing of the merger; and

•	various other risks.

In approving the merger agreement, ICT’s board of directors was aware of the interests of ICT’s management in the merger, as described in the section entitled “Interest of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the ICT board of directors is not intended to be exhaustive but includes the material factors considered by the ICT board of directors. In view of the wide variety of factors considered in connection with their evaluation of the proposed merger, the ICT board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching their determinations. Individual directors may have given differing weights to different factors. In addition, the ICT board of directors did not reach any specific conclusion with respect to each of the factors considered. Instead, the ICT board of directors conducted an overall analysis of the factors described above and determined that the potential benefits outweighed the potential risks of the merger.

This explanation of ICT’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29.

Opinion of ICT’s Financial Advisor

On October 5, 2009, Greenhill rendered its oral opinion, which was subsequently confirmed in writing, to the ICT board of directors that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by the holders of ICT common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Greenhill, dated as of October 5, 2009, setting forth, among other things, the assumptions made, procedures followed, matters considered and the limitations on the opinion and review undertaken in connection with rendering the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Holders of ICT common stock are urged to read the opinion in its entirety. The summary of Greenhill’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Greenhill’s opinion was for the information of the ICT board of directors and was rendered to the ICT board of directors in connection with its consideration of the merger. The opinion may not be used for any other purpose without Greenhill’s prior written consent. Greenhill did not express an opinion as to any aspect of the merger other than the fairness, from a financial point of view, to the holders of ICT common stock of the merger consideration to be received by them. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of ICT, or any class of such persons relative to the merger consideration to be received by the holders of ICT common stock in the merger or with respect to the fairness of any such compensation. Greenhill’s opinion was approved by Greenhill’s fairness committee. The opinion was not intended to be and does not constitute a recommendation to the ICT board of directors as to whether it should approve the merger or adopt the merger agreement, nor does it constitute a recommendation as to whether the holders of ICT common stock should adopt the merger agreement at any meeting of shareholders convened in connection with the merger.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement dated October 5, 2009 distributed to the ICT board of directors in advance of its meeting on October 5, 2009 and certain related documents;

•	reviewed certain publicly available financial statements of ICT and Sykes;

•	reviewed certain other publicly available business and financial information relating to ICT and Sykes that it deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning ICT and Sykes, prepared by the management of ICT and Sykes, respectively;

•	discussed the past and present operations and financial condition and the prospects of ICT with senior executives of ICT;

•	discussed the past and present operations and financial condition and the prospects of Sykes with senior executives of Sykes;

•	reviewed and discussed certain information regarding potential financial and operational benefits anticipated from the merger prepared by the management of ICT;

•	reviewed the historical market prices, trading activity and equity research price targets for the ICT common stock and the Sykes common stock;

•	compared the value of the merger consideration with that received in certain publicly available transactions that it deemed relevant;

•	compared the value of the merger consideration with the trading valuations of certain publicly traded companies that it deemed relevant;

•	compared the value of the merger consideration with the relative contribution of ICT to the pro forma combined company based on a number of metrics that it deemed relevant;

•	compared the value of the merger consideration to the valuation derived by discounting projected future share prices of ICT based on financial projections prepared by ICT’s management at discount rates that it deemed appropriate;

•	participated in discussions and negotiations among representatives of ICT and its legal advisors and representatives of Sykes and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Greenhill assumed and relied upon, with the consent of the ICT board of directors and without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of ICT and Sykes for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives and management of ICT and Sykes, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial and operational benefits anticipated from the merger, the financial forecasts and projections and other data furnished or otherwise provided to it, Greenhill assumed, with the consent of the ICT board of directors, that such potential benefits, forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of ICT and Sykes, as applicable, as to those matters (including the future financial performance of ICT), and Greenhill considered and relied upon such potential benefits, forecasts, projections and data in arriving at its opinion. Greenhill expressed no opinion with respect to such potential benefits, forecasts, projections and data or the assumptions upon which they were based. In arriving at its opinion, Greenhill did not conduct any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of ICT or Sykes. Greenhill also assumed, with the consent of the ICT board of directors, that the merger will be treated as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed would be identical in all material respects to the latest draft that it reviewed, and without waiver or amendment of any material terms or conditions set forth in such merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on ICT, Sykes, the merger or the contemplated benefits of the merger meaningful to its analysis. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion. Subsequent developments may affect the conclusions contained in Greenhill’s opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Greenhill did not express any opinion as to whether any alternative business strategies or transactions might produce consideration to the holders of ICT common stock in an amount in excess of the merger consideration to be received by them in the merger. In particular, Greenhill did not express any opinion as to the prices at which the ICT common stock or the Sykes common stock will trade at any future time.

The following is a summary of the material financial and comparative analyses presented by Greenhill to the ICT board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill or the factors considered by Greenhill in connection with its opinion, nor does the order in which the analyses are described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses.

Precedent Transaction Analysis

Greenhill performed an analysis of selected recent business combinations involving companies engaged in the business process outsourcing/call center industries consisting of selected transactions announced since October 2, 2006, based on publicly available information (the “Precedent Transactions”). In selecting the Precedent Transactions, Greenhill focused specifically on transactions in which (i) the overall value of the transaction was similar to the merger, (ii) the company being acquired had a similar business model to ICT, specifically with respect to a focus on inbound call center activities, and (iii) the company being acquired conducted a substantial portion of its operations outside the United States.

Although Greenhill analyzed the valuation multiples implied by the Precedent Transactions and compared them to the transaction multiples implied by the merger, none of these transactions is identical to the acquisition of ICT by Sykes pursuant to the merger agreement. Accordingly, Greenhill’s analysis of the Precedent Transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of ICT versus the values of the companies in the Precedent Transactions. In evaluating the Precedent Transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to ICT and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for the Precedent Transactions, Greenhill reviewed the consideration paid in each of the Precedent Transactions and analyzed the enterprise value implied by such consideration as a multiple of earnings before interest, taxation, depreciation and amortization (“EBITDA”) for the twelve month period ending with the target company’s most recently completed fiscal quarter end preceding the announcement of the applicable transaction (“LTM EBITDA”).

The following table identifies the Precedent Transactions considered in this analysis:

Date Announced	Acquiror/Target

06/14/09	Stream Global Services, Inc./eTelecare Global Solutions, Inc.
09/19/08	Ayala Corporation and Providence Equity Partners/eTelecare Global Solutions, Inc.
08/04/08	Aegis BPO Services Limited/PeopleSupport Incorporated
07/16/08	Convergys Corporation/Intervoice, Inc.
07/10/08	WNS (Holdings) Limited/Aviva Global Services
06/06/08	Stratton Spain SL/Multienlace SA
04/07/08	WNS (Holdings) Limited/Chang Limited
01/28/08	Global BPO Services Corp./Stream Holdings Corporation
12/12/07	NCO Group, Inc./Outsourcing Solutions Inc.
03/07/07	WNS (Holdings) Limited/Marketics Technologies (India) Private Limited
01/12/07	ClientLogic Corporation/SITEL Corporation
11/15/06	One Equity Partners/NCO Group, Inc.
11/03/06	Diamond Castle Holdings, LLC/PRC, LLC
10/02/06	West Corporation/InPulse Response Group, Inc.

Greenhill derived from the Precedent Transactions a reference range of valuation multiples of 7.0x to 8.5x LTM EBITDA. The range of valuation multiples was selected by Greenhill first by focusing on three of the Precedent Transactions which were considered by Greenhill to provide particularly meaningful comparisons, both because they were ultimately consummated and based on the similarity of the businesses of the acquired companies to that of ICT, and for which relevant financial information is publicly available. These three transactions (Ayala Corporation and Providence Equity Partners/eTelecare Global Solutions, Inc.; ClientLogic Corporation/SITEL Corporation; and One Equity Partners/NCO Group, Inc.) had a mean valuation multiple of 7.6x LTM EBITDA. Greenhill then considered the LTM EBITDA valuation multiples of other Precedent Transactions of which it was aware that were proposed but not consummated, and for which relevant financial information is publicly available. Such transactions had LTM EBITDA multiples below 7.6x, including, in the case of one of the unconsummated transactions, an LTM EBITDA multiple below 4x. Finally, Greenhill considered the efforts of ICT to improve its business and results of operations, which efforts Greenhill believed provided reasonable justification for expanding the upper end of the multiple range. Greenhill thus determined that the LTM EBITDA multiple range of 7.0x to 8.5x was appropriate for its analysis of the merger. Greenhill then applied these multiples to ICT in order to derive an implied per share equity value range for ICT. This methodology resulted in an implied per share equity value of $13.50 to $16.00 for ICT. Greenhill compared this range to the merger consideration to be received by holders of ICT common stock in the merger.

Premiums Paid Analysis

Greenhill reviewed available data from selected consummated public company acquisition transactions announced in the last twelve months involving North American target companies with market capitalizations between $50 million and $250 million (the “Broad Group”) and available data from the Precedent Transactions (the “Industry Group”), to derive indicative premium ranges. Greenhill reviewed the premiums represented by the acquisition price per share in each of such acquisition transactions as compared to the average closing price per share of the target company one day, one week and one month prior to the announcement of such acquisition transaction.

	One Day Prior to	One Week Prior to	One Month Prior to
	Announcement	Announcement	Announcement

Broad Group	42.6%	48.3%	48.2%
Industry Group	28.5%	41.1%	35.4%

Based on this analysis, Greenhill applied a summary range based on the median premiums for the transactions described above to the unaffected share price for ICT common stock, based on the closing price per share on October 2, 2009, in order to derive an implied per share value range for ICT common stock.

This methodology resulted in an implied per share value range of $13.50 to $15.50 for ICT common stock. Greenhill compared this range to the merger consideration to be received by holders of ICT common stock in the merger. Greenhill further observed that the merger consideration to be received in the merger represented a premium of 48.7% over the closing price of ICT common stock on October 2, 2009.

Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on such factors as perceived growth, synergies, strategic value and type of consideration utilized in such acquisition transactions. None of the target companies in the these transactions is identical to ICT and, accordingly, Greenhill’s analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the premium implied by the merger versus the premiums implied by these transactions.

Comparable Company Valuation Analysis

Greenhill performed a comparable company valuation analysis of ICT, an analysis which is based on factors including the then current market values, capital structures and operating statistics of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies which then could be applied to ICT in order to derive an implied per share equity value range for ICT.

In this analysis, Greenhill reviewed certain financial information for ICT and compared such information to the corresponding financial information, ratios and public market multiples for the following publicly traded companies (the “Peer Group”):

•	Convergys Corporation;

•	TeleTech Holdings, Inc.;

•	Sykes; and

•	APAC Customer Service

Greenhill selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered reasonably comparable to those of ICT. None of the companies in the Peer Group is directly comparable to ICT or its operations. Accordingly, Greenhill’s analysis of the Peer Group necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples for the Peer Group. Financial data for the Peer Group were based on information Greenhill obtained from publicly available data providers, including Capital IQ, Inc., FactSet Research Systems, Inc., Bloomberg and the International Brokers’ Estimate System and equity research originated by Stifel Nicolaus & Company (“Stifel Nicolaus”). Financial data of ICT were based on financial forecasts and other financial and operating data concerning ICT prepared by ICT’s management and that ICT’s management provided to Greenhill to utilize for purposes of its analyses, as well as financial forecasts prepared by the International Brokers’ Estimate System and equity research originated by Stifel Nicolaus.

In evaluating the Peer Group, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ICT, such as the impact of competition on the business of ICT and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of ICT or its industry, or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to ICT and judgments as to the relative comparability of the various valuation parameters with respect to ICT and the Peer Group. The numerical results may not in themselves be meaningful in analyzing the merger consideration to be received by holders of ICT common stock as compared to the Peer Group.

For purposes of this analysis, Greenhill analyzed the following information for the Peer Group, as well as for ICT:

•	Enterprise value, calculated as the sum of the fully diluted market value of the respective company’s common stock, the book value of its outstanding debt, the book value of its preferred stock and the book value of any minority interest, minus total cash and cash equivalents, as a multiple of estimated EBITDA, for estimated calendar year 2010; and

•	Per share equity value of its common stock as a multiple of estimated earnings per share (“EPS”), for estimated calendar year 2010.

Based on this analysis and applying its professional judgment, Greenhill selected a range of enterprise value multiples of estimated EBITDA between 4.5x and 5.5x for 2010, reflecting the relative growth and profit margins of ICT versus the Peer Group. Greenhill then calculated for each share of ICT common stock the implied enterprise value, implied equity value, implied price per share and percentage premium to ICT’s closing price on October 2, 2009 by applying the multiple range to ICT’s management’s estimated 2010 EBITDA and the estimates of equity research originated by Stifel Nicolaus for ICT’s EBITDA in 2010. This analysis implied the ranges of enterprise values, equity values, prices per share and percentage premium to ICT’s closing price on October 2, 2009 set forth below:

	Analysts	Management
($ in millions, except per
share amounts and percentages)

2010 EBITDA	$32	$40
Traded Peer Multiple Range	4.5x - 5.5x	4.5x - 5.5x
Implied Enterprise Value Range	$144 - $176	$182 - $222
Implied Equity Value Range	$187 - $219	$224 - $265
Implied Per Share Price	$11.60 - $13.60	$13.93 - $16.44
% Premium to 10/02/09	12.2% - 31.5%	34.7% - 59.0%

Discounted Equity Valuation Analysis

Greenhill performed an analysis comparing, on the one hand, a theoretical price per share of ICT’s common stock as of September 30, 2010 on a standalone basis to, on the other hand, the merger consideration to be received by holders of ICT common stock in the merger. In order to estimate the potential change in the price per share of ICT’s common stock between September 30, 2009 and September 30, 2010, Greenhill estimated a theoretical price per share of ICT’s common stock as of September 30, 2010 on the basis of ICT’s management projections for EBITDA for the calendar year 2011 and assuming the same enterprise value over the current year’s EBITDA multiple of (4.3x) reflected in the October 2, 2009 closing price of ICT’s common stock. Greenhill then observed what the present value of ICT’s common stock would be if the estimated theoretical September 30, 2010 share price were discounted back using a 17.3% illustrative discount rate (Greenhill estimated this discount rate on the basis of the Capital Asset Pricing Model, assuming equity risk and sized-based equity premia per Ibbotson Associates’ Stock, Bonds, Bills and Inflation, Valuation Yearbook, an assumed levered beta per an analysis of the Peer Group and a risk-free rate of return per the 30 year U.S. Treasury Yield as of October 2, 2009). Based on these assumptions, Greenhill calculated the present value of the estimated theoretical value as of September 30, 2010 to be approximately $14.04 per share of ICT common stock.

In addition, Greenhill estimated a range of theoretical share prices for ICT’s common stock as of September 30, 2011 and also discounted back these theoretical share prices using a 17.3% illustrative discount rate. While ICT’s management had prepared a high-level financial forecast for 2010 through 2013 (see “Proposal 1: The Merger — ICT Unaudited Prospective Financial Information” beginning on page 59), it did not prepare detailed projections for those years. Accordingly, Greenhill performed a sensitivity analysis to estimate a range of theoretical share prices for ICT’s common stock given a range of calendar year 2012 revenue growth rates (ranging from 2.5% to 12.5%) and calendar year 2012 earnings before interest and taxation margins (ranging from 4.0% to 8.0%) as well as several different EBITDA multiples based on different metrics (including the current year’s EBITDA multiple (4.3x), an average multiple over the past three years (4.9x) and the current year’s Peer Group’s EBITDA multiple (6.3x)). Greenhill then discounted back these theoretical share prices. The respective midpoint projected prices per share of ICT common stock at the assumed EBITDA multiples for these metrics were $10.76, $11.95 and $14.74, respectively. Greenhill compared these prices to the merger consideration to be received by holders of ICT common stock in the merger.

In connection with preparing it fairness opinion, Greenhill elected to perform this discounted equity valuation analysis, but not to perform a discounted cash flow analysis, because it believed that the discounted equity valuation analysis presented a more accurate assessment of the value of the ICT stock over the relatively near term (i.e., one to two years from the date of the analysis), while a discounted cash flow analysis would have attempted to arrive at a projected value on a longer term basis. Given the uncertain nature of the global equity markets and general economic environment, the fact that detailed financial projections for ICT were available only through 2009, and the fact that a significant portion of the projected future value of ICT stock was based on assumptions regarding the success of the efforts ICT had undertaken to improve its business and results of operations, Greenhill determined that the discounted equity valuation analysis provided a more meaningful analysis for the benefit of the ICT board of directors, as part of Greenhill’s overall presentation, than a discounted cash flow analysis, which would have been more speculative.

Research Analyst Stock Price Targets

Using publicly available securities research analyst estimates, Greenhill noted that the range of the analysts’ 12-month stock price targets for ICT was $10.00 to $17.00, with a median of $13.75. Greenhill compared the analysts’ 12-month price targets for ICT to the merger consideration to be received by holders of ICT common stock in the merger.

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration to be paid to the holders of ICT common stock pursuant to the merger agreement. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which ICT might actually be sold.

Engagement of Greenhill

The ICT board of directors hired Greenhill based on its qualifications and expertise in providing financial advice to acquirers, target companies and their respective boards of directors in merger and acquisition transactions. In November 2006, ICT retained Greenhill as financial advisor to ICT and Greenhill was paid $250,000 for advising ICT with respect to various strategic alternatives. The November 2006 engagement letter terminated in accordance with its terms, but on November 7, 2008, ICT re-engaged Greenhill, under an engagement letter with terms substantially similar to the November 2006 letter, to act as its financial advisor. Pursuant to the terms of this engagement letter, ICT has agreed to pay Greenhill a transaction fee of approximately $3.7 million, $2.65 million of which is payable upon consummation of the merger. In addition, ICT has agreed to reimburse Greenhill for all of its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of many factors considered by the ICT board of directors in evaluating the merger and should not be viewed as determinative of the views of the ICT board of directors with respect to the merger.

Greenhill has not performed any services for Sykes in the last three years, and Sykes does not currently expect to engage Greenhill to perform any services in the future.

Sykes’ Reasons for the Merger

The Sykes board of directors determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and fair to, and in the best interest of Sykes and its shareholders. In the course of reaching its conclusion to approve the merger, the Sykes board of directors consulted with Sykes’ senior management and its financial advisors and legal counsel, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Sykes and its shareholders. The Sykes board of directors considered the past financial performance and condition, business operations and prospects of each of Sykes and ICT, the prospects for Sykes and ICT as a combined company, the terms and conditions of the merger agreement and the ancillary documents, the results of the due diligence investigations conducted by Sykes’ management, accountants and legal counsel, and the analysis of Sykes’ legal and financial advisors, including Credit Suisse. The Sykes board of directors specifically considered the following potential benefits of the merger:

•	Expanded Client Portfolio. Each of the top 14 clients of ICT, representing approximately 63% of total ICT revenues, will be new clients for Sykes.

•	Accelerated Entry into New Verticals. ICT has clients in the U.S. government, utility and healthcare verticals, all of which are new to Sykes. Accordingly, the merger will provide an entry into those verticals on an accelerated basis.

•	Deeper Expertise within Financial and Telecom Verticals. Sykes has made significant inroads into the financial and telecom services verticals, but the merger with ICT will allow Sykes to quickly build deeper expertise in these two verticals which are increasingly significant in the customer contact management solutions and services industry.

•	Extended Delivery Footprint. The merger with ICT will extend Sykes’ geographical footprint into India, Mexico and Australia, providing Sykes with additional delivery capabilities for its existing clients.

•	Sustainable Revenue Growth and Margin Expansion. The addition of ICT’s clients to Sykes’ portfolio, together with ICT’s expertise in certain verticals, provides Sykes with the ability to provide a greater depth of services to existing clients, thereby creating revenue growth rates that are expected to be more consistent and sustainable than can be achieved by growth solely from a new client sales pipeline. Additionally, the increase in annual revenues permits the leverage of Sykes’ infrastructure to improve and sustain margins.

•	Revenue Scale. The increase in annual revenues resulting from the merger will allow Sykes to pursue client acquisition opportunities that are larger and more complex in scope.

•	Reduced Client Concentration. The addition of new clients in new verticals to Sykes existing client portfolio further reduces Sykes’ client concentration, thereby further mitigating Sykes’ risk profile.

•	Merger Consideration Mix. The terms of the merger providing for fifty (50%) of ICT’s shares of common stock to be converted into shares of Sykes stock, allowing Sykes to achieve the benefits of the merger without depleting it cash reserves, thereby maintaining a strong balance sheet.

•	Realization of Synergies. Potential annual synergies of approximately $20 million are expected to be realized as a result of the merger, all within approximately 12 months from the effective date of the merger. These synergies will be realized primarily through the elimination of duplicative general and administrative expenses, operational synergies and implementation of Sykes’ lower cost structure.

The Sykes board of directors also identified and considered potentially negative factors, specifically including but not limited to the risks identified in the section entitled “Risk Factors” on page 30 and the following:

•	Strain on Management, Operational, Financial and Other Resources. As a result of the merger, Sykes will be rapidly and significantly expanding its global operations, including increasing its client base and scaling up its infrastructure to support this new level of services. This expansion will increase the complexity of Sykes’ business and place significant strain on its management, personnel, operations, systems, technical performance, financial resources and internal financial control and reporting functions. Sykes may not be able to manage this growth effectively, which could damage its reputation, limit its growth and negatively affect its operating results.

•	Costs and Lost Benefits if the Merger is not Consummated. If the merger is not consummated, Sykes’ management would have devoted substantial time and resources to the proposed merger at the expense of attending to and growing Sykes’ existing business and other business opportunities.

The foregoing discussion of the factors considered by Sykes’ board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Sykes’ board of directors. In reaching its decision to approve the merger agreement, the merger and other transactions contemplated by the merger agreement, Sykes’ board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Sykes’ board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.

ICT Unaudited Prospective Financial Information

ICT does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, ICT is including the unaudited prospective financial information set forth below to provide its shareholders access to certain non-public unaudited prospective financial information that was made available to the ICT board of directors and Greenhill in connection with the ICT board of directors’ consideration of the merger. Set forth below is certain unaudited prospective financial information for the fiscal years 2009 through 2013. The inclusion of this information should not be regarded as an indication that any of ICT, Greenhill or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of ICT, Greenhill or their respective affiliates assumes any responsibility for the accuracy of this information.

The selected unaudited prospective financial information for the years 2009, 2010 and 2011 set forth in the following table was originally completed by ICT in early 2009 and presented to its board of directors in connection with the establishment of goals relating to long-term compensation plans, and was not prepared with a view toward public disclosure. Consistent with ICT’s past practice, the prospective financial information for 2009 represented a detailed operating plan for the company, prepared using detailed estimates of revenue, capacity, investments in equipment and infrastructure, staffing and compensation expense, foreign exchange rates and other items. The prospective financial information for 2010 and 2011 was prepared using high-level assumptions regarding general economic conditions and continuation of business trends, including revenue growth, as well as targeted operating margins. The 2010 and 2011 projections were prepared for purposes of establishing long term incentive compensation targets and providing guidance to ICT’s board regarding the longer term business direction of the company.

	Year Ending December 31,
	2009	2010	2011
	(In millions, except per share data)

Revenue	$411	$440	$475
Revenue Growth Rate	(4.0)%	7.1%	8.0%
Operating Income	$4.9	$15.4	$23.8
Operating Margin Ratio	1.2%	3.5%	5.0%
Pre-Tax Income	$5.0	$15.5	$23.9
Net Income	$4.0	$12.4	$19.1
Earnings Per Share (diluted)	$0.25	$0.74	$1.11
Shares Outstanding	16.2	16.8	17.3

In addition to the above unaudited prospective financial information for the years 2009, 2010 and 2011, management provided Greenhill, in connection with an ICT board meeting held in April 2009 which was attended by Greenhill for the purposes of briefing the board on general strategic matters, with unaudited prospective financial information for the years 2009 through 2013. Such information included unaudited prospective financial information for 2009, 2010 and 2011 identical to that set forth above (except for rounding differences in certain line items of the 2011 projections), and high-level unaudited prospective financial information for 2012 and 2013. The high-level unaudited prospective financial information for 2012 and 2013 was not detailed. Rather, it was prepared purely for illustrative purposes and simply represented the 2011 unaudited prospective financial information adjusted to reflect an assumed 9.0% annual rate of revenue growth, which rate was also applied to costs of services, a slightly reduced rate of growth, as compared to the management projections, for selling, general and administrative expenses. In Greenhill’s presentation to the ICT board at the April 2009 meeting, it presented management’s five-year unaudited prospective financial information, as well as, for illustrative purposes, a modified five-year forecast in which Greenhill reduced the assumed annual growth rates from 8.0% to 6.0% in 2011, 9.0% to 5.0% in 2012 and 9.0% to 4.0% in 2013, and also made certain modifications to management’s assumptions regarding growth rates for costs of services and selling, general and administrative expenses, which adjustments and modifications Greenhill believed reasonable in light of ICT’s historic performance and operating scale.

Selected unaudited prospective financial information for the years 2011, 2012 and 2013, as provided in the five-year unaudited prospective financial information discussed in the preceding paragraph, both as originally generated by management and as such information was adjusted by Greenhill, is set forth in the following tables.

Management-Generated

	Year Ending December 31,
	2011	2012	2013
	(In millions, except per share data)

Revenue	$475.0	$517.8	$564.3
Revenue Growth Rate	8.0%	9.0%	9.0%
Operating Income	$23.7	$31.1	$33.9
Operating Margin Percentage	5.0%	6.0%	6.0%
Net Income	$19.0	$24.9	$27.2
Earnings Per Share (diluted)	$1.10	$1.42	$1.53

Greenhill-Adjusted

	Year Ending December 31,
	2011	2012	2013
	(In millions, except per share data)

Revenue	$466.4	$489.7	$509.3
Revenue Growth Rate	6.0%	5.0%	4.0%
Operating Income	$18.7	$20.6	$21.4
Operating Margin Percentage	4.0%	4.2%	4.2%
Net Income	$14.0	$16.5	$17.2
Earnings Per Share (diluted)	$0.81	$0.94	$0.97

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to future events and matters including industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments, and matters specific to ICT’s business, such as economic, political and other conditions affecting ICT’s clients, including demand for the products or services of those clients, as well as economic, political and other conditions that could affect the interest of those clients in outsourcing service functions and competitive conditions, many of which are beyond ICT’s control. These estimates and assumptions were believed by ICT management to be reasonable at the time the unaudited prospective financial information was prepared, but may not ultimately occur as anticipated. The unaudited prospective financial information does not give effect to the merger and was, as discussed above, prepared solely for internal use. It is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. ICT’s shareholders are urged to review ICT’s most recent SEC filings for descriptions of risk factors with respect to ICT’s business and of ICT’s anticipated results of operations, financial condition and capital resources for 2009. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29 and “Where You Can Find More Information” beginning on page 118. The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither ICT’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of ICT’s independent registered public accounting firm contained in ICT’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus, relates to ICT’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

In preparing the above unaudited prospective financial information, ICT made the material assumptions set forth below for the period from 2009 to 2011. No assurances can be given that these assumptions will accurately reflect future conditions. These assumptions include: (i) relative weakness in general economic conditions would impact revenue growth; (ii) ICT would not complete a significant acquisition; (iii) despite continued growth in offshore delivery of outsourced services, certain programs, particularly for healthcare and government clients, would be performed onshore; (iv) ICT would continue to experience significant, but manageable, price pressure; and (v) ICT would focus on core business development and revenue growth.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by ICT, Sykes, Greenhill or any other person to any shareholder of ICT regarding the ultimate performance of ICT compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events, and they should not be relied on as such.

ICT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Interests of Certain Persons in the Merger

In considering the recommendation of the ICT board of directors with respect to the merger agreement, shareholders should be aware that certain of ICT’s directors and executive officers have interests in the merger that may be different from, or in addition to, ICT’s shareholders generally. The ICT board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be adopted.

Effect of the Merger on Outstanding Equity Awards under ICT’s Equity Compensation Plans

General

Under the terms of ICT’s 2006 Equity Compensation Plan and 2006 Non-Employee Directors Plan (collectively, the “ICT equity compensation plans”), outstanding equity awards held by ICT’s employees (including executive officers) and directors generally vest in full upon consummation of a change in control. The following discussion describes the specific treatment of these awards in the merger, which will constitute a change in control for purposes of the ICT equity compensation plans. These awards were granted in the ordinary course of business as part of maintaining the market competitiveness of the total compensation offered by ICT to its executive officers and other key employees.

Stock Options

Each outstanding ICT stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price is equal to or greater than $15.38, then the stock option will be canceled without any payment to the stock option holder.

The following table sets forth the number of outstanding vested stock options to acquire ICT common stock that were held by ICT’s directors and executive officers as of October 6, 2009, the day the proposed merger with Sykes was announced, and the estimated consideration that each of them would have received after the effective time of the merger in connection with the cancellation of their stock options, assuming continued employment through the effective time of the merger. Stock options with an exercise price equal to or greater than $15.38 are set forth in a separate column titled “No. of Shares Underlying Out-of-the-Money Options to Be Canceled,” as these stock options would be canceled without any payment. As of October 6, 2009, there were no outstanding unvested stock options to acquire ICT common stock held by ICT’s directors and executive officers.

		Weighted		No. of Shares
		Average		Underlying
	No. of Shares	Exercise		Vested
	Underlying	Price		Out-of-the-
	Vested	of Vested	Total Estimated	Money
	In-the-Money	In-the-Money	Resulting Option	Options to be
	Options	Options	Consideration	Canceled
	(#)	($)	($)	(#)
Non-Employee Directors:
Donald Brennan	22,500	11.39	89,825	2,500
Gordon Coburn	15,000	12.00	50,700	—
Eileen Fusco	—	—	—	—
Richard Roscitt	—	—	—	—
Bernard Somers	18,500	9.07	116,755	5,000
John Stoops	18,500	9.07	116,755	3,000
Executive Officers:
John Brennan	72,200	9.94	392,446	27,300
John Campbell	34,100	10.20	176,691	6,200
Pamela Goyke	—	—	—	—
Guy Gray	—	—	—	—
Janice Jones	7,000	10.40	34,845	2,900
Timothy Kowalski	7,550	10.65	35,684	3,900
Gail Lebel	1,500	9.90	8,220	—
Rachel Macha	—	—	—	—
John Magee	14,400	9.70	81,752	5,000
Jeffrey Moore	20,000	13.68	34,000	—
Vincent Paccapaniccia	14,000	10.71	65,380	3,400

During the period between October 7, 2009 and December 17, 2009, all stock options to acquire ICT common stock held by ICT’s directors and executive officers with an exercise price below $15.38 were exercised. In addition, on November 30, 2009, Ms. Jones exercised 1,500 stock options with an exercise price in excess of $15.38.

Restricted Stock Units

At the effective time of the merger, each outstanding RSU granted by ICT under any of its equity compensation plans will become fully vested and then will be canceled and the holder of such vested awards will be entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise be convertible. These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

As of December 17, 2009, there are no vested outstanding RSUs held by ICT’s directors and executive officers. The following table sets forth the number of the unvested outstanding RSUs held by ICT’s directors and executive officers that will become fully vested and then be canceled and an estimate of the total resulting consideration that would be paid after the effective time of the merger, assuming $15.38 in cash is paid in respect of each share of ICT common stock into which the RSU would otherwise be convertible:

	No. of RSU Unit	Estimated
	Awards to be	Total Resulting
	Cashed Out	Consideration
	(#)	($)

Non-Employee Directors:
Donald Brennan	3,750	57,675
Gordon Coburn	3,750	57,675
Eileen Fusco	10,000	153,800
Richard Roscitt	6,250	96,125
Bernard Somers	3,750	57,675
John Stoops	3,750	57,675
Executive Officers:
John Brennan	304,673 (1)	4,685,871
John Campbell	8,246	126,823
Pamela Goyke	4,313	66,334
Guy Gray	21,911	336,991
Janice Jones	7,250	111,505
Timothy Kowalski	8,193	126,008
Gail Lebel	4,730	72,747
Rachel Macha	4,538	69,794
John Magee	12,980	199,632
Jeffrey Moore	6,250	96,125
Vincent Paccapaniccia	10,826	166,504

(1)	Includes 75,000 RSUs that Mr. Brennan may become entitled to under his employment agreement, subject to ICT’s 2009 performance.

Change in Control Severance Agreements

ICT has entered into employment agreements with each of its executive officers, including ICT’s President and Chief Executive Officer, John J. Brennan. Under Mr. Brennan’s employment agreement, if (i) his employment is involuntarily terminated (not for willful misconduct, as such term is defined in his employment agreement) within twenty-four months following the occurrence of a change in control of ICT (as defined in his employment agreement), (ii) he resigns for good reason (as such term is defined in his employment agreement) within twenty-four months following the occurrence of a change in control of ICT, or (iii) he terminates his employment for any reason (other than for willful misconduct) during the thirty-day period immediately following the date that is six months after the occurrence of a change in control, he would be entitled to the severance benefits described below.

In connection with the merger, on October 5, 2009 the Compensation Committee of ICT’s board of directors (the “Compensation Committee”) authorized the amendment of Mr. Brennan’s employment agreement to (i) reinstate his annual base salary effective December 1, 2009 to $695,000 (the “Base Salary”); (ii) clarify that, if the effective date of the merger is prior to December 31, 2009, for purposes of the RSU grants made in Appendix A of his employment agreement, the period from January 1, 2009 through the effective date of the merger will be deemed to constitute one full year of service during the applicable performance period under the ICT Long Term Incentive Plan (the “LTIP”); (iii) clarify that the merger constitutes both a “Designated Change of Control” and “Change of Control” (as such terms are defined in Mr. Brennan’s employment agreement); and (iv) amend the definition of good reason in Mr. Brennan’s employment agreement to reflect that a general salary or benefit reduction will not constitute good reason so long as the general salary or benefit reduction is applicable to all senior executives of ICT and its successors and of an acquiring corporation and any affiliate of ICT and its successors.

Under Mr. Brennan’s employment agreement, as in effect at the time of closing of the merger, if, after a change in control, which would be triggered by the merger, his employment is involuntarily terminated or he resigns for good reason or terminates his employment as described above, he would receive the following (conditioned on Mr. Brennan’s execution of a general release of claims and his adherence to non-solicitation, non-tampering, confidentiality and non-competition clauses set forth in his employment agreement that apply worldwide):

•	Severance benefits equal to three times his Base Salary plus an amount equal to (i) three times the average of his bonuses for the preceding two years, including amounts earned under the LTIP, and (ii) an additional one month of Base Salary if he does not receive a written notice of termination thirty days prior to his termination of employment;

•	Reimbursements for monthly COBRA premiums for a period of three years;

•	Personal financial planning expenses up to a maximum of $25,000 per calendar year (plus a tax “gross-up” payment) for a period of three years;

•	Expenses for the lease, insurance and cost of repairs of a luxury car for a period of three years; and

•	Premiums for certain life insurance and disability policies for a period of three years.

In connection with Mr. Brennan’s severance benefit, on December 2, 2009, the Compensation Committee approved a clarification of Mr. Brennan’s employment agreement to confirm his severance benefit as described above.

The employment agreements for ICT’s executive officers, excluding Mr. Brennan, provide a one-time, lump-sum cash severance payment ranging from eight to twenty-four months (as applicable, the “Severance Period”) of an executive officer’s annual base salary, as well as other benefits listed below, in the event their employment is involuntarily terminated without cause (as defined in the employment agreement) or they resign for good reason (as defined in the employment agreement) within eighteen months following the occurrence of a change in control (as defined in ICT’s 2006 Equity Compensation Plan), which would be triggered by the merger. In addition, in connection with the merger, on October 5, 2009, the Compensation Committee authorized the amendment of the executive officers’ employment agreements, excluding Mr. Brennan’s, to implement an adjustment of base salaries effective December 1, 2009 (which adjusted base salary would be used in the severance computation described below) and to provide incremental change-in-control severance benefits equal to three months of each executive officer’s adjusted base salary, which would be in addition to any severance benefits to which the executive officers are otherwise entitled under their employment agreements.

Supplementally, the Compensation Committee also authorized the amendment of the employment agreements for each of the executive officers, excluding Mr. Brennan, to clarify that, in the event the executive officer is involuntarily terminated without cause or resigns for good reason within eighteen months following the occurrence of a change in control, which would be triggered by the merger, the executive officer would be entitled to continued health benefits for a duration equal to the applicable Severance Period, beginning on the date of termination of the executive officer’s employment.

Under each executive officer’s employment agreement, as amended, if, within eighteen months after a change of control, which would be triggered by the merger, the executive officer’s employment is involuntarily terminated without cause or the executive officer resigns for good reason, the executive officer would receive the following (conditioned upon the executive officer executing a general release of claims and on adherence to non-solicitation, non-tampering and confidentiality clauses set forth in the individual employment agreements):

•	Severance benefits as specified in each executive officer’s employment agreement, which range from eight to twenty-four months of an executive officer’s annual base salary (as adjusted on December 1, 2009) and for Mr. Campbell only, an additional amount equal to two times his average quarterly incentive bonus for the twelve month period preceding his termination of employment;

•	Continued health benefits for a duration specified in each executive officer’s employment agreement (including a tax “gross-up” payment for such continued health benefits), which durations range from eight to twenty-four months;

•	An incremental change-in-control severance benefit equal to three months of the executive officer’s base salary (as adjusted on December 1, 2009); and

•	An additional one month of base salary if the executive officer does not receive a written notice of termination thirty days prior to his or her termination of employment and for Ms. Lebel only, such amount shall be the greater of 30 days base salary or the amount of base salary for the notice period required by applicable statute.

In addition, on October 5, 2009, the Compensation Committee authorized the creation of a transaction bonus pool in the amount of $1,000,000 to be paid in the event that the merger is consummated, for the benefit of certain executive officers, excluding Mr. Brennan, and key employees who perform critical functions in connection with the merger. Payments to an executive officer or key employee from the transaction bonus pool, if any, will be allocated by Mr. Brennan after consultation with the Compensation Committee, and will be paid in cash at the time of closing of the merger. The payments from the transaction bonus pool to executive officers, if any, are not reflected in the table below that sets forth the estimated amount of payments and the value of benefits for each executive officer.

The following table sets forth the estimated amount of payments and the value of benefits that each executive officer (including Mr. Brennan) would receive if the executive officer is involuntarily terminated without cause or resigns for good reason following the merger as described above:

						Estimated
		Incremental				“Gross-up”
	Cash	Health and			Aggregate	for Federal, State and
	Severance	Welfare			Value to	Local Income and
	Benefit(1)(8)	Benefits(2)	Perquisites		Executive	Payroll Taxes(3),(6)
Executive Officers:
John Brennan	$4,407,110 (7)	$36,217	$255,132	(4)	$4,698,459	$50,000 (5)
John Campbell	958,469 (7)	24,145	—		982,614	16,097
Pamela Goyke	400,000	16,097	—		416,097	10,731
Guy Gray	596,666	16,097	—		612,763	10,731
Janice Jones	353,334	16,097	—		369,431	10,731
Timothy Kowalski	676,667	24,145	—		700,812	16,097
Gail Lebel	215,000	8,048	—		223,048	5,365
Rachel Macha	245,000	8,048	—		253,048	5,365
John Magee	865,667	24,145	—		889,812	16,097
Jeffrey Moore	343,375	12,072	—		355,447	8,048
Vincent Paccapaniccia	758,333	24,145	—		782,478	16,097

(1)	ICT does not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Code.

(2)	Benefits listed under “Incremental Health and Welfare Benefits” are related to ICT’s group health plans and are estimated to be $1,006.04 per person, per month, multiplied by (i) 36 months for Mr. Brennan, (ii) 24 months for Messrs. Campbell, Kowalski, Magee and Paccapaniccia, (iii) 16 months for each of

Ms. Goyke, Mr. Gray and Ms. Jones, (iv) 12 months for Mr. Moore, and (v) 8 months for each of Ms. Lebel and Ms. Macha.

(3)	Assumes a 40% effective tax rate.

(4)	Benefits include monthly payments of: $2,091 for personal financial planning services, $2,083 for a luxury automobile lease, and $2,913 for premiums for certain life insurance and disability policies for a period of three years.

(5)	Assumes a true “gross-up” payment applicable to personal financial planning expenses only.

(6)	For executive officers other than Mr. Brennan, assumes a true “gross-up” payment applicable to the benefits listed under “Incremental Health and Welfare Benefits”.

(7)	Assumes employment is terminated in 2010 and bonus amounts are calculated based on maximum payout levels for 2009.

(8)	Assumes termination of employment without cause and 30 days payment of base salary in lieu of notice pursuant to the terms of the employment agreement of each executive officer.

The estimates in the foregoing table are based on a number of assumptions, including individual effective tax rates. Facts and circumstances at the time of any change in control transaction and termination thereafter could materially impact the amount of any potential gross-up.

In addition to the items described above, the Compensation Committee authorized the following actions on October 5, 2009 in connection with the merger:

•	The amendment of the employment agreements for 25 senior management employees to (i) implement an adjustment of base salaries effective as of December 1, 2009, (ii) provide an incremental change-in-control severance benefit equal to three months of the senior management employee’s adjusted base salary, and (iii) provide full severance benefits under the terms of the senior management employee’s current employment agreement, if the senior management employee’s employment agreement is not renewed during the 12-month period following the effective date of the merger;

•	To enter into agreements with 39 employees who currently do not have employment agreements with ICT, in order to implement (i) the adjustment of base salaries effective as of December 1, 2009 for those employees who received a 10% reduction in their base salary in 2009 as part of ICT’s overall cost reduction program, (ii) provide an incremental change-in-control severance benefit equal to three months of the employee’s base salary or adjusted base salary, as applicable (for certain sales employees with commissions, the severance benefit will take into account average monthly sales commissions), and (iii) provide the employees with severance benefits under ICT’s current plans, policies or practices, if the employee is terminated without cause during the 12-month period following the effective date of the merger;

•	The amendment of the LTIP to provide that the period from January 1, 2009 through the effective date of the merger will constitute one full year of performance, if the effective date of the merger is prior to December 31, 2009. The Compensation Committee will determine whether an employee has satisfied the LTIP performance criteria based on a partial year of performance if the effective date of the merger is prior to December 31, 2009 and based on a full year of performance if the effective date of the merger is after December 31, 2009. ICT will pay the bonuses under the LTIP in cash at or prior to the closing of the merger; and

•	The amendment of ICT’s Quarterly Incentive Plan (the “QIP”) to provide that the period from October 1, 2009 through the effective date of the merger will constitute a full quarter of performance, if the effective date of the merger is prior to December 31, 2009. The Compensation Committee will determine whether an employee has satisfied the QIP performance criteria based on a partial quarter of performance if the effective date of the merger is prior to December 31, 2009 and based on a full quarter of performance if the effective date of the merger is after December 31, 2009. ICT will pay the bonuses under the QIP in cash at or prior to the closing of the merger.

ICT 2009 Long-Term Incentive Plan Awards

As part of maintaining market competitiveness of the total compensation offered to its executive officers, ICT maintains the LTIP under which executive officers generally receive awards in the form of RSUs. For 2009, the Compensation Committee approved that long term compensation under the LTIP will be comprised of two elements: (i) service-based awards payable in cash at or prior to the closing of the merger and (ii) performance-based awards based on a partial year of performance if the effective date of the merger is prior to December 31, 2009 and based on a full year of performance if the effective date of the merger is after December 31, 2009, payable in cash at or prior to the closing of the merger. As of December 17, 2009, the Compensation Committee had not yet certified whether the executive officers have satisfied the performance criteria for the 2009 performance-based awards.

The following table sets forth the maximum potential amount that each of the executive officers would receive (in cash) under his or her 2009 LTIP award if the executive officer achieves the stretch performance goal (which provides the executive officer with the ability to earn 150% of his or her target 2009 performance-based award):

		Maximum Potential 2009	Maximum Potential
	2009 Service-	Performance-	Cash for 2009 LTIP Awards
	based Award	based Award	(Service & Performance)
	($)	($)	($)

Executive Officers:
John Brennan	347,500	521,250	868,750
John Campbell	109,500	164,250	273,750
Pamela Goyke	60,000	90,000	150,000
Guy Gray	134,300	201,450	335,750
Janice Jones	53,000	79,500	132,500
Timothy Kowalski	108,800	163,200	272,000
Gail Lebel	53,800	80,700	134,500
Rachel Macha	61,300	91,950	153,250
John Magee	139,100	208,650	347,750
Jeffrey Moore	64,400	96,600	161,000
Vincent Paccapaniccia	110,600	165,900	276,500

Indemnification and Insurance of ICT Directors and Executive Officers

Prior to the effective time of the merger, Sykes will use reasonable best efforts to obtain “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as the lower rated of Sykes’ or ICT’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively referred to as “D&O Insurance”), for all past or present directors, officers or employees of ICT and its subsidiaries (in all of their capacities) and all fiduciaries under any ICT benefit plans (collectively referred to as the “Indemnified Parties”), with terms, conditions, retentions and levels of coverage at least as favorable as ICT’s existing D&O Insurance with respect to matters existing or occurring prior to the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). If such “tail” insurance policies have been obtained, Sykes will, and will cause the surviving corporation after the effective time of the merger to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder.

If Sykes for any reason fails to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and Sykes will cause the surviving corporation to, continue to maintain in effect the current D&O Insurance, at no expense to the beneficiaries, for a period of at least six years from and after the effective time of the merger. However, Sykes (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of the merger agreement. If such insurance is unavailable, the surviving corporation will, and Sykes will cause the surviving corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the lower rated of Sykes’ and ICT’s current insurance carriers with respect to ICT’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in ICT’s existing policies as of the date of the merger agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). However, neither Sykes nor the surviving corporation is required to expend annually in excess of 250% of the annual premiums currently paid by ICT for such coverage; and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 250% of such annual premium.

From and after the effective time of the merger, Sykes will, and will cause the surviving corporation (or the surviving entity if after the time of the upstream merger) to indemnify, defend and hold harmless all Indemnified Parties against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of ICT or any of its subsidiaries or a fiduciary under any ICT benefit plan, or is or was serving at the request of ICT or any of its subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan), whether asserted or claimed prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby), and provide advancement of expenses to the Indemnified Parties (within ten days of receipt by Sykes or the surviving corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by ICT under the articles of incorporation, bylaws and indemnification agreements, if any, of ICT or any of its subsidiaries. In the event of any claim, action, suit, hearing, proceeding or investigation, whether civil, criminal or administrative, Sykes will, and will cause the surviving corporation to (x) not settle, compromise or consent to the entry of any judgment in such proceeding or threatened claim, action, suit, hearing, proceeding or investigation (and in which indemnification could be sought by an Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, hearing, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (y) cooperate in the defense of such matter.

Additionally, to the fullest extent permitted by applicable law, Sykes will, and will cause Merger Sub II to, include and cause to be maintained in effect in its (or any successor’s) organizational documents for a period of six years after the effective time of the merger, the current provisions contained in the articles of incorporation and bylaws of ICT regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of ICT.

The rights of the Indemnified Parties under the merger agreement are in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of ICT or any of its subsidiaries, or under any applicable contracts or laws. The rights of the Indemnified Parties under the merger agreement are intended to be for the benefit of, and may be enforced by, the Indemnified Parties.

The obligations of Sykes and the surviving corporation to the Indemnified Parties under the merger agreement will not be terminated, amended or modified in any manner so as to adversely affect the Indemnified Parties (including their successors, heirs and legal representatives).

Sykes’ Dividend Policy

Sykes does not currently pay dividends. Under the terms of the merger agreement, neither Sykes nor ICT may declare, set aside or pay any dividends with respect to their capital stock prior to the effective date of the merger or the termination of the merger agreement.

Manner and Procedure for Exchanging Shares of ICT Stock; No Fractional Shares

The conversion of ICT common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Sykes has retained Computershare Trust Company, N.A., as the exchange agent for the merger to handle the exchange of ICT common shares for the merger consideration, including the payment of cash for fractional shares. To effect the exchange of shares, the exchange agent will take the following actions:

ICT Shares

Simultaneously with or prior to the effective time of the merger, Sykes will deposit or cause to be deposited with the exchange agent a cash amount in immediately available funds sufficient to pay the aggregate cash portion of the merger consideration and book-entry shares (or certificates if requested) of Sykes common stock representing the aggregate stock portion of the merger consideration payable to ICT’s shareholders. In addition, Sykes will make available to the exchange agent from time to time as needed cash payable to holders of ICT common stock in lieu of fractional shares and for any dividends or distributions declared by Sykes following the effective time of the merger, but prior to the time holders of ICT common stock exchange their shares for the merger consideration.

If you hold your own shares of ICT common stock in certificated form, promptly after the effective time of the merger, and in no event later than the fifth business day following the effective time of the merger, the exchange agent will mail you a letter of transmittal which will contain instructions on how to surrender your shares of ICT common stock in exchange for the merger consideration. The exchange agent will pay you the merger consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your stock and provided any other items specified by the letter of transmittal. You should not submit your ICT stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Holders of book-entry shares will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent. Interest will not be paid or accrue in respect of the merger consideration.

In the event of a transfer of ownership of ICT common stock that is not registered in ICT’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

Fractional Shares

ICT shareholders will not receive any fractional shares of Sykes common stock pursuant to the merger. Instead of any fractional shares, shareholders will be paid an amount in cash for such fraction of a share calculated by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of ICT’s common stock surrendered by such holder) would otherwise be entitled by (ii) the volume weighted average price of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, as such prices are reported on the NASDAQ stock market.

Additionally, one year after the effective time of the merger, the exchange agent will deliver to Sykes all cash and shares of Sykes common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of ICT common stock. Thereafter, ICT shareholders must look only to Sykes, and Sykes will remain liable, for payment of the merger consideration on their shares of ICT common stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of ICT common stock five years after the effective time of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving corporation.

Regulatory Approvals Required for the Merger

Sykes and ICT have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under or notices pursuant to, the HSR Act. In using its reasonable best efforts to obtain the required regulatory approvals, Sykes may be obligated to take action to avoid the commencement of any action to prohibit any of the transactions contemplated by the merger agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action so as to enable the closing of the merger to occur.

Department of Justice, Federal Trade Commission and Other United States Antitrust Authorities.  The merger is subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the Federal Trade Commission (“FTC”), and the Antitrust Division of the Department of Justice (“DOJ”), in advance. Sykes and ICT filed the required HSR notification and report form on November 3, 2009. The HSR Act further provides that a transaction or portion of a transaction that is notifiable under the HSR Act, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective HSR Act notification forms. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties. The 30-day waiting period expired on December 3, 2009, with no Requests for Additional Information or Documentary Materials.

At any time before or after the acquisition is completed, either the DOJ or FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Sykes or ICT or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Sykes and ICT believe that the merger will receive the necessary regulatory clearance. However, Sykes and ICT can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Sykes and ICT will prevail.

In addition, the merger may be reviewed by the attorneys general in the various states in which Sykes and ICT operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger, although no such action is anticipated.

Timing.  Sykes and ICT cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, Sykes and ICT cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Sykes and ICT also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, Sykes and ICT cannot assure you as to its result.

Sykes and ICT are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Merger Expenses, Fees and Costs

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, with the exception of filing fees and local counsel fees associated with any antitrust filings for which Sykes will be solely responsible. Sykes and ICT have agreed to share equally all costs and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to printing and filing and, as applicable, mailing this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part, and any amendments or supplements thereto, and all SEC and other regulatory filing fees incurred in connection with the those documents. A termination fee of $7.5 million and reimbursement of actual expenses incurred by Sykes in connection with the merger of up to $4.5 million are payable by ICT if the merger agreement is terminated under certain circumstances (see “The Merger Agreement — Expenses and Fees” beginning on page 97).

Material U.S. Federal Income Tax Consequences of the Transaction

Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into ICT, with ICT continuing as the interim surviving corporation, which activity is referred to in this proxy statement/prospectus as the merger. Immediately following the effectiveness of the merger, the interim surviving corporation will be merged with and into Merger Sub II, with Merger Sub II surviving and continuing as a wholly-owned subsidiary of Sykes, which activity is referred to in this proxy statement/prospectus as the upstream merger. Throughout this proxy statement/prospectus, the merger and the upstream merger are referred to collectively as the mergers or the transaction. It is intended that the upstream merger will, through the binding commitment of the parties to the merger agreement, be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. The term surviving entity is sometimes used in this proxy statement/prospectus to refer to Merger Sub II as the surviving entity following the upstream merger. The following discussion sets forth the material U.S. federal income tax consequences of the transaction to U.S. holders (as defined below) of ICT common stock that exchange their ICT common stock for Sykes common stock and cash.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of ICT common stock that hold their shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of ICT common stock in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of ICT common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a holder of ICT common stock that received such ICT shares through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of ICT common stock that holds such ICT shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

The determination of the actual tax consequences of the transaction to a holder of ICT common stock will depend on the holder’s specific situation. Holders of ICT common stock should consult their own tax advisors as to the tax consequences of the transaction in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of ICT common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

The U.S. federal income tax consequences of the transaction to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ICT common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding ICT common stock should consult their own tax advisors.

Consequences of the Transaction Generally

ICT’s and Sykes’ obligations to complete the transaction are conditioned upon the receipt by ICT of the opinion of Morgan Lewis, its legal counsel, and the receipt by Sykes of the opinion of McDermott Will & Emery LLP (“McDermott Will & Emery”), its special tax counsel, each dated as of the effective date of the transaction, that the transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, counsel may require and rely upon customary representations from Sykes and ICT, and on customary factual assumptions. These customary representations include representations that the Section 368 continuity of interest test will be satisfied, requiring that Sykes common stock constitute at least 40% of the total consideration paid or payable to ICT shareholders in exchange for their ICT common stock. If any of the representations or assumptions relied upon in the opinions of counsel are inaccurate, the opinions may not be relied upon, and the discussion below, which assumes that the transaction will qualify as a “reorganization” under Section 368(a) of the Code, may not accurately describe the tax consequences of the transaction.

Whether the continuity of interest test will be satisfied depends primarily upon the market value of the Sykes common stock either as of (i) the effective date if the effective time occurs when NASDAQ has opened for trading on the effective date, or (ii) the business day immediately preceding the effective date if the effective time occurs when the NASDAQ stock market have not yet opened for trading on the effective date. No assurances can be given that the continuity of interest test will be met. If the continuity of interest test is not met then neither Morgan Lewis nor McDermott Will & Emery will be able to issue opinions that the transaction constitutes a reorganization within the meaning of Section 368(a) of the Code. A tax opinion providing that the transaction constitutes a reorganization is a condition precedent to the obligation of each of Sykes and ICT to complete the transaction and without such tax opinion or a waiver of such condition by the parties the transaction will terminate.

Unless otherwise noted, the remainder of this discussion assumes that the transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Treatment of ICT and Sykes.  Neither ICT nor Sykes will recognize any gain or loss as a result of the transaction.

Tax Treatment of U.S. Holders of ICT Common Stock.  A U.S. Holder of shares of ICT common stock will recognize gain, if any, but not loss, equal to the lesser of (i) the amount of cash that such U.S. Holder receives in the transaction or (ii) the amount of gain “realized” in the transaction, which will equal the amount by which (a) the cash such holder receives in the transaction plus the fair market value of the Sykes common stock such holder receives in the transaction exceeds (b) such holder’s adjusted tax basis in the shares of ICT common stock surrendered in the transaction. If a U.S. Holder exchanges more than one “block” of shares of ICT common stock (that is, groups of shares that such holder acquired at different times or at different prices), such holder must calculate his, her or its gain separately as to each block, and the results for each block may not be netted in determining such holder’s overall gain. Instead, such U.S. Holder would recognize gain on those shares on which gain is realized, but, as described above, losses may not be recognized.

Character of Gain.  A U.S. Holder’s gain generally will be taxed as a capital gain, and such capital gain will constitute long-term gain if the shares of ICT common stock have been held by such holder for more than one year at the time of the consummation of the transaction. Generally, long-term capital gains recognized by non-corporate U.S. Holders will be subject to tax at a rate not to exceed 15%.

Holding Period.  The holding period of any Sykes common stock received in the transaction by a U.S. Holder of shares of ICT common stock, including any fractional share interest for which cash is received, will include the period during which such holder held such ICT shares surrendered in the transaction.

Tax Basis.  The aggregate tax basis of all Sykes common stock received in the transaction by a U.S. Holder of shares of ICT common stock will be the same as the aggregate tax basis of such ICT shares surrendered in the merger, increased by such holder’s recognized gain, if any, and reduced by the amount of cash received by such holder in the transaction.

Treatment of Cash Received in Lieu of Fractional Shares.  U.S. Holders of shares of ICT common stock who receive cash in lieu of fractional shares of Sykes common stock will be treated as having received such fractional shares in the transaction, and then as having exchanged such fractional shares for cash in a redemption by Sykes. The amount of any gain or loss recognized as a result of such exchange will be equal to the difference between the ratable portion of the tax basis of ICT shares of common stock exchanged in the transaction that is allocated to such fractional shares and the cash received in lieu thereof, and will constitute long-term capital gain or loss if the shares of ICT common stock exchanged therefor have been held by the U.S. Holder for more than one year at the time of the consummation of the transaction. Generally, long-term capital gains recognized by non-corporate U.S. Holders will be subject to tax at a rate not to exceed 15%.

Treatment if the Transaction Was Determined not to Qualify as a Reorganization under Section 368(a) of the Code.  If the transaction was determined not to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of ICT common stock would generally recognize gain or loss based on the difference between the value of the consideration received (cash and Sykes common stock) and such U.S. Holder’s tax basis in the shares of ICT common stock surrendered. Any such gain or loss would be long-term capital gain or loss to the extent that such U.S. Holder had a holding period in the ICT common stock surrendered of more than one year. In such circumstances, a U.S. Holder would generally have a fair market value basis in any Sykes common stock received and a holding period in such common stock that commenced on the day after the closing.

Backup Withholding and Information Reporting.  Certain non-corporate U.S. Holders of shares of capital stock may be subject to backup withholding at a rate of 28% with respect to cash received in the transaction (including in exchange for fractional shares of ICT common stock). Backup withholding will not apply, however, to a non-corporate U.S. Holder that (1) furnishes a correct taxpayer identification number and certifies under penalties of perjury that such U.S. Holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that will be sent to ICT shareholders following the completion of the merger, or (2) is otherwise exempt from backup withholding.

In general, backup withholding and information reporting will not apply to payments made to a Non-U.S. Holder if such holder has provided the required certification that the holder is not a U.S. person on IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable, and provided Sykes does not have actual knowledge that such holder is a U.S. person. Payments of the proceeds from the transaction to a Non-U.S. Holder made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting will apply to those payments, if the broker is: (1) a U.S. person, (2) a controlled foreign corporation for U.S. federal income tax purposes, (3) a foreign person 50% or more of whose gross income from all sources is effectively connected with the conduct of trade or business in the United States for a specified three-year period, or (4) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business, unless (a) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (b) the beneficial owner otherwise establishes an exemption. Payment of the merger consideration to a Non-U.S. Holder made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the certification that the Non-U.S. Holder is not a U.S. person described above has been received (and Sykes does not have actual knowledge that the Non-Holder is a U.S. person) or the Non-U.S. Holder otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be credited against the holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. HOLDERS OF SHARES OF ICT COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Dissenters’ Rights

Under Pennsylvania law, the holders of ICT common stock are not entitled to dissenters’ rights with respect to the merger. Therefore, although holders of ICT common stock may vote against the merger, they will not have the right under Pennsylvania law to demand payment of the “fair value” of their shares from ICT. A holder of ICT common stock who receives shares of Sykes common stock in the merger and who does not wish to be a Sykes shareholder may elect to sell his or her shares at any time in the public market at the value set by the market.

Stock Exchange Listing of Sykes Stock and Delisting and Deregistration of ICT Stock

Application will be made to have the shares of Sykes common stock to be issued in the merger approved for listing on the NASDAQ stock market, where Sykes common stock currently is traded. If the merger is consummated, ICT common stock will no longer be listed on the NASDAQ stock market, and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On October 9, 2009, United Union of Roofers, Waterproofers and Allied Workers Local Union No. 8 Annuity Fund and United Union of Roofers, Waterproofers and Allied Workers Local Union No. 8 Pension Fund filed a shareholder class action and derivative complaint in the Court of Common Pleas of Bucks County, Pennsylvania styled United Union of Roofers, Waterproofers and Allied Workers Local Union No. 8 Annuity Fund and United Union of Roofers, Waterproofers and Allied Workers Local Union No. 8 Pension Fund, Individually and On Behalf Of All Others Similarly Situated v. ICT Group, Inc., John J. Brennan, Donald P. Brennan, Gordon Coburn, Bernard Somers, John Stoops, Richard R. Roscitt, and Eileen S. Fusco and numbered as Case No. 2009-10761 on the docket of said Court (the “United Roofers Complaint”). The United Roofers Complaint alleged class action and derivative claims against the individual defendants and ICT for breach of fiduciary duty, gross mismanagement, and corporate waste in connection with the proposed merger transaction between Sykes and ICT.

On October 13, 2009, an ICT shareholder, Christopher Green, filed a Verified Derivative Shareholder Complaint in the Court of Common Pleas of Bucks County, Pennsylvania styled Christopher Green, Derivatively on behalf of Nominal Defendant ICT Group, Inc. v. John J. Brennan, Donald P. Brennan, Gordon Coburn, Bernard Somers, John Stoops, Richard R. Roscitt, Eileen S. Fusco, and Sykes Enterprises, Inc. and numbered as Case No. 2009-10827 on the docket of said Court (the “Green Complaint”). The Green Complaint names Sykes as a defendant and ICT as a nominal defendant and alleged claims against the individual defendants for breach of fiduciary duty, and a claim against Sykes for aiding and abetting the individual defendants’ breach of fiduciary duty in connection with the proposed merger transaction between Sykes and ICT

On October 29, 2009, an ICT shareholder, Mitesh Patel, filed a Shareholder Class Action and Derivative Complaint in the Court of Common Pleas of Bucks County, Pennsylvania styled Mitesh Patel, individually and on behalf of all similarly situated v. John J. Brennan, Donald P. Brennan, Gordon Coburn, Bernard Somers, John Stoops, Richard R. Roscitt, Eileen S. Fusco, ICT Group, Inc., Sykes Enterprises, Incorporated, SH Merger Subsidiary I, Inc. and SH Merger Subsidiary II, LLC and numbered as Case No. 2009-11514 on the docket of said Court (the “Patel Complaint”). The Patel Complaint alleged claims against the individual defendants and ICT for breach of fiduciary duty and against ICT and the three Sykes defendants for aiding and abetting the individual defendants’ breach of fiduciary duty in connection with the proposed merger transaction between Sykes and ICT.

The United Roofers Complaint, Green Complaint, and the Patel Complaint were procedurally and substantively consolidated by court order and styled In re: ICT Group, Inc. Shareholder Litigation and assigned Case No. 2009-10761 on the docket of the Court of Common Pleas of Bucks County, Pennsylvania (hereinafter the “Consolidated Action”). On November 24, 2009, a First Amended and Consolidated Class Action and Derivative Complaint (the “Consolidated Complaint”) was filed alleging class action and derivative claims against the individual defendants and ICT for breach of fiduciary duty, gross mismanagement, and corporate waste and against ICT, Sykes, SH Merger Subsidiary I, and SH Merger Subsidiary II, for aiding and abetting the individual defendants’ breach of fiduciary duty in connection with the proposed merger transaction between Sykes and ICT. The Consolidated Complaint supersedes the three earlier complaints. The defendants filed preliminary objections to the Consolidated Complaint on December 1, 2009, seeking dismissal of the action, which remain pending.

On December 14, 2009, ICT, Sykes and the other named defendants entered into a memorandum of understanding with the attorneys representing the plaintiffs in the Consolidated Action. The memorandum sets forth the terms on which the plaintiffs and defendants have agreed to settle the Consolidated Action, subject to court approval. If the court approves the settlement agreement, the Consolidated Complaint will be dismissed with prejudice. ICT, Sykes and the other defendants deny all of the allegations in the Consolidated Complaint. They nevertheless agreed to the settlement in order to avoid costly litigation and reduce the risk of any delay in the closing of the merger.

Pursuant to the terms of the memorandum, ICT has made additional disclosures in this proxy statement/prospectus relating to the background of the merger and Greenhill’s opinion on the fairness of the terms of the merger. In return for the additional disclosures, the plaintiffs have agreed to dismiss the Consolidated Complaint and all members of a putative opt-out settlement class will release any claims they have or may have against the defendants in connection with the matters alleged in the Consolidated Action. In addition, the defendants have agreed not to oppose a petition by plaintiffs’ counsel for an award of fees and expenses so long as it does not exceed $250,000.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding ICT, Sykes or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 118.

The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of ICT, Sykes, Merger Sub, Merger Sub II or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by ICT and Sykes.

The Merger

Sykes, Merger Sub, Merger Sub II, and ICT entered into the merger agreement on October 5, 2009. Each of the ICT board of directors and the Sykes board of directors has approved the merger agreement.

Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into ICT, with ICT continuing as the interim surviving corporation, which activity is referred to in this proxy statement/prospectus as the merger. Immediately following the effectiveness of the merger, the interim surviving corporation will be merged with and into Merger Sub II, with Merger Sub II surviving and continuing as a wholly-owned subsidiary of Sykes, which activity is referred to in this proxy statement/prospectus as the upstream merger. Throughout this proxy statement/prospectus, the merger and the upstream merger are referred to collectively as the mergers or the transaction. It is intended that the upstream merger will, through the binding commitment of the parties to the merger agreement, be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. The term surviving entity is sometimes used in this proxy statement/prospectus to refer to Merger Sub II as the surviving entity following the upstream merger. With respect to any time following the upstream merger, any references to the surviving corporation are references to the surviving entity.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully in its entirety because it is the legal agreement that governs the transaction.

Officers and Directors of the Surviving Corporation

Upon consummation of the merger, the officers and directors of Merger Sub will become the officers and directors of the surviving corporation.

Closing

Under the terms of the merger agreement, the closing of the merger will occur as soon as possible, and in any event not later than two business days, following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to fulfillment or waiver of those conditions).

Effective Time

At the closing of the merger, ICT will file articles of merger with the Department of State of the Commonwealth of Pennsylvania. The merger will become effective at 11:59 p.m. Eastern Time on the date the articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania or at a later time as agreed to by Sykes and ICT and set forth in the articles of merger.

Merger Consideration

At the effective time of the merger, each share of ICT common issued and outstanding, except for shares of ICT common stock held by Sykes or held in treasury by ICT which will be cancelled, will be converted into the right to receive consideration valued at $15.38, subject to adjustment as described below. The consideration per share of ICT common stock is payable as follows: (i) $7.69 is payable in cash without interest, and (ii) the remainder is payable by delivery of a number of shares of Sykes common stock equal to the exchange ratio described below divided by two (2). Except as described below, the exchange ratio will be the quotient determined by dividing $15.38 by the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger, referred to in this proxy statement/prospectus as the measurement value. The exchange ratio is subject to a symmetrical collar of 7.5% above and 7.5% below $20.8979, which is the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on October 2, 2009, the last trading day immediately prior to the date of the merger agreement. Within this collar, the exchange ratio will be determined pursuant to the calculation described above. If, however, the measurement value is equal to or less than $19.3306, then the exchange ratio will be 0.7956, and 0.3978 shares of Sykes common stock will be issued for each share of ICT common stock. If the measurement value is equal to or greater than $22.4652, then the exchange ratio will be 0.6846, and 0.3423 shares of Sykes common stock will be issued for each share of ICT common stock.

The table below provides examples of the consideration that will be paid to each ICT shareholder, assuming the average price of the Sykes common stock is as indicated.

	Pro Rata Values Reflecting Cash and Stock Consideration
Sykes			Number of Sykes	Implied Stock	Cash	Average
Average			Shares to be	Consideration	Consideration	Implied
Closing	Exchange		Issued per	Value per	Value per	Value per
Price(1)	Ratio(2)		ICT Share	ICT Share	ICT Share	ICT Share

$26.00	0.6846	x	0.3423	$8.8998	$7.69	$16.5898
$25.00	0.6846	x	0.3423	$8.5575	$7.69	$16.2475
$24.00	0.6846	x	0.3423	$8.2152	$7.69	$15.9052
$23.00	0.6846	x	0.3423	$7.8729	$7.69	$15.5629
$22.4652 (3)	0.6846	x	0.3423	$7.6898	$7.69	$15.3798
$22.00	0.6991	x	0.3495	$7.69	$7.69	$15.38
$21.00	0.7324	x	0.3662	$7.69	$7.69	$15.38
$20.00	0.769	x	0.3845	$7.69	$7.69	$15.38
$19.3306 (4)	0.7956	x	0.3978	$7.6897	$7.69	$15.3797
$19.00	0.7956	x	0.3978	$7.5582	$7.69	$15.2482
$18.00	0.7956	x	0.3978	$7.1604	$7.69	$14.8504
$17.00	0.7956	x	0.3978	$6.7626	$7.69	$14.4526
$16.00	0.7956	x	0.3978	$6.3648	$7.69	$14.0548

(1)	Determined by taking the average of the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger (the “measurement value”).

(2)	Within the collar, this amount is determined by dividing $15.38 by the measurement value.

(3)	No further adjustment will be made to the exchange ratio above the $22.4652 per share threshold.

(4)	No further adjustment will be made to the exchange ratio below the $19.3306 per share threshold.

Based on the volume weighted average of the per share sales prices of Sykes common stock for the ten consecutive trading days ending on [          ], 2009 ($[     ] per share) and the number of outstanding shares of ICT common stock on that date, Sykes estimates that the cash portion of the aggregate merger consideration will be approximately $[     ] million and that the number of shares of Sykes common stock to be issued as the stock portion of the merger consideration will be approximately [          ] million shares with a value of $[     ] million (based on such weighted average price). The actual amount of the cash merger consideration will be dependent upon the number of shares of ICT common stock outstanding at the time the merger becomes effective and the actual number of shares and value of Sykes common stock to be issued will be dependent upon the market price of Sykes stock prior to the effective time of the merger, as described above.

Treatment of ICT Stock Options and Restricted Stock Units

Each outstanding ICT stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger, but in no event later than ten business days following the effective time of the merger, an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price is equal to or greater than $15.38, then the stock option will be canceled without any payment to the stock option holder. Based on the number of outstanding stock options on [          ], 2009, Sykes estimates that holders of outstanding stock options will receive approximately $[     ] million, based upon an estimated average weighted exercise price of $[     ].

Also at the effective time of the merger, each outstanding RSU will become fully vested and then will be canceled and the holder of such vested awards will be entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise be convertible. Based on the number of outstanding RSUs on [          ], 2009, Sykes estimates that holders of outstanding RSUs will receive approximately $[     ] million.

These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Conversion of Shares; Exchange of Certificates

The conversion of ICT common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, Sykes will select a commercial bank or trust company reasonably acceptable to ICT to act as the exchange agent, for the purpose of exchanging certificates or book entry shares representing ICT common stock for the merger consideration and perform other duties as explained in the merger agreement. Simultaneous with or prior to the effective time of the merger, Sykes will deposit or cause to be deposited with such exchange agent a cash amount in immediately available funds sufficient to pay the aggregate cash portion of the merger consideration and book-entry shares (or certificates if requested) of Sykes common stock representing the aggregate stock portion of the merger consideration payable to ICT’s shareholders. In addition, Sykes will make available to the exchange agent from time to time as needed cash payable to holders of ICT common stock in lieu of fractional shares and for any dividends or distributions declared by Sykes following the effective time of the merger, but prior to the time holders of ICT common stock exchange their shares for the merger consideration.

If you hold your shares of ICT common stock in certificated form, promptly after the effective time of the merger, and in no event later than the fifth business day following the effective time of the merger, the exchange agent will mail you a letter of transmittal which will contain instructions on how to surrender your shares of ICT common stock in exchange for the merger consideration. The exchange agent will pay you the merger consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your shares of ICT common stock and provided any other items specified by the letter of transmittal. You should not submit your ICT stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Holders of book-entry shares will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent. Interest will not be paid or accrue in respect of the merger consideration.

In the event of a transfer of ownership of ICT common stock that is not registered in ICT’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

One year after the effective time of the merger, the exchange agent will deliver to Sykes all cash and shares of Sykes common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of ICT common stock. Thereafter, ICT shareholders must look only to Sykes, and Sykes will remain liable, for payment of the merger consideration on their shares of ICT common stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of ICT common stock five years after the effective time of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving corporation.

Dividends and Distributions

If you hold your shares of ICT common stock in certificated form, until you have provided to the exchange agent your signed letter of transmittal and other items specified in the letter of transmittal with respect to your shares of ICT common stock, any dividends or other distributions declared after the effective time of the merger with respect to Sykes common stock into which shares of ICT common stock may have been converted will accrue but will not be paid with respect to your shares of ICT common stock. When duly surrendered, Sykes will pay any unpaid dividends or other distributions, without interest, to former ICT shareholders.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any ICT shareholder the amounts it is required to deduct and withhold under any federal, state, local, or foreign tax laws.

No Fractional Shares

ICT shareholders will not receive any fractional shares of Sykes common stock pursuant to the merger. Instead of any fractional shares, shareholders will be paid an amount in cash for such fraction of a share calculated by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of ICT’s common stock surrendered by such holder) would otherwise be entitled by (ii) the volume weighted average price of Sykes common stock for the ten consecutive trading days ending three days prior to the effective time of the merger, as such prices are reported on the NASDAQ stock market.

Representations and Warranties

Each of Sykes and ICT has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	capitalization;

•	corporate authority to enter into and perform the obligations contemplated by the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and shareholder voting requirements to consummate the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings and consents;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of the merger;

•	the timely filing and accuracy of periodic reports and other filings with the SEC since January 1, 2006, as well as with respect to financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of business in the ordinary course since January 1, 2009 and absence of any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, a material adverse effect on either party since January 1, 2009;

•	absence of certain legal proceedings (pending or threatened) and orders;

•	compliance with applicable laws;

•	tax matters;

•	intellectual property matters;

•	regulatory compliance;

•	broker’s fees payable in connection with the merger and the other transactions contemplated by the merger agreement; and

•	the absence of any representation or warranty by either party except for those expressly set forth in the merger agreement and the acknowledgement by each party of certain investigations made of the other party and such party’s businesses.

ICT has made additional representations and warranties about itself to Sykes as to the following:

•	title to, or leasehold interest in, certain properties;

•	matters with respect to certain material contracts;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	matters with respect to insurance policies; and

•	absence of transactions with affiliates.

In addition, Sykes has made additional representations and warranties about itself to ICT as to the following:

•	the activities of the Merger Subs;

•	matters with respect to financing of the acquisition; and

•	ownership of ICT common stock by Sykes and its subsidiaries.

Many of ICT’s and Sykes’ representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect”, with respect to either party, is defined to mean an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that a material adverse effect is deemed not to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

•	changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the industries in which they operate;

•	changes in the industries in which they operate, to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in such industries;

•	any change in law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the industries in which they operate;

•	acts of war, armed hostility or terrorism to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the industries in which they operate;

•	the announcement of the merger agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such party or its subsidiaries due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement, or the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	any failure by such party to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in the price or trading volume of such party’s common stock on the NASDAQ stock market (although facts and circumstances giving rise to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

Conduct of Business Prior to Closing

ICT has agreed in the merger agreement that, until the earlier of the effective time of the merger and termination of the merger agreement, except as expressly contemplated by the merger agreement, required by applicable law or applicable stock exchange or regulatory organization or with Sykes’ prior written approval, which is not to be unreasonably withheld, conditioned or delayed, ICT and its subsidiaries will conduct their business in the ordinary and usual course consistent with ICT’s past practice and, to the extent consistent therewith, will use their reasonable best efforts to:

•	preserve their assets;

•	keep available the services of current officers, key employees and consultants of ICT and its subsidiaries;

•	preserve ICT’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors; and

•	comply in all material respects with all applicable laws.

ICT has further agreed in the merger agreement that until the effective time of the merger, with certain exceptions and except with Sykes’ prior written consent, which is not to be unreasonably withheld, conditioned or delayed, ICT will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend or propose to amend the organizational documents of ICT or its significant subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, or based on the value of, any shares of its capital stock of any class or any equity interest, voting debt of ICT or any of its subsidiaries (other than issuances upon the exercise of ICT stock options or the settlement of RSUs);

•	other than pursuant to cash management or investment portfolio activities in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets or intellectual property or any other business combination) any ownership interest in any corporation, partnership or other business organization or any assets or any interest in any assets from any other person for consideration valued in excess of $500,000 individually or $1,000,000 in the aggregate;

•	enter into any strategic licensing, joint venture, collaboration, alliance, co-promotion or similar agreement that involves payments by ICT to a third party in excess of $200,000 individually or $500,000 in the aggregate for all such contracts; provided that no such agreement would (1) constitute a material contract of ICT, (2) limit or restrict ICT or its subsidiaries or Sykes or any of its affiliates or any successor of such entities, in each case, after the effective time of the merger, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any material geographic area (other than any limitation or restriction which ICT would have the right to terminate upon a change of control at no cost and with no such continuing material restrictions or obligations to ICT or Sykes or any of their respective subsidiaries) or (3) be reasonably expected to interfere with the parties’ ability to consummate the merger;

•	(1) purchase financial instruments that at the time of purchase qualify as Level III assets (as defined in FASB Statement No. 157); (2) change in a material manner the average duration of ICT’s investment portfolio or the average credit quality of such portfolio, except for changes that would reduce investment risk in such portfolio; (3) materially change investment guidelines with respect to ICT’s investment portfolio except for changes that would reduce investment risk of ICT’s investment portfolio; (4) hypothecate, repo, encumber or otherwise pledge assets in ICT’s investment portfolio; or (5) invest new surplus cash from operations in securities other than short-term liquid securities permitted by Sykes’ investment guidelines (which are required to be implemented by ICT with respect to such new surplus cash as soon as practicable after the date of the merger agreement);

•	enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements (other than for purposes of offsetting a bona fide exposure);

•	merge or consolidate ICT or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ICT or any of its subsidiaries, other than any such transaction between direct or indirect wholly-owned subsidiaries of ICT that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including intellectual property);

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any material property or assets (including intellectual property) of ICT or any of its subsidiaries to any third party, except (1) pursuant to existing contracts or commitments, (2) for the sale of goods and services in the ordinary course of business consistent with past practice, (3) transactions involving property or assets of ICT or any of its subsidiaries having a value no greater than $500,000 in the aggregate for all such transfers, (4) in connection with any waiver, release, assignment, settlement or compromise of litigation otherwise permitted under the merger agreement, or (5) in connection with cash management or investment portfolio activities in the ordinary course of business;

•	split, combine, reclassify, subdivide or amend the terms of its outstanding capital stock or any other securities of ICT or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares;

•	declare, set aside, make or pay any dividend or other distribution on any shares of capital stock of ICT or its subsidiaries, except between or among wholly-owned subsidiaries of ICT;

•	purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of ICT equity compensation plans, (2) in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with the exercise of ICT stock options or vesting of RSUs or the lapse of restrictions in respect of any other equity interests in ICT, in each case pursuant to the terms of the applicable ICT equity compensation plans, or (3) required by the terms of any plans, arrangements or agreements existing on the date of the merger agreement between ICT or any of its subsidiaries and any director or employee of ICT or any of its subsidiaries;

•	incur any indebtedness for borrowed money or issue any debt securities, warrants or other rights to acquire debt securities of ICT or any of its subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other person for borrowed money (other than under existing working capital facilities and letter of credit facilities in the ordinary course);

•	make any loans or capital contributions to, or investments in, any person, except for (i) loans and capital contributions to, or investments in, ICT subsidiaries organized under the laws of one of the United States, (ii) with respect to each foreign subsidiary, (a) loans or capital contributions to, or investments in, foreign subsidiaries which are made in the ordinary course of business for the normal business operations of each such foreign subsidiary, consistent with past practice, and (b) additional loans or capital contributions to, or investments in, foreign subsidiaries in an amount not to exceed $250,000 in the aggregate for all foreign subsidiaries (but excluding from the limitation in this clause (b) such loans or capital contributions to, or investments in, one foreign subsidiary made by another foreign subsidiary), (iii) cash management or investment portfolio activities in the ordinary course of business and consistent with other restrictions on ICT investment portfolio activities set forth in the merger agreement, or (iv) in connection with certain transactions permitted by the merger agreement;

•	make or agree to make any capital expenditures or commit to any capital projects in excess of $500,000 in the aggregate for all such capital expenditures and projects, other than the capital expenditures and capital projects disclosed to Sykes;

•	subject to limited exceptions, terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any material contract of ICT, or enter into or materially amend any contract that, if existing on the date of the merger agreement, would be a material contract of ICT;

•	enter into an employment agreement or relationship with any person who earns an annual rate of base salary of more than or equal to $150,000 (other than with respect to employees hired pursuant to offers of employment outstanding on the date of the merger agreement);

•	enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims under any contract, which would be reasonably likely to (1) impair the ability of ICT to perform its obligations under the merger agreement in any material respect or (2) prevent or materially delay or impair the consummation of the mergers and the other transactions contemplated by the merger agreement;

•	except as required pursuant to any ICT benefit plans, foreign benefit plans, collective bargaining agreements, the terms of the merger agreement or any applicable law, and subject to limited exceptions, (1) grant or provide or adopt a plan or enter into an agreement to grant or provide any retention, change in control, severance or termination payments or benefits to any current or former director, officer, employee or consultant of ICT or any of its subsidiaries, (2) subject to certain limited exceptions, increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of ICT or any of its subsidiaries, (3) establish, adopt, amend or terminate any ICT benefit plan or amend the terms of any outstanding equity-based awards, (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any ICT benefit plan, (5) change any actuarial or other assumptions used to calculate funding obligations with respect to any ICT benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (6) issue or forgive any loans to directors, officers, employees, contractors or any of their respective affiliates except for any such issuance that would not violate the Sarbanes-Oxley Act and is consistent with past practice and policy;

•	pre-pay any long-term indebtedness for borrowed money or change the terms or extend the maturity of any long-term indebtedness (including providing cash cover under any letter of credit otherwise than as required to do so under such facility), other than borrowings under existing working capital facilities;

•	make any material change in its method of accounting or its accounting practices, policies or principles, unless required by law, a governmental entity or GAAP, or (1) change its fiscal year, (2) make, change or revoke any material United States tax election, (3) settle or compromise any tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $50,000 above any amount reserved for such claim in the latest ICT financial statements;

•	waive, release, assign, settle or compromise any claim which upon resolution would involve the payment by ICT of an amount in excess of $1 million in the aggregate or would involve the imposition of injunctive relief against ICT that would materially limit or restrict the business of Sykes and its subsidiaries following the effective time of the merger; or

•	authorize or enter into an agreement to do any of the actions described in the preceding bullets.

Sykes has agreed in the merger agreement that, until the earlier of the effective time of the merger and termination of the merger agreement, except as expressly contemplated by the merger agreement, required by applicable law or applicable stock exchange or regulatory organization or with ICT’s prior written approval, which is not to be unreasonably withheld, conditioned or delayed, Sykes and its subsidiaries will conduct their business in the ordinary and usual course consistent with Sykes’ past practice and, to the extent consistent therewith, will use their reasonable best efforts to:

•	preserve their assets;

•	preserve Sykes’ business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors; and

•	comply in all material respects with all applicable laws.

Sykes has further agreed in the merger agreement that until the effective time of the merger, with certain exceptions and except with ICT’s prior written consent, which is not to be unreasonably withheld, conditioned or delayed, Sykes will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	acquire (including, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof;

•	merge or consolidate Sykes with any person (other than a merger of a subsidiary into Sykes) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Sykes;

•	purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities for consideration in excess of $5 million in the aggregate, except any purchase, redemption or other acquisition (1) required by the terms of Sykes benefit plans, (2) in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with the exercise of Sykes stock options, the lapse of restrictions or settlement of awards granted pursuant to the applicable Sykes benefit plans or (3) required by the terms of any plans, arrangements or agreements existing on the date of the merger agreement between Sykes or any of its subsidiaries and any director or employee of Sykes or any of its subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution on any shares of the capital stock of Sykes or any of its subsidiaries;

•	enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims under any contract, which would be reasonably likely to (1) impair the ability of Sykes to perform its obligations under the merger agreement in any material respect or (2) prevent or materially delay or impair the consummation of the mergers and the other transactions contemplated by the merger agreement; or

•	authorize or enter into an agreement to do any of the actions described in the preceding bullets.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Sykes and ICT has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws and regulations to consummate the mergers and the other transactions contemplated by the merger agreement as soon as practicable, including (1) preparing and filing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the mergers or any of the other transactions contemplated by the merger agreement and (2) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

In addition, each of Sykes and ICT has agreed to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable (and, in any event, within 15 business days following the date of the merger agreement), an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and all other necessary registrations, declarations, notices and filings relating to the mergers with other governmental entities under any other antitrust, competition, trade regulation or other regulatory law with respect to the transactions contemplated by the merger agreement and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other regulatory law. Sykes and ICT have agreed to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other regulatory law as soon as practicable and not extend any waiting period under the HSR Act or any other regulatory law or enter into any agreement with a governmental entity not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

If necessary to obtain any regulatory approval pursuant to any regulatory law, or if any action (including any action by a private party) is instituted (or threatened to be instituted by a governmental entity), in either case, challenging the merger or any other transaction contemplated by the merger agreement as violative of any regulatory law, each of Sykes and ICT will cooperate with each other to obtain such regulatory approval, including by contesting any such challenge. Sykes is responsible for all filing fees and local counsel fees related to all filings described in this section.

To the extent permissible under applicable law, Sykes and ICT will, in connection with their respective efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other regulatory law, use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ, the FTC or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental entity or, in connection with any proceeding by a private party, with any other person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable law or by the applicable governmental entity, (v) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated by the merger agreement, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any governmental entity.

If any objections under regulatory law are asserted with respect to the transactions contemplated by the merger agreement or if any suit or proceeding, whether judicial or administrative, is instituted by any governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any regulatory law, each of Sykes and ICT has agreed to use its reasonable best efforts to: (1) oppose or defend against any action to prevent or enjoin consummation of the merger agreement (and the transactions contemplated by the merger agreement), and/or (2) take such action as reasonably necessary to overturn any regulatory action by any governmental entity to block consummation of the merger agreement (and the transactions contemplated by the merger agreement), including by defending any suit, action, or other legal proceeding brought by any governmental entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such regulatory law so as to permit consummation of the transactions contemplated by the merger agreement.

Sykes has agreed to, and to cause its subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Sykes or any of its subsidiaries, or effective as of the effective time of the merger, ICT or its subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Sykes, any of its subsidiaries, the surviving corporation or its subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any action to prohibit the merger or any other transaction contemplated by the merger agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action so as to enable the closing to occur as soon as reasonably possible and in any event not later than February 28, 2010, unless such date is extended in accordance with the terms of the merger agreement.

Agreement Not to Solicit Other Offers

ICT has agreed that it will not, it will cause its subsidiaries not to, and it will use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, other advisors, agents and/or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any third party relating to any acquisition proposal (as defined below) with respect to ICT;

•	enter into or participate in any substantive discussion or negotiation with respect to, or provide any confidential information or data to any person relating to, an acquisition proposal;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an acquisition proposal or enter into any contract or agreement in principle requiring ICT to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the transactions contemplated by the merger agreement;

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, the Pennsylvania Business Corporation Law of 1988, as amended), or any restrictive provision of any applicable anti-takeover provision in ICT’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an acquisition proposal (and, to the extent permitted thereunder, ICT shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any person under any such provisions); or

•	resolve, propose or agree to undertake any of the actions listed above.

However, prior to the adoption of the merger agreement by ICT’s shareholders, ICT may furnish information with respect to ICT and its subsidiaries and participate in discussions or negotiations in response to an unsolicited acquisition proposal or any inquiry relating to a potential acquisition proposal made or received after the date of the merger agreement from a third party whom the ICT board of directors determines, in good faith, is credible and is reasonably capable of making a superior proposal (as defined below), in each case under circumstances not involving a breach of ICT’s non-solicitation obligations, if ICT (1) has first entered into a confidentiality agreement with the party making such acquisition proposal or inquiry on terms that are overall no less favorable to ICT than those contained in the confidentiality agreement between ICT and Sykes and (2) promptly provides to Sykes any information concerning ICT or its subsidiaries provided to such other person which was not previously provided to Sykes.

ICT has agreed:

•	to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any persons conducted prior to the execution of the merger agreement by ICT, its subsidiaries or any of their representatives with respect to any acquisition proposal and to promptly request the return or destruction of all confidential information provided by or on behalf of ICT or any of its subsidiaries to such person in connection with the consideration of any acquisition proposal to the extent that ICT is entitled to have such documents returned or destroyed;

•	to notify Sykes in writing promptly (but no later than 24 hours) after it receives any acquisition proposal or inquiry of the type described above and to provide Sykes with certain information regarding such acquisition proposal or inquiry;

•	to keep Sykes reasonably informed, on a reasonably current basis, of the status of any material developments with respect to, any such acquisition proposal and to provide Sykes with copies of all written inquiries and correspondence with respect to such acquisition proposal or inquiry no later than 24 hours following receipt thereof;

•	not to, and to cause its subsidiaries not to, (i) enter into any contract subsequent to the date of the merger agreement that prohibits ICT from providing information concerning any acquisition proposal or inquiry to Sykes, or (ii) terminate, waive, amend or modify, or grant permission under, the standstill provisions of any agreement to which it or any of its subsidiaries is a party which prohibits the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or the ICT board of directors with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an acquisition proposal; and

•	to enforce the standstill provisions of any agreements which prohibit the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or the ICT board of the directors with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an acquisition proposal to, and to cause subsidiaries of ICT to, take all steps necessary to terminate any waiver of any such standstill provision that may have been previously granted unless the ICT board of directors concludes in good faith, after consultation with outside counsel, that taking such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law, and to, and to cause its subsidiaries to, otherwise enforce any such standstill provisions.

As used in the merger agreement, an “acquisition proposal” means any offer or proposal by any third party concerning any of the following:

•	a merger, consolidation, other business combination or similar transaction involving ICT or any of its subsidiaries, pursuant to which such person would own 15% or more of the consolidated assets, revenues or net income of ICT and its subsidiaries, taken as a whole;

•	a sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of ICT (including equity interests of any of its subsidiaries) or any subsidiary of ICT representing 15% or more of the consolidated assets, revenues or net income of ICT and its subsidiaries, taken as a whole;

•	the issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the voting power of ICT;

•	a transaction or series of transactions in which any person will acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 15% or more of the voting power of ICT; or

•	any combination of any of the transactions described in the four immediately preceding bullets.

In addition, if ICT receives an acquisition proposal which the ICT board of directors concludes in good faith, after consultation with outside counsel and ICT’s financial advisors, constitutes a superior proposal (as defined below), ICT may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal, provided that (1) ICT has provided prior written notice to Sykes at least five business days in advance of its intention to take any such action, (2) ICT has negotiated in good faith with Sykes since the delivery of such notice to amend the terms of the merger agreement so that the superior proposal would no longer constitute a superior proposal, and (3) the acquisition proposal remains a superior proposal.

As used in the merger agreement, “superior proposal” means a bona fide written acquisition proposal (except the references in the definition of “acquisition proposal” to “15%” will be replaced by “50%”), which, in the good faith judgment of the ICT board of directors (after consultation with ICT’s financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making such proposal (1) if accepted, is reasonably likely to be consummated, and (2) if consummated would result in a transaction that is more favorable to ICT’s shareholders, from a financial point of view, than the merger.

Recommendation of the ICT Board of Directors

The ICT board of directors adopted a resolution recommending that the ICT shareholders adopt the merger agreement. Under the merger agreement, other than as described below, ICT agreed that its board of directors would recommend adoption of the merger agreement to its shareholders and not (1) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Sykes such recommendation or (2) approve, adopt or recommend any acquisition proposal. Any of these actions is referred to as a “Change of Recommendation.”

However, the ICT board of directors may make a Change of Recommendation upon five business days’ prior written notice to Sykes under the following circumstances:

•	in response to an intervening event (as defined below) if the ICT board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law; or

•	in response to an acquisition proposal if the ICT board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law.

As used in the merger agreement, “intervening event” means, with respect to ICT, a material event or circumstance that was not known to the ICT board of directors on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the ICT board of directors as of such date), which event or circumstance, or any material consequences thereof, becomes known to the ICT board of directors prior to the time at which ICT shareholders adopt the merger agreement, except that in no event will the receipt, existence or terms of an acquisition proposal or inquiry or any matter relating thereto or consequence thereof constitute an intervening event.

Employee Matters

Under the merger agreement, Sykes has agreed that until the first anniversary of the effective time of the merger, it will provide, or to cause the surviving corporation to provide, to each employee who was employed by ICT or its subsidiaries as of the effective time of the merger:

•	the same base salary, short term cash incentives and severance benefits provided by ICT or its subsidiaries as of the effective time, as well as comparable health, life and disability insurance, 401(k) and deferred compensation benefits provided by ICT or its subsidiaries as of the effective time under the applicable ICT benefit plan (not taking into account for purposes of this provision only, participation in ICT’s Long Term Incentive Plan, any sales commission plans and any changes to an employee’s title only), and

•	severance benefits which are no less advantageous than those offered to the ICT employees employed at the effective time of the merger under the applicable ICT benefit plan, policy or practice;

except that:

•	the obligations in the prior two bullet points will not take into account any change in control or transaction-based retention, transition, stay or similar bonus arrangements for purposes of defining either annual incentive and bonus opportunities or employee benefits; and

•	with respect to any employees based outside the United States, Sykes’ obligations will be modified to the extent necessary to comply with applicable laws of the foreign countries in which such employees are based.

At all times following the effective time of the merger, Sykes has agreed to, or to cause the surviving corporation to agree to, honor, fulfill and discharge, in accordance with its respective terms as in effect at the time of the execution of the merger agreement or as may be amended or terminated thereafter with the prior written consent of Sykes, each of the written employment, change in control, severance and termination agreements between ICT or any of its subsidiaries and any director, officer or employee of such company and the obligations of ICT and its subsidiaries as of the effective time of the merger under each ICT deferred compensation plan or agreement disclosed to Sykes.

With respect to any Sykes benefit plans in which ICT employees first become eligible to participate on or after the effective time of the merger, Sykes has agreed to, or to cause the surviving corporation to agree to:

•	waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements otherwise applicable to former ICT employees under any such Sykes benefit plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous ICT benefit plan in which such former ICT employee participated immediately prior to the effective time of the merger;

•	provide each former ICT employee with credit for any co-payments and deductibles paid prior to the effective time of the merger during the calendar year in which such effective time occurs (or if later, paid in the year in which such employee is first eligible to participate), to the same extent such credit was given under the analogous ICT benefit plan prior to the effective time of the merger, in satisfying any applicable deductible or out-of-pocket requirements under any such Sykes benefit plan in which the employee participates during the calendar year in which such effective time occurs (or if later, the year in which such employee is first eligible to participate); and

•	recognize all service of each former ICT employee prior to the effective time of the merger to ICT, its subsidiaries and any predecessor entities of ICT or any of its subsidiaries (as well as service to Sykes and its affiliates (including the surviving corporation) after the effective time of the merger), for all purposes (including, but not limited to, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) of any Sykes benefit plans (including those providing for vacation and paid time-off) in which any such employee participates after the effective time of the merger except that Sykes will not recognize such service to the extent it would result in any duplication of benefits for the same period of service.

Under the terms of the merger agreement, none of the Sykes obligations described in this “Employee Matters” section are to be construed to (1) limit the right of Sykes or any of its subsidiaries (including the surviving corporation and its subsidiaries) to amend or terminate any ICT benefit plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (2) require Sykes or any of its subsidiaries (including the surviving corporation and its subsidiaries) to retain the employment of any particular employee of ICT or its subsidiaries for any fixed period of time following the closing date.

The merger agreement provides that the foregoing provisions are solely for the benefit of the parties to the merger agreement, and no current or former employee, director or independent contractor or any other individual associated with any of those persons will be regarded for any purpose as a third-party beneficiary of the merger agreement, and nothing in such provisions will be construed as an amendment to any ICT benefit plan or other employee benefit plan for any purpose.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements relating to, among other things:

ICT Shareholders Meeting.  ICT has agreed to take all lawful action to call, give notice of, convene and hold a meeting of shareholders of ICT on a date as soon as reasonably practicable following the effectiveness of Sykes’ Form S-4 registration statement, of which this proxy statement/prospectus forms a part, for the purpose of obtaining shareholder approval of the adoption of the merger agreement. The ICT board of directors has agreed to recommend adoption of the merger agreement by ICT shareholders and, except as otherwise permitted in the merger agreement, not to withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Sykes such recommendation or approve, adopt or recommend any acquisition proposal except as otherwise set forth above under “— Agreement Not to Solicit Other Offers”.

Access to Information/Employees.  During the period prior to the effective time of merger, ICT has agreed to, and will cause each of its subsidiaries to, afford to Sykes and its representatives reasonable access during normal business hours and upon reasonable prior notice to ICT to its and its subsidiaries’ properties, books, contracts, commitments, records, officers and employees and all other information concerning its or its subsidiaries’ businesses, properties and personnel as reasonably requested by them. However, ICT may restrict access to the extent that (i) in ICT’s reasonable judgment, ICT or its subsidiaries is required by an applicable law to restrict or prohibit access to any such properties or information, (ii) in ICT’s reasonable judgment, the information is subject to confidentiality obligations to a third party, (iii) disclosure of the information would result in the disclosure of trade secrets of third parties or (iv) disclosure of the information or document could result in the loss of attorney-client privilege, work product protections or other applicable privileges, but in each of the foregoing cases, ICT has agreed to use its commercially reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure or develop an alternative to providing such information. Each of Sykes and ICT will, and will cause its respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives to, hold and keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement, dated August 20, 2009, between Sykes and ICT.

Indemnification and Insurance.  Prior to the effective time of the merger, Sykes will use its reasonable best efforts to obtain “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as the lower rated of Sykes’ and ICT’s current insurance carriers with respect to D&O Insurance for all Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable as ICT’s existing D&O Insurance with respect to matters existing or occurring prior to the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). If such “tail” insurance policies have been obtained, Sykes will, and will cause the surviving corporation after the effective time of the merger to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder.

If Sykes for any reason fails to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and Sykes will cause the surviving corporation to, continue to maintain in effect the current D&O Insurance, at no expense to the beneficiaries, for a period of at least six years from and after the effective time of the merger. However, Sykes (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of the merger agreement. If such insurance is unavailable, the surviving corporation will, and Sykes will cause the surviving corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the lower rated of Sykes’ and ICT’s current insurance carriers with respect to ICT’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in ICT’s existing policies as of the date of the merger agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). However, neither Sykes nor the surviving corporation is required to expend annually in excess of 250% of the annual premiums currently paid by ICT for such coverage; and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 250% of such annual premium.

From and after the effective time of the merger, Sykes will, and will cause the surviving corporation to indemnify, defend and hold harmless all Indemnified Parties against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of ICT or any of its subsidiaries or a fiduciary under any ICT benefit plan, or is or was serving at the request of ICT or any of its subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan), whether asserted or claimed prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby), and provide advancement of expenses to the Indemnified Parties (within ten days of receipt by Sykes or the surviving corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by ICT under the articles of incorporation, bylaws and indemnification agreements, if any, of ICT or any of its subsidiaries. In the event of any claim, action, suit, hearing, proceeding or investigation, whether civil, criminal or administrative, Sykes will, and will cause the surviving corporation to (x) not settle, compromise or consent to the entry of any judgment in such proceeding or threatened claim, action, suit, hearing, proceeding or investigation (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, hearing, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (y) cooperate in the defense of such matter.

Additionally, to the fullest extent permitted by applicable law, Sykes will, and will cause the surviving corporation to, include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) articles of incorporation and bylaws for a period of six years after the effective time of the merger, the current provisions contained in the articles of incorporation and bylaws of ICT regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of ICT.

The rights of the Indemnified Parties under the merger agreement are in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of ICT or any of its subsidiaries, or under any applicable contracts or laws. The rights of the Indemnified Parties under the merger agreement are intended to be for the benefit of, and may be enforced by, the Indemnified Parties.

The obligations of Sykes and the surviving corporation to the Indemnified Parties under the merger agreement may not be terminated, amended or modified in any manner so as to adversely affect the Indemnified Parties (including their successors, heirs and legal representatives).

Public Announcements.  Sykes and ICT have agreed to consult with the other and consider in good faith the views of the other party before issuing any public release or announcement or making any other public statement with respect to the transactions contemplated by the merger agreement. However, either party may issue a public release, announcement or make such other public statement to the extent required by applicable law or by the rules and regulations of any applicable U.S. securities exchange or regulatory body or governmental entity to which the relevant party is subject so long as such party uses its commercially reasonable efforts to permit the other party reasonable time to comment on such public release, announcement or public statement in advance of its issuance.

Listing.  Sykes will use reasonable best efforts to cause the Sykes common stock to be issued or reserved for issuance in connection with the merger to be approved for listing on the NASDAQ stock market prior to the effective time of the merger.

Sykes and ICT Dividends.  The merger agreement prohibits both Sykes and ICT from declaring, setting aside or paying any dividends with respect to their capital stock prior to the effective date of the merger or the termination of the merger agreement.

Section 16 Matters.  Each of Sykes and ICT has agreed that prior to the consummation of the merger it will take all steps necessary to exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of ICT common stock or the acquisitions of Sykes common stock by ICT officers or directors pursuant to the merger.

Cooperation.  Each of Sykes and ICT has agreed to establish a mechanism, subject to applicable law, reasonably acceptable to each party pursuant to which such parties will confer on an ongoing basis regarding the status of the ongoing operations of ICT and its subsidiaries and certain integration planning matters.

Treatment of the Mergers as a “Reorganization” for Federal Income Tax Purposes.  Each of Sykes, the Merger Subs and ICT have agreed that it will not take, and will not permit any of its subsidiaries, affiliates, representatives or any “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to take, any action that would prevent the mergers, taken together in the manner described in Revenue Ruling 2001-46, from qualifying as a reorganization described in Section 368(a) of the Code, and that the parties intend that the mergers, taken together in the manner described in Revenue Ruling 2001-46, will qualify as a reorganization described in Section 368(a) of the Code and will not take income tax positions inconsistent with such qualification.

Conditions to Complete the Merger

Each of Sykes’, Merger Sub’s and ICT’s obligation to effect the merger is subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	adoption of the merger agreement by ICT’s shareholders;

•	absence of any statute, law, ordinance, rule, regulation, judgment, order, injunction (whether temporary, preliminary or permanent), decision, opinion or decree issued by a court or other governmental entity in the United States or the European Union that makes the merger illegal or prohibits the consummation of the merger;

•	the applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated and antitrust approvals in any other jurisdictions, if necessary, have been obtained;

•	approval for the listing on the NASDAQ stock market of the Sykes common stock to be issued to the ICT shareholders in the merger, subject to official notice of issuance; and

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and the absence of an effective stop order suspending the effectiveness of the Form S-4 or proceedings pending before the SEC for that purpose.

Sykes’ and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	(i) the representations and warranties of ICT regarding the organization, good standing and qualification, capitalization, and corporate authority of ICT will be true and correct (other than in de minimis respects), (ii) the representations and warranties of ICT related to the absence of any event or occurrence having a material adverse effect on ICT since January 1, 2009 will be true and correct in all respects, and (iii) all other representations and warranties of ICT will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties), in each case, when made and as of the date of closing of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except in the case of representations and warranties described in clause (iii) above, where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on ICT;

•	ICT shall have performed or complied with, in all material respects, all of its material agreements and covenants under the merger agreement at or prior to the consummation of the merger;

•	receipt of a certificate executed by ICT’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding two bullets; and

•	Sykes’ receipt of an opinion from McDermott Will & Emery, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date, to the effect that the mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, which will require that, among other things, Sykes common stock constitute at least 40% of the total consideration paid or payable to ICT shareholders in exchange for their ICT common stock. See “Proposal 1: The Merger — Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 72. In the event that McDermott Will & Emery is unwilling to provide such opinion, Sykes has agreed to accept such opinion from Morgan Lewis, if such firm will provide the same to Sykes.

ICT’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	(i) the representations and warranties of Sykes and Merger Subs regarding the organization, good standing and qualification, capitalization, and corporate authority of Sykes and Merger Subs will be true and correct (other than in de minimis respects), (ii) the representations and warranties of Sykes and Merger Subs related to the absence of any event or occurrence having a material adverse effect on Sykes since January 1, 2009 will be true and correct in all respects, and (iii) all other representations and warranties of Sykes and Merger Subs will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties), in each case, when made and as of the date of closing of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except in the case of representations and warranties described in clause (iii) above, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Sykes;

•	Sykes and Merger Subs will have performed or complied with, in all material respects, all of their respective material agreements and covenants under the merger agreement at or prior to the closing date of the merger;

•	receipt of a certificate executed by Sykes’ and each Merger Sub’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding two bullets; and

•	ICT’s receipt of an opinion from Morgan Lewis, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date, to the effect that the mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, which will require that, among other things, Sykes common stock constitute at least 40% of the total consideration paid or payable to ICT shareholders in exchange for their ICT common stock. See “Proposal 1: The Merger — Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 72. In the event that Morgan Lewis is unwilling to provide such opinion, ICT has agreed to accept such opinion from McDermott Will & Emery, if such firm will provide the same to ICT.

Sykes and ICT cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. As of the date of this proxy statement/prospectus, Sykes and ICT have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

Sykes and ICT may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval, as long as the termination is approved by each of the Sykes board of directors and the ICT board of directors.

In addition, either of Sykes or ICT may terminate the merger agreement if:

•	the merger has not been consummated by February 28, 2010, unless all conditions have been satisfied other than the condition related to receipt of antitrust regulatory approvals, in which case the date upon which Sykes or ICT may terminate the merger agreement may be extended to a date not later than July 2, 2010 (such date, as may be extended, being referred to as the termination date);

•	a governmental entity in the United States or European Union has issued a final and non-appealable order, judgment, decision, opinion, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; or

•	ICT’s shareholders have failed to vote for adoption of the merger agreement.

Sykes may also terminate the merger agreement under the following circumstances:

•	ICT breaches its representations and warranties, covenants or agreements under the merger agreement such that the applicable closing conditions will not have been satisfied (and such breach is incapable of being cured prior to the termination date) or

•	(1) the ICT board of directors effects a Change of Recommendation due to the occurrence of an intervening event; (2) the ICT board of directors effects a Change of Recommendation in response to an acquisition proposal from a third party following its good faith determination that failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties, (3) the ICT board of directors approves or recommends, or enters into or allows ICT or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an acquisition proposal, (4) following the date any bona fide acquisition proposal or any material modification thereto is first published, sent or given to the shareholders of ICT, ICT fails to issue a press release that expressly reaffirms its recommendation of the merger agreement within ten business days following Sykes’ written request to do so (which request may be made by Sykes one time following any such acquisition proposal or any material modifications thereto), (5) if any tender offer or exchange offer is commenced with respect to the outstanding ICT common stock prior to shareholder adoption of the merger agreement, and the ICT board of directors shall not have recommended that ICT’s shareholders reject such tender offer or exchange offer and not tender their ICT common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, unless ICT has issued a press release that expressly reaffirms the recommendation of the merger agreement within such ten business day period, (6) ICT shall have failed to include its recommendation in the proxy statement or (7) ICT or the ICT board of directors publicly announces its intentions to do any of actions listed above (any and all of the above, a “Change of Recommendation Termination Event”).

ICT may terminate the merger agreement under the following circumstances:

•	Sykes breaches its representations and warranties, covenants or agreements under the merger agreement such that certain applicable closing conditions will not have been satisfied (and such breach is incapable of being cured prior to the termination date); or

•	at any time prior to ICT’s shareholders’ adoption of the merger agreement, if the ICT board of directors determines to accept a superior proposal, but only if ICT (1) is not in material breach of its agreement not to solicit alternative proposals and (2) the $7.5 million termination fee and Sykes’ actual expenses incurred in connection with the mergers in an amount not to exceed $4.5 million are paid concurrently with such termination.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Sykes, Merger Subs or ICT, except that (1) both Sykes and ICT will remain liable for any fraud or any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information and payment of fees and expenses (including termination fees). However, to the extent that Sykes is entitled to receive the termination fee and reimbursement of its expenses in connection with a termination of the merger agreement, Sykes’ receipt thereof will be the sole and exclusive remedy of Sykes, Merger Subs and their affiliates for any loss or damage suffered in connection with the merger agreement. For purposes of the merger agreement, a willful and material breach means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of the merger agreement.

Expenses and Fees

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, with the exception of filing fees and local counsel fees related to any antitrust filings for which Sykes will be solely responsible. Sykes and ICT have agreed to share equally all costs and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to printing and filing and, as applicable, mailing this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part, and any amendments or supplements thereto, and all SEC and other regulatory filing fees incurred in connection with the those documents.

Termination Fees Payable by ICT

Under the terms of the merger agreement, ICT will be obligated to pay Sykes a $7.5 million cash termination fee and reimburse Sykes for up to $4.5 million of its actual expenses incurred in connection with the merger if:

•	Sykes terminates the merger agreement due the occurrence of a Change of Recommendation Termination Event; or

•	ICT terminates the merger agreement in order to enter into a superior proposal; or

•	Sykes terminates the merger agreement and the basis for such termination is (1) a willful and material breach in existence on the date the merger agreement was signed of any representation or warranty of ICT contained in the merger agreement, or (2) a willful and material breach of covenants or agreements contained in the merger agreement to be complied with by ICT and in each case such breach has resulted in the failure of certain closing conditions, and such breach is incapable of being cured prior to the termination date, or

•	either Sykes or ICT terminates the merger agreement (1) due to the ICT shareholders’ failure to adopt the merger agreement, (2) prior to the time of the shareholder vote a third party acquisition proposal had been publicly announced or publicly made known to ICT’s shareholders, and (3) ICT enters into a definitive agreement or consummates a transaction with respect to such acquisition proposal within 12 months of the termination of the merger agreement.

For the purposes of the immediately preceding bullet, an “acquisition proposal” has the meaning described above in “Agreement Not to Solicit Other Offers” above, except that references to 15% are changed to 50%.

In addition, ICT will be obligated to reimburse Sykes for up to $4.5 million of expenses incurred in connection with the merger if the merger agreement is terminated by Sykes or ICT due to ICT’s shareholders failure to approve the merger agreement at the special meeting.

Specific Performance

Each party is entitled to seek an injunction or injunctions to prevent a breach of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the courts of the Commonwealth of Pennsylvania located in Allegheny County, Pennsylvania or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court for the Western District of Pennsylvania. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the adoption of the merger agreement by the ICT shareholders, there may not be, without further approval of ICT’s shareholders, any amendment of the merger agreement that requires their further approval in accordance with applicable law (including the rules of any relevant stock exchange).

At any time prior to the completion of the merger, each of Sykes and ICT, by action taken or authorized by their respective boards of directors, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any breach of or inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

VOTING AGREEMENT

Concurrent with the execution and delivery of the merger agreement, John J. Brennan, who serves as an ICT Director, Chairman, President and Chief Executive Officer, Donald P. Brennan, who serves as an ICT Director and Vice Chairman, and certain trusts for which Eileen Brennan Oakley, Donald P. Brennan’s daughter, serves as trustee (collectively, the “Affiliated Shareholders”), entered into a voting agreement with Sykes and ICT under which the Affiliated Shareholders have agreed to vote in favor of the adoption of the merger agreement with respect to 6,329,289 shares of ICT common stock over which the Affiliated Shareholders exercise voting control, or approximately 39% of the outstanding shares of ICT common stock as of the close of business on the record date. The following is a brief summary of the material provisions of the voting agreement. The summary is qualified in its entirety by reference to the voting agreement, which is attached as Annex C to this proxy statement/prospectus.

Voting

Each of the Affiliated Shareholders have agreed, during the term of the voting agreement, to:

•	appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of shareholders of ICT, properly called, or otherwise cause such Affiliated Shareholder’s shares of ICT common stock that are subject to the voting agreement to be counted as present for purposes of establishing a quorum, and

•	vote or provide a written consent with respect to such Affiliated Shareholder’s shares of ICT common stock that are subject to the voting agreement (or cause such shares to be voted, or cause a written consent to be provided with respect to all such shares):

•	in favor of adoption of the merger agreement and approval of the merger;

•	against any action, proposal, transaction or agreement that would impede, frustrate, prevent or materially delay the merger (a “Frustrating Transaction”), and

•	against any acquisition proposal as described in “The Merger Agreement — Agreement Not to Solicit Other Offers” on page 88 of this proxy statement/prospectus.

Under the voting agreement, and for the term of such agreement, each Affiliated Shareholder has granted Sykes an irrevocable proxy to vote all shares of ICT common stock beneficially owned by such Affiliated Shareholder that are subject to the voting agreement in accordance with the voting agreements described above.

Other Agreements

Each Affiliated Shareholder has also agreed that, during the term of the voting agreement, such Affiliated Shareholder will not:

•	enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any of the provisions contained in the voting agreement, unless such agreement or understanding is entered into in connection with ICT’s entry into an alternative acquisition agreement in compliance with the terms of the merger agreement as described in “The Merger Agreement — Agreement Not to Solicit Other Offers” on page 88 of this proxy statement/prospectus;

•	except as contemplated by the voting agreement and the merger agreement and subject to certain exceptions set forth in the voting agreement:

•	sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any liens of any nature whatsoever with respect to, any of such Affiliated Shareholder’s shares of ICT common stock that are subject to the voting agreement (or agree or consent to, or offer to do, any of the foregoing);

•	take any action that would have the effect of preventing such Affiliated Shareholder from performing such Affiliated Shareholder’s obligations under the voting agreement or impede, frustrate, prevent or materially delay the merger;

•	directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes an acquisition proposal;

•	enter into or maintain or continue discussions or negotiations in furtherance of an acquisition proposal inquiry or to obtain an acquisition proposal;

•	agree to, approve, endorse or recommend any acquisition proposal or enter into any letter of intent or other contract, agreement or commitment contemplated by or otherwise relating to any acquisition proposal; or

•	authorize or permit any of the officers, directors or employees of such Affiliated Shareholder or of any entity that such Affiliated Shareholder directly or indirectly controls, or any investment banker, financial advisor, attorney, accountant or other representative retained by such Affiliated Shareholder or any entity that the Affiliated Shareholder directly or indirectly controls, to take any such action; or

•	make any public announcement in opposition to, or in competition with, the merger agreement or the consummation of the merger.

Each Affiliated Shareholder has also agreed that, during the term of the voting agreement, such Affiliated Shareholder will:

•	immediately cease all existing discussions or negotiations with any parties (other than Sykes) conducted prior to the date of the voting agreement with respect to any other acquisition proposals; or

•	upon the terms and subject to the conditions of the voting agreement, to use such Affiliated Shareholders reasonable best efforts to take, or cause to be taken, all appropriate action that may reasonably be necessary for the purposes of carrying out the intent of the voting agreement.

Notwithstanding the foregoing, the voting agreement provides that (i) to the extent that ICT is engaged in discussions or negotiations with a person who has made an acquisition proposal or inquiry as permitted by the merger agreement, the Affiliated Shareholders will not be prohibited from participating in any discussions or negotiations with such person regarding an agreement in respect of such acquisition proposal, that is comparable to the voting agreement, and (ii) nothing in the voting agreement will in any way restrict or limit any Affiliated Shareholder that is a director or officer of ICT from taking any action in his capacity as a director or officer that is necessary or appropriate to carry out his obligations as a director or officer, including, without limitation, participating in his capacity as such in any discussions or negotiations relating to an acquisition proposal in accordance with the merger agreement.

Representations and Warranties

In the voting agreement, the Affiliated Shareholders made customary representations and warranties to Sykes regarding organization, qualification, authority relative to the voting agreement, enforceability, the absence of conflicts with, or violations of, trust documents, other contracts and applicable laws, and ownership of ICT common stock that are subject to the voting agreement.

Termination

The voting agreement will terminate upon the earliest to occur of:

•	the completion of the merger,

•	the termination of the merger agreement in accordance with its terms, or

•	the amendment of the merger agreement in any material respect (other than to increase the merger consideration) unless all of the Affiliated Shareholders approve the amendment.

DESCRIPTION OF DEBT FINANCING

Overview

Sykes intends to finance the merger, the costs and expenses related to the merger and the ongoing working capital of Sykes and its subsidiaries with two $75 million term loans. One $75 million term loan will be part of a $150 million senior credit facility, which also will include a $75 million revolving facility. Pursuant to a commitment letter dated October 2, 2009, Sykes’ existing senior lender, KeyBank National Association, has, subject to certain conditions, agreed to serve as lead arranger, sole book runner and administrative agent with respect to the $150 million facility and has committed to provide up to $90 million of the principal amount of the $150 million facility ($75 million of the term loan and $15 million of the revolving facility). Key intends to arrange a syndicate of lenders to provide the balance of the $150 million facility. The commitment letter will expire on January 31, 2010, if the merger has not been consummated.

The $150 million facility will replace Sykes’ existing senior revolving credit facility provided by Key, the balance of which is $0 as of December 17, 2009.

On December 11, 2009, Key provided a $75 million short-term loan to a wholly-owned subsidiary of Sykes pursuant to a credit agreement dated December 11, 2009.

Set forth below are summaries of the material terms expected to be included in the $150 million facility and of the $75 million short-term loan. The final terms of the $150 million facility, however, are subject to negotiation and are subject to customary closing conditions. Sykes may not be able to successfully close the loan, and Key may not be able to fully syndicate the $150 million facility, in which event Sykes may need to seek alternative or additional financing or fund the merger using its and its subsidiaries’ cash and cash equivalents, which may increase the expense of the merger. The merger is not contingent on the closing of the $150 million facility. See “Risk Factors.”

$150 Million Facility

Maturity

It is expected that the $150 million facility (both the term loan and the revolving facility) will mature 3 years after the closing of the facility.

Revolver Sub-Limits

The revolving facility is expected to include a $40 million multi-currency sub-facility, a $10 million swingline sub-facility and a $5 million letter of credit sub-facility.

Interest Rate

It is expected that borrowings under the $150 million facility (both the term loan and the revolving facility) will bear interest at either LIBOR or the base rate plus, in each case, an applicable margin that will be based on Sykes’ leverage ratio. The applicable interest rate will be determined quarterly based on Sykes’ leverage ratio at such time. The base rate is expected to be a rate per annum equal to the greatest of (i) the rate of interest established by Key, from time to time, as its “prime rate”; (ii) the Federal Funds effective rate in effect from time to time, plus 1/2 of 1% per annum; and (iii) the then-applicable LIBOR rate for one month interest periods, plus 1.00% per annum. Swing Line Loans will bear interest only at the base rate plus the base rate margin.

Interest Payments

For base rate borrowings, the interest payment dates are expected to be quarterly. For LIBOR borrowings, the interest payment dates are expected to be at the end of each LIBOR interest period, but in no case more than three months.

Term Loan Amortization

The term loan is expected to amortize in quarterly amounts commencing on June 30, 2010 and continuing at the end of each quarter thereafter as follows: $2.5 million per quarter in 2010, $3.75 million per quarter in 2011, $5 million for each of the first three quarters in 2012, with a final payment due at maturity of the $150 million facility.

Fees

It is anticipated that Sykes will be required to pay certain customary fees in connection with the $150 million facility, including an upfront fee based upon the amount of the facility, and a commitment fee, due quarterly in arrears and calculated on the average unused amount of the revolving facility.

Guarantees and Security

The $150 million facility will be guaranteed by all of Sykes’ existing and future direct and indirect material U.S. subsidiaries and secured by a pledge of 100% of the non-voting and 65% of the voting capital stock of all the direct foreign subsidiaries of Sykes and the guarantors.

Mandatory Prepayments

If for any reason the amount outstanding under the revolving facility exceeds the combined revolving facility commitment as then in effect, Sykes will be required to prepay such excess. Further, until the term loan is repaid in full, subject to certain exceptions (including reinvestment rights), the $150 million facility will require Sykes to prepay the outstanding loans with:

•	100% of the net cash proceeds of all asset dispositions;

•	100% of net insurance and condemnation proceeds; and

•	100% of the net cash proceeds from debt issuances;

•	50% of the net proceeds from equity issuances.

Other Terms and Conditions

The final credit agreement is expected to contain usual and customary terms and conditions, including usual and customary conditions precedent, affirmative covenants, negative covenants, financial reporting requirements, financial covenants, representations and warranties, indemnities, events of default and remedies, agency provisions, and other provisions customary for transactions of this type, all as required by Key.

Among the negative covenants, it is anticipated that the final credit agreement will include restrictions on acquisitions (other than the merger), indebtedness, investments, liens, asset sales, affiliate transactions, and equity issuances by subsidiaries.

Among the financial covenants, it is anticipated that the final credit agreement will provide that:

•	The leverage ratio cannot exceed 2.25x at any time;

•	The interest coverage ratio cannot exceed less than 3.00x at any time;

•	Sykes will not be permitted to undertake capital expenditures in excess of $80 million in 2010 and $85 million thereafter.

$75 Million Short-Term Loan

Borrower

The borrower under the $75 million short-term loan is a wholly-owned subsidiary of Sykes.

Maturity

The $75 million loan will mature on March 31, 2010.

Interest Rate

Borrowings under the $75 million short-term loan will bear interest at either a Eurodollar Rate (as defined in the credit agreement) or a Base Rate (as defined in the credit agreement) plus, in each case, an applicable margin.

Guarantees and Security

The $75 million short-term loan is guaranteed by Sykes Enterprises, Incorporated and secured by a pledge of 100% of non-voting and 65% of voting capital stock of all the direct subsidiaries of the borrower.

Mandatory Prepayments

The $75 million short-term loan requires the borrower to prepay the outstanding loan, subject to certain exceptions, with:

•	100% of the net cash proceeds of all asset dispositions by it or its subsidiaries (subject to reinvestment limits);

•	100% of the net cash proceeds from debt issuances by it or its subsidiaries (subject to certain limits); and

•	100% of insurance and condemnation proceeds received by it or its subsidiaries if it or its subsidiaries do not use the proceeds to rebuild or replace the affected property.

Other Terms and Conditions

The credit agreement contains usual and customary terms and conditions, including usual and customary affirmative covenants, negative covenants, financial reporting requirements, representations and warranties, indemnities, events of default and remedies, agency provisions, and other provisions customary for transactions of this type. The negative covenants include restrictions on acquisitions, indebtedness, investments, liens, asset sales, affiliate transactions, and equity issuances by subsidiaries. The credit agreement requires that the borrower and its direct subsidiaries maintain cash and cash equivalents of at least $80 million at all times.

DESCRIPTION OF SYKES’ SHARE CAPITAL

The following discussion is a summary of the terms of the capital stock of Sykes and should be read in conjunction with “Comparison of Rights of Sykes Shareholders and ICT Shareholders” below. This summary is not meant to be complete and is qualified by reference to the relevant provisions of the Florida Business Corporation Act (the “FBCA”) and Sykes’ articles of incorporation and bylaws. You are urged to read those documents carefully. Copies of the Sykes articles of incorporation and bylaws are incorporated by reference and will be sent to Sykes and ICT shareholders upon request. See “Where You Can Find More Information” beginning on page 118.

Description of Sykes Capital Stock

The authorized capital stock of Sykes consists of 200,000,000 shares of Sykes common stock, par value $0.01 per share, and 10,000,000 shares of Sykes preferred stock, par value $0.01 per share. As of [          ], 2009, there were [          ] shares of Sykes common stock issued and outstanding. No shares of Sykes preferred stock are issued and outstanding. As of [          ], 2009, there were approximately [          ] holders of record of Sykes common stock.

Sykes Common Stock

Holders of Sykes common stock are entitled to one vote for each share of Sykes common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 607.0721 of the FBCA (described above under “Certain Differences in Rights of Shareholders”). Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. The articles of incorporation and bylaws of Sykes provide that the board of directors shall be divided into three classes, with staggered terms of three years each. Subject to the prior rights of the holders of any shares of Sykes preferred stock that are outstanding, and any contractual restrictions on the payment of dividends, the board of directors of Sykes may in its discretion declare and pay dividends on the Sykes common stock out of earnings or assets of Sykes legally available for the payment thereof. Subject to the prior rights of the holders of any shares of Sykes preferred stock that are outstanding, in the event Sykes is liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of Sykes common stock. The terms of the Sykes common stock are subject to modification by the affirmative vote of holders of a majority of the shares constituting a quorum at a meeting of shareholders. The outstanding shares of Sykes common stock are, and the Sykes common stock to be issued in the merger will be, legally issued, fully paid and nonassessable. The articles of incorporation of Sykes provide that the holders of Sykes common stock do not have preemptive rights to subscribe for or purchase additional shares of Sykes common stock issued by Sykes.

Sykes Preferred Stock

The board of directors of Sykes is authorized to issue from time to time, without shareholder authorization, in one or more designated series, shares of Sykes preferred stock with such voting, dividend, redemption, conversion and exchange provisions as are provided in the particular series. No dividends or other distributions are to be payable on the Sykes common stock unless dividends are paid in full on the Sykes preferred stock and all sinking fund obligations for the Sykes preferred stock, if any, are fully funded. In the event of a liquidation or dissolution of Sykes, the outstanding shares of Sykes preferred stock would have priority over the Sykes common stock to receive the amount specified in each particular series out of the remaining assets of Sykes. Sykes has no current intent to issue shares of Sykes preferred stock.

Transfer Agent

The transfer agent and registrar for Sykes common stock is Computershare Investor Services.

Listing of Sykes Common Stock

It is a condition to the completion of the transaction that the shares of Sykes common stock to be issued in the transaction be approved for listing on the NASDAQ stock market, subject to official notice of issuance.

COMPARISON OF RIGHTS OF SYKES SHAREHOLDERS
AND ICT SHAREHOLDERS

ICT is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law, which is referred to in this proxy statement/prospectus as Pennsylvania law. Sykes is a Florida corporation subject to the provisions of the Florida Business Corporation Act, which is referred to in this proxy statement/prospectus as Florida law. If the merger is completed, ICT shareholders, whose rights are currently governed by the ICT articles of incorporation, the ICT bylaws and Pennsylvania law, will, if they receive Sykes common stock as merger consideration, become shareholders of Sykes and their rights will be governed by the Sykes articles of incorporation, the Sykes bylaws and Florida law.

The following discussion is a summary of the current rights of Sykes shareholders and the current rights of ICT shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of Florida law and the other governing documents referred in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of Sykes and a shareholder of ICT. Sykes and ICT have filed with the SEC their respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 118.

ICT is a “registered corporation” under Pennsylvania law because ICT common stock is registered under the Exchange Act.

Capitalization

Sykes

The authorized capital stock of Sykes consists of 200,000,000 shares of Sykes common stock, par value $0.01 per share, and 10,000,000 shares of Sykes preferred stock, par value $0.01 per share. As of [          ], 2009, there were [          ] shares of Sykes common stock issued and outstanding. No shares of Sykes preferred stock are issued and outstanding. As of [          ], 2009, there were approximately [          ] holders of record of Sykes common stock.

ICT

The authorized capital stock of ICT consists of (i) 40,000,000 shares of ICT common stock, par value $0.01 per share and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding and none of which is reserved for issuance. As of [          ], 2009, [          ] shares of ICT common stock were issued and outstanding. No shares of ICT preferred stock are issued and outstanding. As of [          ], 2009, there were approximately [          ] holders of record of ICT common stock.

Number, Election, Vacancy and Removal of Directors

Sykes

The Sykes bylaws provide that the total number of directors will be fixed from time to time by resolution of the board of directors, but such number shall not be less than three or more than 15. The board is divided into three classes, with the directors of each class elected for three-year terms and the term of one class expiring each year. A class of directors is elected at each annual meeting of shareholders to serve until the end of the term to which they are elected and until their successors are elected and qualified. Sykes currently has 11 directors. Under Florida law, directors are elected by a plurality of the votes cast for election of directors.

Florida law provides that shareholders may remove a director, with or without cause unless the articles of incorporation provide that a director may only be removed for cause. Florida law further provides that a director can be removed only if the votes cast to remove the director exceed the votes cast not to remove him (or in the case of a director elected by a voting group, of the votes within the voting group entitled to vote, the votes cast to remove the director exceed the votes cast not to remove him). In addition Florida law requires that the notice of the meeting of the shareholders to consider the removal of a director must state that the purpose, or one of the purposes, of the meeting is to remove the director.

Section 4.2 of the articles of incorporation of Sykes and Section 4.5 of the bylaws of Sykes each provide that a director may only be removed from office for “cause” upon the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the authorized and outstanding voting stock of Sykes at a special meeting of the shareholders called for that purpose pursuant to a written notice sent at least thirty (30) days prior to such meeting to the director or directors sought to be removed. “Cause” is defined in both the articles of incorporation and bylaws of Sykes as (1) misconduct as a director of the corporation or any subsidiary which involves dishonesty with respect to a substantial or material corporate activity or assets, or (2) conviction of an offense punishable by one or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect the corporation).

The articles of incorporation and bylaws of Sykes provide that all vacancies created on the board of Sykes, including a vacancy resulting from the removal of a director by shareholder vote or from an increase in the number of directors, is to be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum. Any director so elected will serve until the next election of the class for which such director is chosen and until his successor is duly elected.

ICT

The ICT bylaws provide that the total number of directors will be fixed from time to time by resolution of the board of directors, but such number shall not be less than three or more than nine. The board is divided into three classes, with the directors of each class elected for three-year terms and the term of one class expiring each year. A class of directors is elected at each annual meeting of shareholders to serve until the end of the term to which they are elected and until their successors are elected and qualified. ICT currently has seven directors. Under Pennsylvania law, candidates for director who receive the highest number of affirmative votes are elected.

The ICT bylaws provide that vacancies on the ICT board of directors may be filled by a majority vote of the directors then in office. Any director so elected will serve until the next election of the class for which such director is chosen and until his successor is duly elected.

ICT’s bylaws provide that directors may not be removed without cause. ICT shareholders may remove any director, class of directors or may remove the entire board of directors for cause, by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. In the event any directors are so removed, new directors may be elected at the same meeting.

Amendments to Charter Documents

Sykes

Under Florida law, a corporation’s board may adopt certain minor amendments to its articles of incorporation without the approval of the shareholders. Further, unless the corporation’s articles of incorporation restrict the power, a corporation’s board of directors, without shareholder approval, may amend the corporation’s articles of incorporation to:

•	change the par value of any class or series of shares; or

•	effect a combination or division of the corporation’s shares and increase or decrease the number of authorized shares of the corporation and increase or decrease the par value of shares in connection with such a combination or division, provided that the rights or preferences of the holders of any outstanding class or series will not be adversely affected by the amendment, and the percentage of authorized shares remaining unissued after the share division or combination will not exceed the percentage of authorized shares that was unissued before the division or combination. Fractional shares resulting from a combination of shares approved only by the board of directors may not be redeemed for cash.

The articles of incorporation of Sykes do not restrict this power of the Sykes board of directors.

In order to amend the articles in other material respects, however, Florida law requires a recommendation by the board of directors, unless the board determines that it should make no recommendation because of a conflict of interest and communicates the basis for its determination to the shareholders with the amendment, and, unless either the articles of incorporation or the board of directors conditions its recommendation on a greater vote, approval of the amendment must be by each of (a) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment creates dissenter’s rights; and (b) a majority of the votes cast by every other voting group entitled to vote on the amendment.

Section 7.1 of the articles of incorporation of Sykes requires the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding voting stock to amend or repeal any provision of the articles of incorporation of Sykes which is inconsistent with the purpose or intent of certain specific provisions: Article 4 (classification/ election, removal, number and legal standard of conduct of directors), Article 5 (requirements for special meeting of shareholders, shareholder action by unanimous written consent), Article 6 (indemnification of executive officers and directors) and Article 7 (amendment or repeal of the articles of incorporation or bylaws). Additionally, any such proposed amendment, repeal or adoption must be contained in the written notice of the meeting at which it is to be considered.

ICT

Under Pennsylvania law, every amendment to a registered corporation’s articles of incorporation must be (i) proposed or approved by the corporation’s board of directors and (ii) with certain exceptions, adopted by an affirmative vote of a majority of the votes cast by shareholders entitled to vote on the amendment (subject to any class voting rights required by the corporation’s articles of incorporation, the terms of any preferred stock, or Pennsylvania law), unless the corporation’s articles of incorporation or a specific provision of Pennsylvania law requires a greater vote.

Under Pennsylvania law, unless the corporation’s articles of incorporation restrict the power, a corporation’s board of directors, without shareholder approval, may amend the corporation’s articles of incorporation to:

•	change the corporation’s name;

•	in certain circumstances, reflect a reduction in authorized shares effected in connection with an acquisition by the corporation of its own shares;

•	add or delete a provision authorizing that shares of the corporation not be represented by certificates;

•	add, change or eliminate the par value of any class or series of shares, if the par value does not have any substantive effect on the terms of any shares of the corporation; and/or

•	under certain circumstances, split the corporation’s voting shares and/or, subject to certain limitations, increase the number of authorized voting shares of the corporation in connection with a stock split or stock dividend of the corporation’s voting shares.

The ICT articles of incorporation do not restrict this power of the ICT board of directors.

Amendments to Bylaws

Sykes

Under Florida law a corporation’s bylaws may be amended or repealed by its board of directors unless either the articles of incorporation reserves that right (either generally or with respect to a particular bylaw) to the shareholders or the shareholders in amending or repealing a particular bylaw or the bylaws generally, have expressly provided that the board of directors may not amend or repeal the particular bylaw or the bylaws in general. Florida law provides that a corporation’s bylaws may be amended or repealed by its shareholders even if they may also be amended or repealed by its board of directors.

Except as set forth below, the articles of incorporation of Sykes do not reserve the right to amend or repeal its bylaws to the shareholders. The bylaws of Sykes authorize the shareholders or the board of directors to amend or repeal the bylaws except when (1) Florida law or a particular bylaw reserves that right exclusively to the shareholders, or (2) the shareholders in amending or repealing a particular bylaw or the bylaws generally, have expressly provided that the board of directors may not amend or repeal the particular bylaw or the bylaws in general. Notwithstanding the foregoing, Section 10 of the bylaws of Sykes (which provides for indemnification of the directors and the executive officers) cannot be amended or repealed if such an action would diminish the rights of indemnification provided prior to such amendment or repeal. Further, Section 4.5 of the bylaws of Sykes (which requires the affirmative vote of not less than 66 2/3% of the authorized and outstanding voting stock to remove a director) may be amended only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of Sykes capital stock.

Florida law and the articles of incorporation and bylaws of Sykes each authorize the shareholders to adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders than otherwise required by Florida law so long as the adoption or amendment of a bylaw that adds, changes, or deletes a greater quorum or voting requirement for shareholders meets the same quorum requirement and is adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater. Florida law also provides that the board of directors may not adopt, amend or repeal a bylaw that fixes a greater quorum or voting requirement for shareholders.

Florida law provides that a bylaw that fixes a greater quorum or voting requirement for the board of directors may be amended or repealed by (1) the shareholders if originally adopted by the shareholders or the board of directors, or (2) by the board of directors only if the board of directors originally adopted the bylaw (such an action by the board, including the adoption of such a bylaw, must meet the same quorum and vote requirements then in effect or proposed to be adopted, whichever is greater). Florida law also provides that if the shareholders adopt or amend a bylaw that fixes a greater quorum or voting requirement they can also provide that it can only be amended or repealed by a specified vote of the shareholders or the board of directors.

ICT

The bylaws of ICT provide that the bylaws may be amended by the shareholders at any meeting of shareholders, or with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the board of directors of the corporation in office at any regular or special meeting of directors.

Action by Written Consent

Sykes

Under Florida law, unless otherwise provided in the articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The articles of incorporation and bylaws of Sykes provide that action may be taken by shareholders by written consent only if all shareholders sign the written consent.

ICT

Under Pennsylvania law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by consent by all the shareholders entitled to vote on the action and delivered to the corporation, unless otherwise provided in the articles of incorporation or bylaws. Pennsylvania law allows shareholder action without a meeting for registered corporations such as ICT by less than unanimous consent of the shareholders only if provided for in the corporation’s articles of incorporation. The articles of incorporation of ICT provide that shareholders may not act by written consent.

Notice of Shareholder Meetings and Actions

Sykes

Florida law and the Sykes bylaws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

ICT

Pennsylvania law and the ICT bylaws provide that written notice of the time, place and date of a meeting of shareholders must be given or sent to each shareholder of record entitled to vote at the meeting at least 10 days prior to the day named for a meeting that will consider a “fundamental change” as defined in Pennsylvania law or five days prior to the day named for the meeting in any other case. A notice of a special meeting must state the purpose or purposes of the meeting.

The bylaws of ICT require a shareholder who intends to nominate a person to the board of directors at an annual meeting to provide advance notice of such intended action not less than 70 nor more than 90 days prior to the first anniversary of the previous year’s annual meeting or in the case of a special meeting, not earlier than the 90th day before the meeting and not later than the later of (i) the 70th day prior to the meeting and (ii) the 10th day following the day on which notice of the meeting was mailed or the date upon which public announcement of the date of such meeting was made (whichever occurs first).

Special Shareholder Meetings

Sykes

Under Florida law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws. A notice must be sent to shareholders of the meeting stating the purpose or purposes for which the meeting is called.

Under the articles of incorporation and bylaws of Sykes, Sykes must call a special meeting of the shareholders at the request of the holders of at least 50 percent of all of the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting. Pursuant to the bylaws of Sykes, such shareholders must sign, date, and deliver to the corporate secretary one or more demands for the meeting describing one or more purposes for which it is to be held, and Sykes must give notice of such a special meeting within 60 days after the date that the demand is delivered to it.

ICT

Under Pennsylvania law, shareholders of registered companies do not have a statutory right to call special meetings, except that an “interested shareholder” (generally, a beneficial owner of shares entitling the shareholder to cast 20% of the votes that all shareholders are entitled to cast in an election of directors, or certain affiliates or associates of the corporation) may call a special meeting for the purpose of approving certain business combinations. The ICT articles of incorporation and bylaws do not provide shareholders with a right to call a special meeting of shareholders.

Limitation of Personal Liability and Indemnification of Directors and Officers

Sykes

Under Florida law, a director must discharge his duties in good faith, with the care of an ordinarily prudent person in a like position under similar circumstances. As authorized by Florida law, the articles of incorporation of Sykes allow a director, in discharging his duties, to consider factors that the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation. Florida law also provides that a director of Sykes is not liable to the corporation, its shareholders or any person asserting rights on behalf of Sykes or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification by Sykes would not be provided.

The articles of incorporation and bylaws of Sykes provide that the corporation shall, to the fullest extent permitted or required by Florida law, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the corporation to provide broader indemnification rights than prior to such amendment), indemnify all of the corporation’s officers and directors, all of the officers and directors of all of the corporation’s domestic subsidiaries and all persons rendering services to the corporation’s foreign subsidiaries in capacities as officers and directors or in equivalent, identical or similar capacities, against any and all liabilities, and advance any and all reasonable expenses, incurred thereby in any proceeding to which any such director or officer is a party or in which such director or officer is deposed or called to testify as a witness because he or she is or was a director or officer of the corporation or any of the corporation’s domestic or foreign subsidiaries. However indemnification will not be required if liability was incurred because the director or officer breached or failed to perform a duty that he or she owes or owed to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. Florida law also mandates indemnification by the corporation of a director, officer, employee or agent under certain circumstances, even when such indemnification is not authorized by the corporation’s articles of incorporation or bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to directors, officers or persons controlling Sykes pursuant to the foregoing provisions, Sykes has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ICT

Under Pennsylvania law, unless otherwise restricted in its articles of incorporation or bylaws, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Pennsylvania law mandates such indemnification of expenses to the extent the present or former director, officer, employee or agent has been successful in defense of any action or proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Pennsylvania law also provides that the permitted indemnifications described above are not exclusive.

The bylaws of ICT provide that, pursuant to and to the extent permitted by Pennsylvania law, directors shall not be personally liable for monetary damages for breach of any duty owed to ICT or its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. This provision also does not affect a director’s responsibilities under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal taxes. The bylaws of ICT further provide that ICT will indemnify its officers, directors and other indemnified representatives against any liability unless: prohibited by applicable law; the conduct of the officer, director of other indemnified representative is determined to constitute willful misconduct or recklessness; the conduct of the officer, director or indemnified representative has been determined to be attributable to the receipt by that person of a personal benefit to which that person not legally entitled; or to the extent that indemnification has been determined to be otherwise unlawful.

Dividends

Sykes

Under Florida law, a board of directors of a corporation may not authorize and pay dividends to its shareholders if after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the corporation were to be dissolved at the time this valuation is measured.

ICT

Under Pennsylvania law, a board of directors of a corporation may not authorize and pay dividends to its shareholders if after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the corporation were to be dissolved at the time this valuation is measured.

Voting Rights; Required Vote for Authorization of Certain Actions

Sykes

Voting Rights.  Each holder of Sykes common stock is entitled to one vote for each share held of record.

Florida:  Sykes is subject to several anti-takeover provisions under Florida law that apply to a publicly held corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its articles of incorporation or (depending on the provision in question) its bylaws. Sykes has not elected to opt out of these provisions. Florida law contains a provision that confers voting rights to shares of a publicly held Florida corporation which are acquired in a “control share acquisition” only to the extent granted by the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors or the person or group acquiring the control shares). A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (1) one-fifth (1/5) or more but less than one-third (1/3) of such voting power; (2) one-third (1/3) or more but less than a majority of such voting power; and (3) a majority or more of such voting power. In addition, shareholders demanding a special meeting to determine “control share” voting rights must deliver to Sykes a written agreement to pay the costs incurred by Sykes in holding a special meeting, including the cost of preparing and mailing the notice of meeting and the proxy materials for the solicitation by Sykes of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation. These statutory voting restrictions are not applicable to certain control share acquisitions as set forth in Florida law (e.g., when the board of directors approves the control share acquisition; when the acquisition is pursuant to a gift, intestate succession or a testamentary transfer; etc.).

Florida law also contains a provision that prohibits Sykes and other publicly held Florida corporations from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless (1) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (2) the interested shareholder has owned at least 80% of Sykes outstanding voting shares for at least five (5) years, or (3) the transaction is approved by the holders of two-thirds (2/3) of Sykes voting shares other than those owned by the interested shareholder. Subject to certain limited exceptions, an “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns (as defined in FBCA Section 607.0901(1)(e)) more than 10% of the publicly held corporation’s outstanding voting shares.

Merger, Consolidation or Sale of Assets — General.  Under Florida law, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•	such corporation’s articles of incorporation is not amended;

•	the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under Florida law, a sale of all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Disgorgement of Profits by Certain Controlling Persons.  Florida law does not have a “disgorgement” statute similar to that described below under “— ICT.”

ICT

Voting Rights.  Except as provided below under “— Control-Share Acquisitions” each holder of ICT common stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets — General.  Under Pennsylvania law, the consummation of a merger or consolidation generally requires the approval of the board of directors of the corporation of the plan of merger or consolidation and, except where the approval of shareholders is not required, the adoption of the plan by a majority of the votes cast by all shareholders of the corporation entitled to vote thereon. Approval of the shareholders of a constituent Pennsylvania corporation is not required if:

•	whether or not the constituent corporation is the surviving corporation:

•	the surviving or new corporation is a Pennsylvania corporation and, except for amendments the board of directors is authorized to make without shareholder approval, its articles of incorporation are identical to the articles of incorporation of the constituent corporation;

•	each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation will continue as or be converted into, except as may otherwise be agreed by the shareholder, an identical share of the surviving or new corporation after the effective date of the merger or consolidation; and

•	the plan of merger or consolidation provides that the shareholders of the constituent corporation will hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the merger or consolidation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to the adoption of the plan of merger or consolidation and at all times after the adoption and prior to its effective date, another corporation that is a party to the plan owns 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Under Pennsylvania law, a sale of all or substantially all of a corporation’s assets generally requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the transaction.

Business Combinations with Interested Shareholder.  Under Pennsylvania law, in connection with a business combination an “interested shareholder” of a registered corporation (which includes ICT) is (i) any person that is the beneficial owner, directly or indirectly, of shares of the corporation entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation or (ii) an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1983, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the 20% voting power. A “business combination” generally includes:

•	a merger, consolidation, share exchange or division of the corporation or a subsidiary of the corporation with an interested shareholder, or with, involving or resulting in any other corporation which is, or after such transaction would be, an affiliate or associate of the interested shareholder;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder, or any affiliate or associate of the interested shareholder, of assets of the corporation or a subsidiary having an aggregate market value equal to 10% or more of the market value of all the assets or outstanding shares of the corporation or representing 10% or more of the earning power or net income of the corporation;

•	with certain exceptions, the issuance or transfer by the corporation or a subsidiary to the interested shareholder or an affiliate or associate of the interested shareholder of shares of the corporation or subsidiary having an aggregate market value equal to 5% or more of the market value of all the outstanding shares of the corporation;

•	adoption of any plan or proposal for the liquidation or dissolution of the corporation that was proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder;

•	a split, reverse split, dividend or distribution of shares, other reclassification of securities, recapitalization or other transaction proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder that has the effect of increasing the interested shareholder’s or its affiliate’s or associate’s proportionate share, whether owned directly or indirectly, of the outstanding shares of any class or series of voting shares, or securities convertible into voting shares, of the corporation or a subsidiary of the corporation; and

•	the receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation, other than such a benefit received proportionately as a shareholder of the corporation.

Pennsylvania law provides for a five-year moratorium on business combinations between a registered corporation and any person that is an interested shareholder of the corporation, unless:

•	the board of directors of the corporation had approved the acquisition of shares that made the person an interested shareholder of the corporation before the interested shareholder became an interested shareholder of the corporation; or

•	the proposed business combination was approved by (i) the board of directors of the corporation before the person became an interested shareholder of the corporation, or (ii) all of the holders of the outstanding shares of common stock of the corporation, or (iii) the holders of shares entitled to cast a majority of the votes all shareholders would be entitled to cast in an election of directors of the corporation (not including any shares of voting stock beneficially owned by the interested shareholder or its affiliates or associates) at a meeting called for such purpose no earlier than three months after the interested shareholder became the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation, if the interested shareholder at the time of the meeting is the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation and certain other criteria relating to per share consideration are met.

Following expiration of the five-year moratorium, a business combination between a registered corporation and an interested shareholder is still prohibited, unless it is approved at a shareholders meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder of the corporation and the business transaction meets certain per share consideration criteria and meets certain other requirements.

Pennsylvania law also contains the following mechanisms. However, ICT has opted out of all of them, rendering them inapplicable to ICT.

Disgorgement of Profits by Certain Controlling Persons.  Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Transactions approved by both the board of directors and the shareholders prior to the acquisition of stock or, as to dispositions, by such approval received prior to disposition, are excepted from coverage under the statute.

Control-Share/Cash-Out Statute.  Under Pennsylvania law, if a person, or group of persons acting in concert, acquires voting control over 20% of a company’s voting stock, such “control person or group” must notify other holders and such other holders may require the controlling person or group to purchase their shares at “fair value.” “Fair value” means not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. This statute does not apply in certain situations, such as (i) shares acquired directly from the corporation by an underwriter in an offering registered under the Securities Act in a transaction exempt from the registration requirements of the Securities Act; (ii) where a person holds voting power in good faith and not for the purpose of circumventing the statute as an agent, bank, broker nominee or trustee for one or more beneficial owners who do not individually (or, if they are a group acting in concert, as a group) have voting power over 20%; and (iii) a one-step merger (since the obligation to notify holders does not arise until after the control transaction, at which time the acquirer will “own” 100%).

Control-Share Acquisitions.  Under Pennsylvania law, subject to various exceptions, a control-share acquisition is an acquisition in which a person acquires, directly or indirectly, voting power over shares of certain registered corporations that are entitled to vote generally in the election of directors of the corporation which, when added to all voting power the person and the person’s affiliates and associates have over other such voting shares of the corporation, entitle the acquiring person to vote or direct the voting of at least 20%, at least 33 1/3% or more than 50% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1988, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the voting power of the acquiring person. Two or more persons acting in concert may constitute an “acquiring person” for purposes of these provisions of Pennsylvania law. Under Pennsylvania law and for purposes of this description, an acquiring person may be a person who has acquired control shares or who has not acquired control shares but proposes to acquire control shares in a control-share acquisition.

Control shares are the shares the acquiring person acquires in the control-share acquisition that cause the acquisition to constitute a control-share acquisition, plus any voting shares of the corporation that the acquiring person acquired either within 180 days of the control-share acquisition or with the intention of making a control-share acquisition. Under Pennsylvania law, control shares have no voting rights until their voting rights have been restored by two shareholder votes as described below or until they have been transferred to a person in whose hands the shares do not constitute control shares.

The acquiring person may request that the question of restoring the voting rights of his control shares be submitted to the shareholders of the corporation at the next annual or special meeting of the shareholders. The acquiring person may accelerate consideration of the question by requesting a special meeting of the shareholders for that purpose and agreeing to pay or reimburse the corporation for expenses of the special meeting. In either case, the acquiring person must furnish to the corporation an information statement containing certain information. With the notice of the shareholders meeting, the shareholders must be given copies of the acquiring person’s information statement and a statement disclosing the board of directors’ position with respect to the restoration of the voting rights of the control shares.

Restoration of the voting rights of control shares will be approved by the shareholders of the corporation only if it is approved by two separate shareholder votes. To be approved, a resolution to restore the voting rights must be approved by the affirmative vote of the holders of a majority of the voting power of (i) all the “disinterested shares” of the corporation and also (ii) all shares of the corporation that would be entitled to vote in an election of directors of the corporation.

Unless prohibited by the corporation’s articles of incorporation in effect before the control-share acquisition occurred, the corporation may redeem the control shares from the acquiring person within 24 months after (i) the date the control-share acquisition occurs, unless within 30 days after the control-share acquisition takes place the acquiring person properly requests that the question of restoring the voting rights of the control shares be presented to the shareholders or (ii) the proposal of restoring the voting rights of the control shares is submitted to but not approved by the shareholders or (iii) such voting rights are restored and subsequently lapse under certain circumstances. Such redemption of the control shares shall be at the average of the high and low prices of the shares on a national exchange or quotation system or similar service.

Pennsylvania law contains certain other provisions applicable to ICT that require certain severance payments to terminated employees and the preservation of labor contracts in a control share acquisition.

The merger agreement provides that the anti-takeover provisions of Pennsylvania law discussed above will not apply to the execution, delivery or performance of the merger agreement and the transactions contemplated by the merger agreement (including the merger).

Other Corporate Constituencies

Sykes

Under Florida law, in discharging the duties of their respective positions, the board of directors of a corporation and individual directors may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

ICT

Under Pennsylvania law, in discharging the duties of their respective positions, the board of directors of a corporation and individual directors may consider, to the extent they deem appropriate, the effects of any action on shareholders, employees, suppliers, customers, creditors, the communities in which offices or other establishments of the corporation are located and any other factors that they consider pertinent. Pennsylvania law explicitly provides that there will be no different or higher degree of scrutiny imposed upon director actions relating to or affecting potential changes in control.

Dissenters’ Rights

Sykes

Under Florida law, a shareholder in certain circumstances is entitled to receive payment of the fair value of the shareholder’s stock if such shareholder dissents from a proposed merger, consolidation or sale of all or substantially all of a corporation’s property and certain other transactions on which such shareholders are entitled to vote.

Florida law provides that, unless the corporation’s articles of incorporation otherwise provide, holders of shares that are either held of record by at least two thousand (2,000) shareholders or registered on a national securities exchange are not eligible for dissenter’s rights with respect to (1) a plan of merger or share exchange, or (2) a proposed sale or exchange of property. The articles of incorporation of Sykes do not provide dissenter’s rights under these circumstances. Accordingly Florida law provides dissenter’s rights to Sykes’ shareholders only with regard to (1) the approval of a “control share” acquisition by the corporation (see below, “Takeover Statutes and Related Provisions”) and (2) an amendment to the articles of incorporation of Sykes, if the shareholder is entitled to vote on the amendment and such amendment would adversely affect certain enumerated rights associated with his shares (e.g., preemptive rights; voting rights; dividend preference; liquidation preference; making cumulative dividend rights noncumulative; abolishing or altering rights to a sinking fund for redemption; etc.).

Under Florida law a shareholder seeking to assert his dissenter’s rights to a corporate action submitted to a voice vote must (1) deliver to the corporation before the vote is taken a written notice of his intent to demand payment for his shares if the proposed action is adopted, and (2) not vote his shares in favor of the proposed action. Within twenty (20) days after the corporation has given written notice (which must take place within ten (10) days of the authorization) of the shareholder authorization the dissenting shareholder must file with the corporation a notice of such election, stating his name and address, the number, classes and series of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder failing to file such an election to dissent within this time period will be bound by the terms of the proposed corporate action.

ICT

Under Pennsylvania law, unless the articles of incorporation or bylaws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are listed on a national securities exchange, or held beneficially or of record by more than 2,000 persons, on the record date fixed to determine the shareholders entitled to notice of and vote at the meeting at which a merger or consolidation will be voted upon. Neither the articles of incorporation nor the bylaws of ICT contain provisions with respect to dissenters’ rights.

ICT shareholders will not be entitled to dissenters’ rights in connection with the merger because shares of ICT common stock are listed on the NASDAQ stock market.

Interested Directors

Sykes

Florida law provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, committee or shareholders.

ICT

Pennsylvania law provides that a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his or their votes are counted for that purpose if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board of directors authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even if the disinterested directors are less than a quorum; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

OTHER MATTERS

No matters other than the approval of the merger agreement may be brought before the special meeting.

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy as promptly as possible by marking, signing and dating your proxy card and returning it without delay in the postage-paid envelope provided. The shares represented by each proxy that is signed and returned will be voted in accordance with your directions.

ADDITIONAL INFORMATION

LEGAL MATTERS

The validity of the Sykes common stock to be issued in connection with the merger will be passed upon for Sykes by Shumaker, Loop & Kendrick, LLP, Tampa, Florida. The United States federal income tax consequences of the merger on ICT shareholders will be passed upon for Sykes by Shumaker, Loop & Kendrick, LLP and for ICT by Morgan, Lewis & Bockius LLP.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this registration statement by reference from Sykes’ Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Sykes’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2009 and 2008, June 30, 2009 and 2008, and September 30, 2009 and 2008 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Sykes’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

The consolidated financial statements and schedule of ICT Group Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and ICT management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, there will be no annual meeting of ICT shareholders in 2010. If the merger is not consummated, ICT will hold a 2010 annual meeting of shareholders. Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the ICT 2010 annual meeting, ICT must receive such proposals no later than December 30, 2009. Proposals should be directed to the attention of the Office of the Secretary of ICT.

Different deadlines apply to submission of shareholder proposals for the ICT 2010 annual meeting that are not intended to be included in ICT’s proxy statement. ICT’s bylaws provide that a shareholder may nominate one or more persons for election as directors at the ICT 2010 annual meeting only if the shareholder has provided a written notice, in the form prescribed by the bylaws, to the Secretary of ICT between March 1, 2010 and March 21, 2010 (not less than 70 days, nor more than 90 days, prior to the anniversary of the 2009 annual meeting). The Chairman of the ICT 2010 annual meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures. For other shareholder proposals for the ICT 2010 annual meeting, the deadline, under SEC rules, is March 17, 2010 (45 calendar days prior to the anniversary of the mailing date of the proxy statement related to ICT’s 2009 annual meeting). If a shareholder gives notice of such a proposal after this deadline, ICT’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the ICT 2010 annual meeting.

SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement/prospectus is being delivered to multiple shareholders of ICT sharing an address unless ICT has previously received contrary instructions from one or more of such shareholders. On written or oral request to the Office of the Secretary of ICT at 100 Brandywine Boulevard, Newtown, PA 18940, or by calling 1-267-685-5000, ICT will deliver promptly a separate copy of this proxy statement/prospectus to a shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered. The proxy statement/prospectus can also be found at www.ICTgroup.com in the Investors section under Special Meeting Materials. Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of ICT’s proxy statement should provide written or oral notice to the Office of the Secretary of ICT at the address and telephone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Sykes has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of Sykes common stock to be issued to ICT shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Sykes and its common stock. The rules and regulations of the SEC allow Sykes and ICT to omit certain information included in the registration statement from this document.

Sykes and ICT file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Sykes and ICT, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Sykes with the SEC are also available at Sykes’ website at www.Sykes.com. The reports and other information filed by ICT with the SEC are also available at ICT’s website at www.ICTgroup.com. The web addresses of the SEC, Sykes and ICT have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Sykes and ICT to incorporate by reference information into this proxy statement/prospectus. This means that Sykes and ICT can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Sykes and ICT previously filed with the SEC. They contain important information about the companies and their financial condition.

Sykes SEC Filings	Period or Date Filed

(SEC File No. 0-28274; CIK No. 0001010612)
Annual Report on Form 10-K	Filed March 10, 2009
Quarterly Reports on Form 10-Q	Filed May 6, 2009, August 5, 2009 and November 3, 2009
Current Reports on Form 8-K	Filed April 1, 2009, July 7, 2009, October 6, 2009, October 9, 2009 and December 14, 2009
The description of Sykes common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

ICT SEC Filings	Period or Date Filed

(SEC File No. 0-20807; CIK No. 0001013149)
Annual Report on Form 10-K	Filed March 16, 2009
Quarterly Reports on Form 10-Q	Filed May 8, 2009, August 10, 2009 and November 6, 2009
Current Reports on Form 8-K	Filed January 6, 2009, February 23, 2009, February 25, 2009, March 26, 2009, October 6, 2009 and October 9, 2009

In addition, Sykes and ICT also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of ICT’s special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

Sykes has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Sykes, as well as all pro forma financial information, and ICT has supplied all information relating to ICT.

Documents incorporated by reference are available from Sykes and ICT without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Sykes Inc.	ICT

Sykes Enterprises, Incorporated	ICT Group, Inc.
400 North Ashley Drive	100 Brandywine Boulevard
Tampa, FL 33602	Newtown, PA 18940
Attention: Investor Relations	Attention: Secretary
Telephone: 1-813-233-7143	Telephone: 1-267-685-5000

ICT shareholders requesting documents should do so by [ • ], 2009 to receive them before the ICT special meeting.  You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this proxy statement/prospectus from Sykes, Sykes will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither Sykes nor ICT has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER
Among
SYKES ENTERPRISES, INCORPORATED,
SH MERGER SUBSIDIARY I, INC.,
SH MERGER SUBSIDIARY II, LLC
And
ICT GROUP, INC.
Dated as of October 5, 2009

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit	Title

A	Bylaws of the Surviving Corporation
B	Articles of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of October 5, 2009 (this “Agreement”), among SYKES ENTERPRISES, INCORPORATED, a Florida corporation (“Parent”), SH MERGER SUBSIDIARY I, INC., a Pennsylvania corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), SH MERGER SUBSIDIARY II, LLC, a Florida limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub, “Merger Subs”), and ICT GROUP, INC., a Pennsylvania corporation (the “Company” and collectively with Parent, Merger Sub and Merger Sub II, the “parties”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of the Company and Parent deem it advisable and in the best interests of their respective corporation and stockholders that the Company and Parent engage in a business combination;

WHEREAS, the combination of the Company and Parent shall be effected by, and subject to, the terms of this Agreement through a merger of Merger Sub with and into the Company in the Merger, with the Company surviving, as set forth below, and promptly following the Merger, the Company will merge with and into Merger Sub II in the Second Merger;

WHEREAS, for federal income tax purposes, the parties intend that the Mergers, taken together in the manner described in Revenue Ruling 2001-46, will qualify as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code; and

WHEREAS, this Agreement is intended to constitute a Plan of Merger within the meaning of Section 1922 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2  Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Tampa, Florida time on the date that is as soon as practicable (but in any event no later than the second (2nd) Business Day) following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Blvd., Suite 2800, Tampa, Florida 33602, or at such other place as the parties may agree.

Section 1.3  Effective Time.  At the Closing, the Company shall (i) file articles of merger (“Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the PBCL and (ii) make all other filings or recordings required under the PBCL in connection with the Merger. The Merger shall become effective at 11:59 p.m. Eastern Standard Time on the date the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or on such other date or time as Parent and the Company shall agree and as shall be specified in the Articles of

Merger (the date and time the Merger becomes effective being the “Effective Time”). The date on which the Effective Time occurs is referred to herein as the “Effective Date”.

Section 1.4  Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth herein and in the applicable provisions of Section 1929 of the PBCL.

Section 1.5  Bylaws.  At and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).

Section 1.6  Articles of incorporation.  At and after the Effective Time, the articles of incorporation of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 6.7).

Section 1.7  Officers and Directors.  From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub shall be the officers of the Surviving Corporation.

Section 1.8  Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned directly or indirectly by Parent or held in treasury by the Company, all of which shall be canceled as provided in Section 1.8(e)), shall be converted into the right to receive:

(i) the Per Share Amount divided by two (2) in cash without interest, and

(ii) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio divided by two (2).

As used herein, the term “Cash Consideration” means cash into which shares of Company Common Stock are converted, the term “Stock Consideration” means the Shares of Parent Common Stock into which shares of Company Common Stock are converted and the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean the combination of Cash Consideration and Stock Consideration into which such share of Company Common Stock is converted as contemplated hereby.

(c) As used herein, the term “Exchange Ratio” means the quotient determined by dividing the Per Share Amount by the Parent Share Measurement Value; provided that (i) if the Parent Share Measurement Value is equal to or less than $19.3306 the Exchange Ratio will be 0.7956 for all purposes under this Agreement and (ii) if the Parent Share Measurement Value is equal to or greater than $22.4652 the Exchange Ratio shall be 0.6846 for all purposes under this Agreement. “Parent Share Measurement Value” means the volume weighted average of the per share prices of Parent Common Stock as listed in the Nasdaq transaction reporting system for the ten (10) consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time. The Exchange Ratio shall be calculated to the nearest ten thousandth of a share of Parent Common Stock and the Parent Share Measurement Value shall be calculated to the nearest one hundredth of one cent.

(d) Except as set forth in Section 1.8(e) and Section 1.9(c), as a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of outstanding Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (the “Company Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by Law.

(e) Each share of Company Common Stock owned directly or indirectly by Parent or held in treasury by the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

Section 1.9  Company Stock Options and Other Equity-Based Awards.

(a) By virtue of the Merger, each option to purchase shares of Company Common Stock under the applicable Company Stock Plans that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable (collectively, the “Options” or “Company Stock Options”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 1.9(c), be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (1) the Per Share Amount over (2) the exercise price per share of Company Common Stock subject to such Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Option as in effect immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

(b) By virtue of the Merger, each restricted stock unit, representing a right to receive one share of Company Common Stock (an “RSU”) granted by the Company under any Company Stock Plan, including each “performance share award” denominated in RSUs, which is outstanding immediately prior to the Effective Time shall become fully vested, and then shall be canceled at the Effective Time, and the holder of such vested RSU shall, subject to Section 1.9(c), be entitled to receive an amount in cash equal to the Per Share Amount in respect of each share of Company Common Stock into which the vested portion of the RSU would otherwise be convertible (the “RSU Consideration”), which shall, subject to applicable Law, be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

(c) All amounts payable pursuant to this Section 1.9 shall be reduced by any required withholding of taxes in accordance with Section 2.11 and shall be paid without interest.

(d) Any such amounts representing Option Consideration or RSU Consideration shall be paid by Parent or the Surviving Corporation, and any such amounts paid by the Surviving Corporation shall be reimbursed promptly by Parent to the Surviving Corporation following the Effective Time.

(e) Prior to the Effective Time, the Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or the appropriate committee thereof) shall cause the Company to, use its commercially reasonable efforts to take all actions reasonably required to effectuate the provisions of this Section 1.9.

Section 1.10  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.11  Second Merger.

(a) Immediately after the Effective Time, Parent will cause the Surviving Corporation to merge with and into Merger Sub II (the “Second Merger” and together with the Merger, the “Mergers”) and the separate corporate existence of the Surviving Corporation shall thereupon cease and Merger Sub II shall be the surviving entity (the “Surviving Entity”) in the Second Merger.

(b) At the effective time of the Second Merger, the common stock of the Surviving Corporation shall automatically be converted into a membership interest in the Surviving Entity representing 100% of the ownership interests in the Surviving Entity.

(c) With respect to any time following the Second Merger, references herein to the Surviving Corporation shall refer to the Surviving Entity.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1  Exchange Agent.  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates and Company Book-Entry Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, book-entry shares (or certificates if requested) representing the Parent Common Stock issuable, and cash in U.S. dollars in an amount sufficient to pay the Cash Consideration payable, pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.6 of this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.4 of this Agreement. Any cash and shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2  Exchange Procedures.

(a) Promptly after the Effective Time, and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) in exchange for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.6 of this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.4 of this Agreement. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 1.8, plus cash that such holder has the right to receive in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.6 and dividends and other distributions pursuant to Section 2.4 (in each case, after taking into account all shares of Company Common Stock then held by such holder). Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(b) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

Section 2.3  [Reserved].

Section 2.4  Distributions with Respect to Unexchanged Shares.  All shares of Parent Common Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.5  No Further Ownership Rights.  All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.8, Section 2.4 or Section 2.6) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and no interest will be paid or will accrue on any cash payable pursuant thereto.

Section 2.6  No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Measurement Value.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall promptly deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.7  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and Section 2.3, and any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.6 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.4. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.8  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.9  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than 30 days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, that no gain or loss thereon shall affect the amounts payable to the Company shareholders pursuant to Article I and the other provisions of this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.10  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.6, and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.4, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

Section 2.11  Withholding Rights.  Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Stock Options or RSUs, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

Section 2.12  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 2.13  Stock Transfer Books.  The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.6) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed since January 1, 2009, but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization, Good Standing and Qualification.

(a) Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Significant Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent and Merger Sub a true and complete copy of the Company’s currently effective articles of incorporation and bylaws, as amended and restated to the date hereof. The Company’s articles of incorporation and bylaws so delivered are in full force and effect and the Company is not in violation of its articles of incorporation or bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Significant Subsidiary of the Company.

Section 3.2  Capital Structure.

(a) As of the close of business on September 29, 2009 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 16,072,984 shares were outstanding and no shares were held in the treasury of the Company and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding. There are no other classes of capital stock of the Company authorized or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

(b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or the settlement of RSU rights outstanding as of the Capitalization Date under the Company

Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from the Company other than Company Stock Options and RSUs as set forth in Section 3.2(b) of the Company Disclosure Letter. Section 3.2(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, RSUs, or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list, as of the Closing, of the number of shares of Company Common Stock subject to Company Stock Options, RSUs or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, RSUs, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from the Company, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

(c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 3.2 or contained in Section 3.2(d) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Benefit Plans, (2) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Company Stock Options, or (3) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Stock Plans) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Significant Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Company Common Stock or other Equity Interests in the Company or any of its Subsidiaries.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date hereof, for each of the Company’s Significant Subsidiaries: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company’s Significant Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the ownership of Equity Interests in the Company’s Subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.3  Corporate Authority.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, only to the adoption of this Agreement by the affirmative vote of a majority of votes cast by the holders of Company Common Stock entitled to vote thereon (the “Company Requisite Vote”), and to the filing and recording of the Articles of Merger under the provisions of the PBCL. The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Board of Directors of the Company (i) has, by resolution duly adopted at a meeting duly called and held, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) has received the opinion of the Company Financial Advisor (as defined in Section 3.19 below), dated the date of this Agreement, to the effect that, as of such date and subject to assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders; (iii) has resolved to recommend adoption of this Agreement to the shareholders of the Company; and (iv) has directed that this Agreement be submitted to the holders of Company Common Stock for adoption.

(c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, the Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company (as such term is used in the PBCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Company shareholders or the Board of Directors of the Company.

Section 3.4  Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3 of this Agreement, (ii) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) required to be made with Nasdaq Stock Market (“Nasdaq”), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws, (v) required to be made with or to those foreign Governmental Entities (as defined below) regulating competition, antitrust or Regulatory Laws, and (vi) required to be made under any Environmental Law, no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Requisite Vote, conflict with or violate any provision of the Company’s articles of incorporation or bylaws or any equivalent organizational or governing documents of any of the Company’s Significant Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 3.4 have been obtained and all filings and notifications described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5  Company Reports; Financial Statements.

(a) Since January 1, 2006, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed with the SEC prior to the date hereof, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2008, and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which are not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company.

(d) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(f) Since January 1, 2006, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

(g) To the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2006 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents other than confidential treatment requests. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.6  Absence of Certain Changes.  (a) Since January 1, 2009, the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) since January 1, 2009, there has not been a Company Material Adverse Effect.

Section 3.7  Litigation.

(a) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that if determined adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Compliance with Laws.  The Company and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company. To the Knowledge of the Company, the Company is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

Section 3.9  Properties.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (i) holds good, marketable and valid fee simple title to all of the properties and assets reflected in the June 30, 2009 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries (collectively, with respect to real property, the “Owned Real Property”) or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.9 of the Company Disclosure Letter, (ii) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, (iii) is the lessee of all leasehold estates reflected in the June 30, 2009 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Leased Real Property”) and (x) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception and (y) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

Section 3.10  Contracts.

(a) As of the date hereof, except as set forth as an exhibit to the Company SEC Documents and on Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contract relating to third-party indebtedness for borrowed money or any third-party financial guaranty in excess of $50,000.00;

(ii) non-competition agreements or any other agreements or arrangements that materially restrict the Company or any of its Subsidiaries or any of their respective Affiliates from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or any of its Subsidiaries following a change in control of the Company; or

(iii) Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) All Contracts of the type described in clauses (a)(i), (ii) and (iii) above to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement, together with the Contracts set forth on Section 3.10(b) of the Company Disclosure Letter, are referred to herein as the “Company Material Contracts” (provided that for purposes of Section 5.1, Contracts of the type referred to in clause (i) above shall not be deemed to be Company Material Contracts). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the Knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Benefit Plan”), excluding Foreign Benefit Plans. For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean those Company Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any ERISA Affiliate who are or were regularly employed outside the United States (but which shall exclude any such Company Benefit Plans to the extent required by applicable foreign law to be so maintained, sponsored or contributed to). Not more than ten (10) Business Days after the date hereof, the Company shall deliver a true, complete and correct list of each material Foreign Benefit Plan to Parent. For purposes of this Section 3.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Sections 414(b) or (c) of the Code. Except as otherwise set forth in any Company Benefit Plan, the Company has no express or implied commitment to add, terminate, modify or change any Company Benefit Plan in the United States, other than with respect to a termination, modification or change required by applicable Law or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to each Company Benefit Plan (other than any Foreign Benefit Plan), the Company has made available to Parent (or, with respect to items (iv), (v), (vi) and (vii), will provide to Parent not more than ten (10) Business Days after the date hereof) true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) the most recent Form 5500 required to have been filed with the

IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor or Pension Benefit Guaranty Corporation (“PBGC”) relating to any unresolved compliance issues in respect of any such Company Benefit Plan; and (viii) all material amendments, modifications or supplements to any Company Benefit Plan. With respect to each Foreign Benefit Plan, the Company will provide to Parent not more than ten (10) Business Days after the date hereof the items identified in each of clauses (i), (vi) and (viii) above.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement including timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement. With respect to each of the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Benefit Plan or asserting rights or claims to benefits under any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Except as required by applicable Law, the Company has no Company Benefit Plan subject to ERISA that provides for any retiree healthcare or life insurance benefits in the United States.

(d) No Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a “multiemployer plan” or “multiple employer plan.”

(e) Neither the Company nor any ERISA Affiliate maintains or contributes to, or during the six-year period prior to the date hereof has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Letter, or as otherwise contemplated by this Agreement, the execution of this Agreement or the consummation of the Mergers will not constitute an event that, either alone or in conjunction with any other event, will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of the Company or any of its Subsidiaries. The execution of this Agreement or the consummation of the Mergers will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any material amount failing to be deductible by reason of Section 280G of the Code or (ii) the provision of any material reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law, including any additional funding or annuitization requirements that may apply as a result of or in connection with the termination, wind-up or partial wind-up of one or more Foreign Benefit Plans.

Section 3.12  Labor Matters.  Each of the Company and its Subsidiaries is in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as specifically identified on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or non-material agreement in a non-U.S. jurisdiction). There is no unfair labor practice charge pending or, to the Knowledge of the Company, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization, (ii) there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Knowledge of the Company, threatened and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.

Section 3.13  Tax.

(a) Except to the extent reserved for in the most recent Company Financial Statements, the Company and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Tax authority is currently asserting, or threatening in writing to assert, a Tax liability (exclusive of interest) in excess of $50,000.00 in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years, (iii) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), and (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

Section 3.14  Intellectual Property.

(a) Except as, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Company’s Knowledge, the use of any Intellectual Property by the

Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets, except where the failure to take such reasonable steps would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

Section 3.15  Environmental Matters.

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and to the Company’s Knowledge any past non-compliance by the Company and its Subsidiaries with applicable Environmental Laws has been resolved, except for any failure to comply or to resolve past non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently operated, and the Company or any applicable Subsidiary of the Company has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of the Company or any of its Subsidiaries has received any notice of any violation of or liability under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no pending or, to the Company’s Knowledge, threatened civil, criminal or administrative claims, actions, proceedings, hearings, notices of violation, investigations, arbitrations or demand letters pursuant to Environmental Laws or with respect to Hazardous Materials against the Company or any of its Subsidiaries or, to the Company’s Knowledge, related to the Owned Real Property, the Leased Real Property or any other facility previously owned or operated by the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, there has been no presence of storage tanks at or presence or release of any Hazardous Materials on, at, or from the Owned Real Property or the Leased Real Property or any other facility operated by the Company or any of its Subsidiaries, except (i) in compliance with applicable Environmental Laws and (ii) in a manner or in quantities or locations that would not require any investigation, cleanup or remediation of soil or groundwater under applicable Environmental Laws, other than any presence or release which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notice with respect to such presence or release.

(f) Neither (i) the Company nor any Subsidiary, (ii) any predecessors of the Company or any Subsidiary nor (iii) any entity previously owned by the Company or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any off-site location which, to the Company’s Knowledge, has resulted in, or would be reasonably expected to result in, a liability to the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) There are no Liens or institutional or engineering controls applicable to any Owned Real Property or, to the Company’s Knowledge, Leased Real Property arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Company’s Knowledge, there are no other facts, activities, circumstances or conditions that have resulted in or would be reasonably expected to result in, the Company incurring a liability or obligation, pursuant to any applicable Environmental Laws that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16  Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy, and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.

Section 3.17  Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Significant Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities that are concerned with the Company’s products and services (any such Governmental Entity, a “Company Regulatory Agency”), necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Since January 1, 2006, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2006, all applications, submissions, information and data utilized by the Company or the Company’s Subsidiaries as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or the Company’s Subsidiaries in connection with, any and all requests for a Company Permit relating to the Company or any of its Subsidiaries, and its respective business and Company Products, when submitted to a Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the Company Regulatory Agency.

(c) Since January 1, 2006, neither the Company, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for a Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) For the avoidance of doubt, the provisions of this Section 3.17 do not apply to Environmental Laws or Environmental Permits.

Section 3.18  Interested Party Transactions.  Since January 1, 2006, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 3.19  Brokers and Finders.  Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Greenhill & Co., LLC as its sole financial advisor (the “Company Financial Advisor”), and the Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.20  No Additional Representations.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subs, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Subs or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that it (i) has had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (iii) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Subs or any other Person has made or is making any representations or warranties relating to Parent or Merger Subs whatsoever, express or implied, beyond those expressly given by Parent and Merger Subs in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (i) as disclosed in the Parent SEC Documents filed since January 1, 2009 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as set forth in the Parent Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), each of Parent and Merger Subs hereby represent and warrant to the Company as follows:

Section 4.1  Organization, Good Standing and Qualification.

(a) Each of Parent, Merger Subs and Parent’s Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Parent’s Subsidiaries, where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has delivered or made available to the Company a true and complete copy of Parent’s and each Merger Sub’s currently effective articles of incorporation and bylaws or any equivalent organizational or governing documents, as amended and restated to the date hereof. Such organizational or governing documents so delivered are in full force and effect and none of Parent or Merger Subs is in violation of such organizational documents.

Section 4.2  Capital Structure.

(a) As of September 29, 2009, the authorized capital stock of Parent consisted of (i) 200,000,000 shares of Parent common stock, par value $0.01 per share, of which 41,631,700 shares were outstanding and 328,508 shares were held in the treasury of Parent, and (ii) 10,000,000 shares of Parent preferred stock, par value $0.01 per share, of which no shares were outstanding and no shares were held in the treasury of Parent. There are no other classes of capital stock of Parent authorized or outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in connection with the Merger or pursuant to Section 1.8 and Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.

(b) Since June 30, 2009 to the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of Parent or any other securities of Parent other than issuances of shares of Parent Common Stock pursuant to employee benefit, director or equity compensation plans, programs or arrangements sponsored or maintained by Parent or any of its Subsidiaries (the “Parent Benefit Plans”). There were outstanding as of June 30, 2009 no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from Parent other than options, restricted stock and other rights to acquire capital stock from Parent under the Parent Benefit Plans. As of September 29, 2009, there were stock options outstanding representing the right to purchase 196,435 shares of Parent Common Stock under the Parent Benefit Plans, and stock-settled restricted stock units and stock appreciation rights outstanding that would entitle the holders to receive an aggregate of 156,243 shares of Parent Common Stock, based upon the closing price of the Parent Common Stock on that day, and assuming the full vesting of all of such stock-settled restricted stock units and stock appreciation rights. No options, warrants, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from Parent have been issued or granted since June 30, 2009 to the date of this Agreement other than pursuant to the Parent Benefit Plans or the ordinary course of business in connection with employment offer letters.

(c) No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 4.2, as of the date of this Agreement, (i) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Parent Benefit Plans, (2) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent stock options, the lapse of restrictions or settlement of awards granted pursuant to the Parent Benefit Plans, or (3) required by the terms of any plans, arrangements or agreements existing on the date hereof between the Parent or any of its Subsidiaries and any director or employee of the Parent or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries (other than ordinary course payments or commissions to sales representatives of Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby and with respect to awards granted under the Parent Benefit Plans).

(e) Except as set forth in Section 4.2(e) of the Parent Disclosure Letter and with respect to awards granted under the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Parent Common Stock or other Equity Interests in Parent or any of its Subsidiaries.

(f) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

(g) The outstanding Equity Interests of Merger Sub II consist of a single membership interest which is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub II, (ii) no securities of Merger Sub II convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub II and (iii) no options or other rights to acquire from Merger

Sub II, and no obligations of Merger Sub II to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub II.

Section 4.3  Corporate Authority.  Parent and each Merger Sub has all requisite corporate or limited liability company power and authority, as the case may be, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the sole member of Merger Sub II (which adoption Parent shall effect on the date hereof immediately following the execution hereof), has taken all corporate or limited liability company action, as the case may be, necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Subs, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the sole member of Merger Sub II, and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Subs enforceable against Parent and Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4  Governmental Filings; No Violations; Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3 of this Agreement, (ii) under the HSR Act, the Securities Act, the Exchange Act, (iii) required to be made with Nasdaq, (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws, (v) required to be made with or to those foreign Governmental Entities regulating competition, antitrust or Regulatory Laws, and (vi) required to be made under any Environmental Law, no notices, reports or other filings are required to be made by Parent, Merger Subs with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by Parent or either Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or either Merger Sub and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Subs, the consummation by the Company and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent’s or either Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of Parent’s or either Merger Sub’s articles of incorporation or bylaws or any equivalent organizational or governing documents of any of Parent’s Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 4.4 have been obtained and all filings and notifications described in this Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to Parent, Merger Subs or their Subsidiaries, or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of Parent or any of its Significant Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which Parent, either Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, defaults, losses, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5  Parent Reports; Financial Statements.

(a) Since January 1, 2006, each of Parent and Merger Subs has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein, as they have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of Parent’s Subsidiaries are required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Parent’s Subsidiaries included in the Parent SEC Documents (together with the related notes and schedules thereto, collectively, the “Parent Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of Parent.

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent has evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any Subsidiary of Parent, has reported to Parent’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(e) Since January 1, 2006, to the Knowledge of the Parent, no employee of the Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Parent or any of its Subsidiaries.

(f) To the Knowledge of the Parent, none of the Parent SEC Documents is the subject of ongoing SEC review (other than confidential treatment requests). Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2006 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents other than confidential treatment requests. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

Section 4.6  Litigation.

(a) Except as disclosed in the Parent SEC Documents, there are no Actions pending or, to the Knowledge of Parent or Merger Subs, threatened against Parent or Merger Subs or any of their respective Subsidiaries or any of their respective assets or properties that if determined adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries or, to the Knowledge of Parent, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7  Brokers and Finders.  Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Credit Suisse as its financial advisor (the “Parent Financial Advisor”), and Parent and Merger Subs have heretofore made available to the Company a true and complete copy of all agreements between Parent and Merger Subs and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.8  No Business Activities.  Neither Merger Sub has conducted any activities other than in connection with the organization of Merger Subs, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Neither Merger Sub has any Subsidiaries.

Section 4.9  Board Approval.  The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, at a meeting duly called and held and not subsequently rescinded or modified, has duly (i) determined that this Agreement and the Mergers are advisable and are fair to and in the best interests of Parent and its stockholders, and (ii) approved this Agreement and the Mergers.

Section 4.10  Vote Required.  There are no votes of the holders of any class or series of Parent capital stock necessary to consummate any of the transactions contemplated hereby.

Section 4.11  Financing.  At Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement (including the payment of all related fees and expenses for which Parent and Merger Subs are responsible) and an amount of additional funds on hand, or available pursuant to binding financing arrangements, such that after completing such transactions Parent and its Subsidiaries will have an amount of working capital and other liquidity reasonable for the business, taken as a whole (after giving effect to the Mergers). True and complete copies of any binding commitment letters delivered prior to the date hereof which are intended to enable Parent and Merger Subs to perform their obligations under this Agreement have been provided to the Company, each of which, as of the date of hereof, is valid and in full force and effect.

Section 4.12  Absence of Certain Changes.  (a) Since January 1, 2009, the business of Parent and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) since January 1, 2009, there has not been a Parent Material Adverse Effect.

Section 4.13  Compliance with Laws.  Parent and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Parent. To the Knowledge of Parent, Parent is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

Section 4.14  Certain Agreements.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the PBCL, none of Parent or either Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” (as such term is defined in the PBCL) thereunder or has taken any action that would cause any anti-takeover statute under the PBCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. Except as set forth in Section 4.14 of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

Section 4.15  Tax.

(a) Except to the extent reserved for in the most recent Parent Financial Statements, Parent and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no Tax authority is currently asserting, or threatening in writing to assert, a Tax liability (exclusive of interest) in excess of $100,000.00 in connection with an audit or other administrative or court proceeding involving Taxes of Parent or any of its Subsidiaries, (ii) neither Parent nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years, (iii) neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), and (iv) neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries), or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

Section 4.16  Intellectual Property.

(a) Except as, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) to Parent’s Knowledge, Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to Parent’s Knowledge, the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to Parent’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its Knowledge no Intellectual Property owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Parent and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To Parent’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

Section 4.17  Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Significant Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities that are concerned with the Parent’s products and services (any such Governmental Entity, a “Parent Regulatory Agency”), necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect. Since January 1, 2006, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2006, all applications, submissions, information and data utilized by Parent or Parent’s Subsidiaries as the basis for, or submitted by or, to the Knowledge of Parent, on behalf of Parent or Parent’s Subsidiaries in connection with, any and all requests for a Parent Permit relating to Parent or any of its Subsidiaries, and its respective business and Parent Products, when submitted a Parent Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the Parent Regulatory Agency.

(c) Since January 1, 2006, neither Parent, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for a Parent Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) For the avoidance of doubt, the provisions of this Section 4.17 do not apply to Environmental Laws or Environmental Permits.

Section 4.18  No Additional Representations.

(a) Except for the representations and warranties made by Parent and Merger Subs in this Article IV, none of Parent, either Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent and Merger Subs or their respective Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Subs or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, either Merger Sub or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Subs in this Article IV, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Subs, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent and Merger Subs each acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iii) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Subs acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Subs acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Subs or any of their respective Representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Ordinary Course.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or except with Parent’s prior written approval (not to be unreasonably withheld, conditioned or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with the Company’s past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their reasonable best efforts to (i) preserve their assets, (ii) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (iii) preserve the Company’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, and lessors, and (iv) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, or the terms of any Contract binding upon the Company or any of its Subsidiaries, the compliance with which shall not cause the Company to be in material non-compliance with this Section 5.1, the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend the articles of incorporation or bylaws or other comparable governing instruments of the Company or any of its Significant Subsidiaries;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, or based on the value of, any shares of its capital stock of any class or any Equity Interest, voting debt of the Company or any of its Subsidiaries, other than the issuance of shares upon the exercise of Options or the settlement of RSUs outstanding as of the date hereof, in each case in accordance with the terms of the applicable Company Stock Plan and related award agreements;

(c) other than pursuant to cash management or investment portfolio activities in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets or Intellectual Property or any other business combination) any ownership interest in any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other Person for consideration valued in excess of $500,000.00 individually or $1,000,000.00 in the aggregate (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States));

(d) enter into any strategic licensing, joint venture, collaboration, alliance, co-promotion or similar agreement that involves payments by the Company to third parties in excess of $200,000.00 individually or $500,000.00 in the aggregate for all such contracts, provided, that no such agreement would (i) constitute a Company Material Contract, (ii) limit or restrict the Company or its Subsidiaries or the Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, in each case, after the Effective Time, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any material geographic area, other than any limitation or restriction which the Company shall have the right to terminate upon a change of control at no cost and with no such continuing material restrictions or obligations to the Company or Parent or any of their respective Subsidiaries; or (iii) be reasonably expected to interfere with the parties’ ability to consummate the Mergers;

(e) (i) purchase financial instruments that at the time of purchase qualify as Level III assets (as defined in FASB 157); (ii) change in a material manner the average duration of the Company’s investment portfolio or the average credit quality of such portfolio, except for changes that would reduce investment risk in such portfolio; (iii) materially change investment guidelines with respect to the Company’s investment portfolio except for changes that would reduce investment risk of the Company’s investment portfolio; (iv) hypothecate, repo, encumber or otherwise pledge assets in the Company’s investment portfolio; or (v) invest new surplus cash from operations in securities other than short-term liquid securities permitted by Parent’s investment guidelines (which shall be implemented by the Company with respect to such new surplus cash as soon as practicable after the date hereof);

(f) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than any such transaction between or among direct or indirect wholly-owned Subsidiaries of the Company that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property);

(h) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries to any third party, except (i) pursuant to existing Contracts or commitments, (ii) for the sale of goods and services in the ordinary course of business consistent with past practice, (iii) transactions involving property or assets of the Company or any of its Subsidiaries having a value no greater than $500,000.00 in the aggregate for all such transfers (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States)), (iv) in connection with any waiver, release, assignment, settlement, compromise of litigation otherwise permitted under this Section 5.1, or (v) in connection with cash management or investment portfolio activities in the ordinary course of business;

(i) split, combine, reclassify, subdivide or amend the terms of its outstanding shares of capital stock or any other securities of the Company or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares;

(j) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the capital stock of the Company or any of its Subsidiaries, except between or among direct or indirect wholly-owned Subsidiaries of the Company;

(k) purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (i) required by the terms of the Company Stock Plans, (ii) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Company Stock Options or vesting of RSUs or the lapse of restrictions in respect of any other Equity Interests in the Company, in each case pursuant to the terms of the Company Stock Plans, or (iii) required by the terms of any plans, arrangements or agreements existing on the date hereof and disclosed in Section 3.11(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries;

(l) incur any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for borrowed money, in each case other than for borrowing under the Company’s existing working capital facilities and existing letter of credit facilities in the ordinary course;

(m) make any loans or capital contributions to, or investments in, any Person, except for (i) loans and capital contributions to, or investments in, Subsidiaries organized under the laws of one of the United States, (ii) with respect to Subsidiaries organized under the laws of a jurisdiction other than one of the United States (a “Foreign Subsidiary”), (a) loans or capital contributions to, or investments in, Foreign Subsidiaries which are made in the ordinary course of business for the normal business operations of each such Foreign Subsidiary, consistent with past practice, and (b) additional loans or capital contributions to, or investments in, Foreign Subsidiaries in an amount not to exceed $250,000.00 in the aggregate for all Foreign Subsidiaries (but excluding from the limitation in this clause (b) such loans or capital contributions to, or investments in, one Foreign Subsidiary made by another Foreign Subsidiary), (iii) cash management or investment portfolio activities in the ordinary course of business and consistently with the Company’s obligations under Section 5.1(e), and (iv) in connection with a transaction permitted under Section 5.1(c) or (d);

(n) make or agree to make any capital expenditures or commit to any capital projects in excess of $500,000.00 in the aggregate for all such capital expenditures and projects, other than the capital expenditures and capital projects described in Section 5.1(n) of the Company Disclosure Letter (it being understood that any excess over such amount attributable solely to foreign exchange fluctuation shall not be deemed to violate this clause);

(o) terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any Company Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Company Material Contract (in each case, excluding the Company Material Contracts identified in Section 3.10(a)(ii) (except for any amendment that would expand the limitations or restrictions referenced therein));

(p) enter into an employment agreement or relationship with any Person who earns an annual rate of base salary of more than or equal to $150,000.00 (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof);

(q) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay or impair the consummation of the Mergers and the other transactions contemplated by this Agreement;

(r) except as required pursuant to any Company Benefit Plans, Foreign Benefit Plans, Collective Bargaining Agreements, the terms of this Agreement or any applicable Law: (i) grant or provide, or adopt a plan or enter into any agreement or agreements intended to grant or provide, any retention, change in control, severance or termination payments or benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except for increases in base salary, in the ordinary course of business consistent with past practice for promoted employees who are not officers and whose new position fills a vacancy, that do not exceed three percent (3%), (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (vi) issue or forgive any loans to directors, officers, employees, contractors or any of their respective Affiliates except for any such issuance that would not violate the Sarbanes-Oxley Act and is consistent with past practice and policy;

(s) pre-pay any long-term indebtedness for borrowed money or change the terms or extend the maturity thereof (including providing cash cover under any letter of credit otherwise than as required to do so under such facility), other than borrowings under its existing working capital facilities;

(t) make any material change in its method of accounting or its accounting practices, policies or principles, unless required by Law, a Governmental Entity or GAAP, and neither the Company nor any of its Subsidiaries shall (i) change its fiscal year, (ii) make, change or revoke any material United States Tax election, or (iii) settle or compromise any Tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $50,000.00 above any amount reserved for such claim in the latest Company Financial Statements;

(u) waive, release, assign, settle or compromise any claim the resolution of which (i) would involve the payment by the Company of an amount in excess of $1,000,000.00 in the aggregate or (ii) would involve the imposition of injunctive relief against the Company that would materially limit or restrict the business of Parent and its Subsidiaries (including the Surviving Corporation) following the Effective Time; or

(v) authorize or enter into an agreement to do any of the foregoing.

Section 5.2  Governmental Filings.

(a) The Company agrees that, between the date of this Agreement and the Effective Time, the information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Form S-4 (as defined in Section 6.1(a)) (and any amendment thereof or supplement thereto) will not, at the date filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein.

(b) Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time:

(i) the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)) (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s shareholders and at the time of the meeting of the Company’s shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading;

(ii) the Form S-4 (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Form S-4 based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and any other applicable federal securities Laws.

Section 5.3  Restrictions on Parent.  Parent covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.3 of the Parent Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or except with the Company’s prior written approval (not to be unreasonably withheld, conditioned or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with Parent’s past practice and, to the extent consistent therewith, Parent and its Subsidiaries shall use their reasonable best efforts to (i) preserve their assets, (ii) preserve Parent’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors, and (iii) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.3 of the Parent Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or the terms of any Contract binding upon Parent or any of its Subsidiaries, Parent shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) acquire (including, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof;

(b) merge or consolidate Parent with any Person (other than a merger of a Subsidiary into Parent) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(c) purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, for consideration in excess of $5,000,000.00 in the aggregate, other than any purchase, redemption or other acquisition (i) required by the terms of the Parent Benefit Plans, (ii) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent stock options, the lapse of restrictions or settlement of awards granted pursuant to the Parent Benefit Plans or (iii) required by the terms of any plans, arrangements or agreements existing on the date hereof between the Parent or any of its Subsidiaries and any director or employee of the Parent or any of its Subsidiaries;

(d) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the capital stock of Parent or any of its Subsidiaries;

(e) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of Parent to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay or impair the consummation of the Mergers and the other transactions contemplated by this Agreement; or

(f) authorize or enter into an agreement to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC a proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholder Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such registration statement, and any amendments or supplements thereto, the “Form S-4”). The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 and Proxy Statement received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on the Form S-4, and any amendment or supplement thereto, prior to filing such with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing such with the SEC, and will promptly provide Parent with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation (as defined in Section 6.1(b)), may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in the Company Recommendation. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4, and the Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of shareholders of the Company on a date as soon as reasonably practicable following the effectiveness of the Form S-4 (“Company Shareholder Meeting”) for the purpose of obtaining the Company Requisite Vote; provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholder Meeting to the extent the Board of Directors of the Company or any committee thereof, after consultation with outside legal counsel, reasonably believes that such delay or postponement is consistent with its fiduciary duties under applicable Law. The Board of Directors of the Company shall recommend adoption of this Agreement by the shareholders of the Company to the effect as set forth in Section 3.3(b) (the “Company Recommendation”), and shall not (x) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or (y) approve, adopt or recommend any Acquisition Proposal (any action described in clauses (x) or (y) being referred to herein as a “Change in the Company Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law; provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4(d).

(c) The Company and Parent shall coordinate and cooperate in connection with (i) the preparation of the Form S-4, the Proxy Statement and any other filings that are required to consummate the Mergers and any related transactions contemplated hereby, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required (or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts and Company Benefit Plans) in connection with the Mergers or the other transactions contemplated by this Agreement, and (iii) using reasonable best efforts to timely take any such actions (including seeking any such consents, approvals or waivers) or making any such filings or furnishing information required in connection therewith or with the Form S-4, the Proxy Statement or any other filings.

Section 6.2  Access to Information/Employees.

(a) Upon reasonable notice, and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, financing sources and other authorized Representatives of the Parent reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time, to all its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period as Parent may from time to time reasonably request, and during such period the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request (including consultation with respect to litigation matters); provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to Section 6.12 to the extent that (i) in the reasonable judgment of the Company, any Law applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties or (iv) disclosure of any such information or document could result in the loss of attorney-client privilege, work product protections or other applicable privileges (provided that the Company and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privileges or protections); provided, however, that with respect to clauses (i) through (iv) of this Section 6.2(a), the Company shall use its commercially reasonable best efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.

(b) With respect to the information disclosed pursuant to Section 6.2(a) or Section 6.12, each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 6.3  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof (and, in any event, within fifteen (15) Business Days following the date hereof), (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and (B) all other necessary registrations, declarations, notices and filings relating to the Mergers with other Governmental Entities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other to (x) obtain any regulatory approval, (y) contest and resist any such Action, or (z) avoid the entry of or have vacated or terminated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein. Parent shall be responsible for all filing fees and local counsel fees relating to any filings contemplated in the foregoing.

(b) To the extent permissible under applicable Law, each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Entity, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit or proceeding, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Government Entity to block consummation of this Agreement (and the transactions contemplated herein), including by defending any suit, action, or other legal proceeding brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that Parent and Company shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority on any action or decision required to insure that Parent can meet its obligations in this Section 6.3 and its ability to consummate the transaction.

(d) Notwithstanding the foregoing, and subject to Section 6.3(e), Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, any of its Subsidiaries, the Surviving Corporation or its Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date).

(e) Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 6.3(d).

Section 6.4  Acquisition Proposals.

(a) The Company agrees that it shall not and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from a Third Party relating to any Acquisition Proposal, (ii) enter into or participate in any substantive discussion or negotiation with respect to, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Third Party becoming an “interested shareholder” under, the PBCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (v) resolve, propose or agree to do any of the foregoing. The Company shall immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of the Company’s Representatives with respect to any Acquisition Proposal and shall promptly request the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person in connection with the consideration of any Acquisition Proposal to the extent that the Company is entitled to have such documents returned or destroyed.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time following the date hereof and prior to the time on which the Company has received the Company Requisite Vote, (i) in response to an unsolicited Acquisition Proposal or any inquiry relating to a potential Acquisition Proposal made or received after the date of this Agreement from a Third Party whom the Company’s Board of Directors determines, in good faith, is credible and is reasonably capable of making a Superior Proposal (an “Inquiry”), in each case, under circumstances not involving a breach of Section 6.4(a) in any material respect, the Company may furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal or Inquiry and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal or Inquiry; provided that the Company (A) will not, and will not allow the Company’s Subsidiaries and the Company’s Representatives to, disclose any information to such Person without first entering into a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Confidentiality Agreement and (B) will, subject to applicable Law, promptly provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly notify Parent in writing of any Acquisition Proposal or Inquiry (and in no event later than 24 hours following the Company’s, any of its Subsidiaries’ or any Representative’s receipt of the Acquisition Proposal or Inquiry), such notice to include the identity of the Person making such Acquisition Proposal or Inquiry and a copy of such Acquisition Proposal or Inquiry, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal or Inquiry), including any modifications thereto. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any material developments with respect to an Acquisition Proposal or Inquiry and shall provide Parent with copies of all written inquiries and correspondence with respect to such Acquisition Proposal or Inquiry no later than 24 hours following the receipt thereof. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause the Company’s Subsidiaries not to, terminate, waive, amend or modify, or grant permission under, the standstill provisions of any agreement to which the Company or any of its Subsidiaries is a party which prohibits the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or Board of the Directors of the Company with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions except, in each case, if the Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(d) Notwithstanding anything in this Agreement to the contrary, the Company’s Board of Directors may at any time prior to the time that the Company receives the Company Requisite Vote (i) effect a Change in the Company Recommendation in response to an Intervening Event if the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law, (ii) effect a Change in the Company Recommendation in response to an Acquisition Proposal if the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law, and/or (iii) if the Company receives an Acquisition Proposal which the Company’s Board of Directors concludes in good faith, after consultation with outside counsel and the Company’s financial advisors, constitutes a Superior Proposal, terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); provided, however, that (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance of its intention to take any such action referred to in clause (i), (ii) and (iii), (B) the Company has negotiated in good faith with Parent since the delivery of such notice to amend the terms of this Agreement so that the Superior Proposal would no longer constitute a Superior Proposal, and (C) the Acquisition Proposal remains a Superior Proposal.

(e) Nothing contained in this Section 6.4 shall prohibit the Company’s Board of Directors from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if the Board of Directors of the Company determined in good faith, after consultation with its outside counsel, that the failure to make such disclosure could reasonably be determined to be inconsistent with applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its shareholders in favor of the Merger shall be deemed to be a Change in the Company Recommendation.

For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal by any Third Party concerning any (i) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (iv) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 15% or more of the voting power of the Company or (v) any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”), which, in the good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable than the Merger and the transactions contemplated hereby to the Company’s shareholders, from a financial point of view.

Section 6.5  Fees and Expenses.  Except as otherwise set forth in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party incurring such Expenses, whether or not the Merger is consummated; provided, however, that

Parent and the Company shall share equally all costs and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Form S-4 and Proxy Statement and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and Proxy Statement.

Section 6.6  Employee Benefits Matters.

(a) Subject to Section 6.6(d), from and after the Effective Time until the first anniversary of the Effective Time (the “Benefits Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee who was employed by the Company or its Subsidiaries as of the Effective Time (“Covered Employee”): (i) the same base salary, short term cash incentives and severance benefits provided by the Company or its Subsidiaries as of the Effective Time, as well as comparable health, life and disability insurance, 401(k) and deferred compensation benefits provided by the Company or its Subsidiaries as of the Effective Time under the applicable Company Benefit Plan (not taking into account for purposes of this Section 6.6(a) only, participation in the Company’s Long Term Incentive Plan, any sales commission plans and any changes to a Covered Employee’s title only), and (ii) severance benefits which are no less advantageous than those offered to Covered Employees under the applicable Company Benefit Plan, Company policy or practice; provided, however, that (A) the foregoing covenants shall not take into account any change in control or transaction-based retention, transition, stay or similar bonus arrangements for purposes of defining either annual incentive and bonus opportunities or employee benefits (as used in this Section 6.6(a)); and (B) with respect to any Covered Employees based outside the United States, Parent’s obligations under this Section 6.6(a) shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such employees are based.

(b) From and after the Effective Time, Parent shall honor, fulfill and discharge, or shall cause the Surviving Corporation to honor, fulfill and discharge, in accordance with its respective terms as in effect as of the date hereof or as may be amended or terminated after the date hereof with the prior written consent of Parent, each of the written employment, change in control, severance and termination agreements between the Company or any of its Subsidiaries and any director, officer or employee of such company listed on Section 3.11(a) of the Company Disclosure Letter (the “CIC Severance Agreements”) and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(a) of the Company Disclosure Letter.

(c) With respect to any Parent Benefit Plans in which Covered Employees first become eligible to participate on or after the Effective Time (collectively, “New Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to: (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Covered Employees under any such New Benefit Plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, (ii) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the calendar year in which such Effective Time occurs (or if later, paid in the year in which such Covered Employee is first eligible to participate), to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plan in which the Covered Employee participates during the calendar year in which such Effective Time occurs (or if later, the year in which such Covered Employee is first eligible to participate) and (iii) recognize all service of each Covered Employee prior to the Effective Time to the Company, its Subsidiaries and any predecessor entities of the Company or any of its Subsidiaries (as well as service to Parent and its Affiliates (including the Surviving Corporation) after the Effective Time), for all purposes (including, but not limited to, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) of any New Benefit Plans (including those providing for vacation and paid time-off) in which any Covered Employee participates after the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(d) Nothing in this Section 6.6 shall be construed to (i) limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(e) Without limiting the generality of Section 9.5, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

Section 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) and all fiduciaries under any Company Benefit Plans (collectively, the “Indemnified Parties”) against any costs, expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan) whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties (within ten (10) days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s articles of incorporation, bylaws and indemnification agreements, if any, or by any one of the Company’s Subsidiaries pursuant to such Subsidiary’s articles of incorporation, bylaws and indemnification agreements of any Subsidiary of the Company, if any, in existence on the date hereof, (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) articles of incorporation and bylaws for a period of six (6) years after the Effective Time, the current provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of the Company, contained in the articles of incorporation and bylaws of the Company and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action. Prior to the Effective Time, Parent will use reasonable best efforts to obtain “tail” prepaid insurance policies with a claims period of at least six (6) years from and after the Effective Time from Parent’s or the Company’s current insurance carrier, or an insurance carrier with the same or better rating as the lower rated of Parent’s and the Company’s current insurance carrier, with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policies in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. If Parent for any reason fails to obtain such “tail” prepaid insurance policies prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving

Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time for the Indemnified Parties, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of this Agreement) or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). The foregoing notwithstanding, in no event will Parent or the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium). The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7, and this Section 6.7 shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation).

(b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.7.

(c) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.8  Public Announcements.  Parent and the Company have agreed upon the form and substance of the press release to be issued by Parent, on the one hand, and the Company, on the other hand, announcing the execution of this Agreement and the Merger, which shall be issued promptly following the execution and delivery hereof. Subject to Section 6.1, each of Parent and the Company agrees that no public release, announcement, and/or other public statement with respect to the transactions contemplated hereby shall be issued prior to consulting with and considering in good faith the views of the other party, and except as such public release, announcement, and/or other public statement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory body or Governmental Entity to which the relevant party is subject, in which case the party required to make the public release, announcement, and/or other public statement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such public release, announcement, and/or other public statement in advance of such issuance.

Section 6.9  Listing of Shares of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 6.10  Dividends.  Neither Parent nor the Company shall declare, set aside or pay any dividends with respect to their capital stock prior to the Effective Date or the termination of this Agreement.

Section 6.11  Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 6.12  Company Cooperation on Certain Matters.  After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

Section 6.13  Treatment of the Mergers as a “Reorganization” for Federal Income Tax Purposes.  Parent, Merger Subs and the Company shall not take, and shall not permit any of the Subsidiaries (including, in the case of Parent and Merger Subs), Affiliates, Representatives or any “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368 1) to take, any action that would prevent the Mergers, taken together in the manner described in Revenue Ruling 2001-46, from qualifying as a reorganization described in Section 368(a) of the Code. Merger Sub II will not, in connection with the transactions provided for herein, elect to be treated as a corporation for U.S. federal income tax purposes, be merged with or into any entity that is treated as other than an entity whose separate existence from Parent is disregarded for U.S. federal income tax purposes, transfer any portion of its assets to an entity that is treated as a corporation for U.S. federal income tax purposes or take any action that would cause it not to be treated as an entity whose separate existence from Parent is disregarded for U.S. federal income tax purposes. Parent will not, in connection with the transactions provided for herein, take any action which would cause Merger Sub II not to be treated as an entity whose separate existence from Parent is disregarded for U.S. federal income tax purposes. The parties hereto intend that the Mergers, taken together in the manner described in Revenue Ruling 2001-46, shall qualify as a reorganization described in Section 368(a) of the Code and shall not take income tax positions inconsistent with such qualification. For the avoidance of doubt, the parties hereto acknowledge that, in determining whether the payment of Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the “signing date rule” of Treasury Regulation Section 1.368-1T(e)(2) shall be inapplicable to the valuation of Parent Common Stock. Accordingly, for such continuity of interest testing purposes, Parent Common Stock shall be valued either (i) as of the Effective Date if the Effective Time occurs when Nasdaq has opened for trading on the Effective Date, or (ii) as of the Business Day immediately preceding the Effective Date if the Effective Time occurs when Nasdaq has not yet opened for trading on the Effective Date.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Requisite Vote.

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Regulatory Matters. Each waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, antitrust or Regulatory Law shall have been terminated or shall have expired or clearance or approval shall have otherwise have been obtained or granted.

(d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.1 (Organization, Good Standing and Qualification), Sections 3.2(a) and (b) (Capital Structure) and Section 3.3 (Corporate Authority) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (ii) the representation and warranty of the Company contained in Section 3.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Tax Opinion. Parent and Merger Sub shall have received an opinion from McDermott Will & Emery, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub, Merger Sub II, the Company or others reasonably requested by such counsel. For the avoidance of doubt, such opinion shall acknowledge that, in determining whether the payment of the Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the “signing date rule” of Treasury Regulation Section 1.368-1T(e)(2) shall be inapplicable to the valuation of Parent Common Stock. Accordingly, for such continuity of interest testing purposes, the opinion shall provide that Parent Common Stock shall be valued either (i) as of the Effective Date if the Effective Time occurs when Nasdaq has opened for trading on the Effective Date, or (ii) as of the Business Day immediately preceding the Effective Date if the Effective Time occurs when Nasdaq has not yet opened for trading on the Effective Date. Furthermore, for the purpose of determining whether the payment of the Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the opinion shall assume that at least forty percent (40%) of such amounts must be payable in Parent Common Stock (as compared to cash or other consideration) in order for the Mergers to be treated as an integrated “reorganization” within the meaning of Section 368(a) of the Code. In the event that McDermott Will & Emery is unwilling to provide such opinion, Parent shall accept such opinion from Morgan, Lewis & Bockius LLP, if such firm will provide the same to Parent.

Section 7.3  Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Subs contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2(a) and (b) (Capital Structure) and Section 4.3 (Corporate Authority) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), (ii) each of the representations and warranties of Parent and Merger Subs contained in Section 4.12(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, and (iii) each of the other representations and warranties of Parent and Merger Subs contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent and Merger Subs to such effect.

(b) Performance of Obligations of Parent and Merger Subs. Parent and Merger Subs shall have performed or complied with in all material respects all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent and Merger Subs to such effect.

(c) Tax Opinion. The Company shall have received an opinion from Morgan, Lewis & Bockius LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub, Merger Sub II, the Company or others reasonably requested by such counsel. For the avoidance of doubt, such opinion shall acknowledge that, in determining whether the payment of the Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the “signing date rule” of Treasury Regulation Section 1.368-1T(e)(2) shall be inapplicable to the valuation of Parent Common Stock. Accordingly, for such continuity of interest testing purposes, the opinion shall provide that Parent Common Stock shall be valued either (i) as of the Effective Date if the Effective Time occurs when Nasdaq has opened for trading on the Effective Date, or (ii) as of the Business Day immediately preceding the Effective Date if the Effective Time occurs when Nasdaq has not yet opened for trading on the Effective Date. Furthermore, for the purpose of determining whether the payment of the Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the opinion shall assume that at least forty percent (40%) of such amounts must be payable in Parent Common Stock (as compared to cash or other consideration) in order for the Mergers to be treated as an integrated “reorganization” within the meaning of Section 368(a) of the Code. In the event that Morgan, Lewis & Bockius LLP is unwilling to provide such opinion, the Company shall accept such opinion from McDermott Will & Emery, if such firm will provide the same to the Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1  General.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of the Company:

(a) by mutual written consent of Parent and the Company, by action of each of their respective Board of Directors;

(b) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or prior to February 28, 2010 (such date, including any extensions thereof, the “Termination Date”); provided, however, that if a request for additional information is received from the FTC or the DOJ pursuant to the HSR Act, then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than that date which is 270 calendar days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(c) by the Company, upon written notice to Parent, if Parent or Merger Subs (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Subs such that the closing condition set forth in Section 7.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Subs contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

(d) by Parent, upon written notice to the Company, if (i) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

(e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 6.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 6.3;

(f) by Parent, upon written notice to the Company, if (i) a Change in the Company Recommendation pursuant to either Section 6.4(d)(i) or Section 6.4(d)(ii) (or any action by any committee of the Company’s Board of Directors which, if taken by the Company’s full Board of Directors, would be a Change in the Company Recommendation pursuant to such Sections) shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal, (iii) following the date any bona fide Acquisition Proposal or any material modification thereto is first published, sent or given to the shareholders of the Company, the Company fails to issue a press release that expressly reaffirms the Company Recommendation within ten (10) Business Days following Parent’s written request to do so (which request may be made by Parent one time following any such Acquisition Proposal or any material modifications thereto), (iv) if any tender offer or exchange offer is commenced by any Third Party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Requisite Vote, and the Company’s Board of Directors shall not have recommended that the Company’s shareholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within such ten (10) Business Day period, (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement or (vi) the Company or its Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.1(f);

(g) by the Company or Parent, upon written notice to the other party, if the Company Shareholder Meeting has concluded (including any adjournment or postponement thereof) and the Company Requisite Vote shall not have been obtained; and

(h) by the Company, upon written notice to Parent, at any time prior to the time at which the Company receives the Company Requisite Vote, if the Board of Directors of the Company determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company (i) is not in material breach of Section 6.4, and (ii) shall concurrently with such termination enter into the Alternative Acquisition Agreement and the Company shall pay the Termination Fee and reimburse Parent’s Expenses pursuant to Section 8.2(b) concurrently with such termination.

Section 8.2  Obligations in Event of Termination.

(a) In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except (i) with respect to Section 6.2(b), Section 6.5, this Section 8.2 and Article IX, which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Notwithstanding the foregoing, to the extent Parent is entitled to receive a Termination Fee and reimbursement of its Expenses in connection with a termination of this Agreement pursuant to the provisions of this Section 8.2, Parent’s receipt thereof shall be the sole and exclusive remedy of Parent, Merger Subs and their Affiliates against the Company and any of its directors, officers, employees, agents, shareholders, assignees, representatives or Affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(d)(ii) and the basis for such termination is a willful and material breach in existence on the date hereof of any representation or warranty of the Company contained in this Agreement, (ii) by Parent pursuant to Section 8.1(d)(i) and the basis for such termination is a willful and material breach of covenants or agreements contained in this Agreement to be complied with by the Company, (iii) by Parent pursuant to Section 8.1(f) or (iv) by the Company pursuant to Section 8.1(h), the Company shall pay to Parent a termination fee of $7,500,000.00 (the “Termination Fee”) (x) in the case of a termination pursuant to Section 8.1(d)(ii) or Section 8.1(d)(i) under the circumstances contemplated by clauses (i) or (ii) above, respectively, promptly following a final determination that the Company’s willful and material breach contemplated by such clauses (i) or (ii) above caused the closing condition set forth in Section 7.2(a) or Section 7.2(b), respectively, not to be satisfied, (y) promptly (and in any event within two (2) Business Days) following such termination, in the case of termination pursuant to Section 8.1(f), and (z) prior to or concurrently with such termination, in the case of termination pursuant to Section 8.1(h). In addition, the Company shall reimburse Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement under the circumstances described in clauses (i), (ii), (iii) or (iv) above, provided however, that in no event shall the Company be required to reimburse Parent’s Expenses in excess of $4,500,000.00. Such reimbursement shall be paid promptly (and in any event within two (2) Business Days) following the Company’s receipt of an invoice therefor, provided that such invoice may not be rendered prior to the date that the applicable Termination Fee would be payable.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g), then the Company shall reimburse Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement; provided however, that in no event shall the Company be required to reimburse Parent’s Expenses in excess of $4,500,000.00. Such reimbursement shall be paid promptly (and in any event within two (2) Business Days) following the Company’s receipt of an invoice therefor.

(d) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g) and (i) at any time after the date of this Agreement and prior to the taking of the vote to adopt this Agreement at the Company Shareholder Meeting an Acquisition Proposal shall have been publicly announced or publicly made known to the shareholders of the Company and shall not have been withdrawn prior to the taking of the vote to adopt this Agreement at the Company Shareholder Meeting and (ii) within twelve (12) months of such termination, the Company enters into a definitive agreement with any Third Party with respect to any Acquisition Proposal or any Acquisition Proposal with respect to the Company is consummated, then the Company shall pay to Parent, not later than two (2) Business Days after the earlier of the date any such agreement is entered into or any such Acquisition Proposal is consummated, an amount equal to the Termination Fee; provided, however, that for purposes of the definition of Acquisition Proposal in this Section 8.2(d), references to “15%” shall be replaced by “50%.”

(e) All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Company be required to pay the Termination Fee or reimburse Parent’s Expenses on more than one occasion.

(f) If the Company shall fail to pay the Termination Fee or reimburse Parent’s Expenses, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

Section 8.3  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval by the shareholders of the Company, no amendment shall be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any breach of or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other of any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver pursuant to the foregoing sentence shall be valid only if set forth in a written instrument signed on behalf of such party. In addition and notwithstanding the foregoing, if the Closing cannot occur as scheduled pursuant to Article I due to an act of God, war, terrorism, flood, banking moratorium or suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), the Closing will automatically be postponed until the earliest date that is reasonably practicable following the conclusion of such event and if such date is after the Termination Date, then the Termination Date shall automatically be extended to such date, and in such case, all references to the term “Termination Date” in this Agreement shall mean such extended date. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.7) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

(a) if to Parent, Merger Sub, or Merger Sub II to:

Sykes Enterprises, Incorporated
400 North Ashley Drive
Tampa, FL 33602

Attention:	James T. Holder
Senior Vice President, General Counsel and Corporate Secretary
Facsimile: 813-470-3737

with a copy to:

Shumaker, Loop & Kendrick, LLP
Bank of America Plaza
101 East Kennedy Boulevard
Suite 2800
Tampa, FL 33602
Attention: Gregory C. Yadley
Facsimile: 813-229-1660

(b) if to the Company, to:

ICT Group, Inc.
100 Brandywine Boulevard
Newtown, PA 18940

Attention:	Jeffrey C. Moore
Senior Vice President and Secretary
Facsimile: 267-685-5701

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19130
Attention: Richard B. Aldridge
Facsimile: 215-963-5001

Section 9.3  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.5  Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to choice of law principles thereof).

Section 9.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.9  Submission to Jurisdiction; Waivers.  Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined exclusively in the courts of the Commonwealth of Pennsylvania located in Allegheny County, Pennsylvania or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court for the Western District of Pennsylvania, and each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2; provided that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

Section 9.11  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. All references to “dollars” or “$” are to United States dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 9.13  Definitions.  As used in this Agreement:

(a) “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(b) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(c) “Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company or its Subsidiaries operate; (B) changes in the industries in which the Company or its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industries; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industries; (D) acts of war, armed hostility or terrorism to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company or its Subsidiaries operate; (E) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (F) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (G) any change in the price or trading volume of the Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement.

(f) “Company Stock Plans” means, collectively, the Company’s 2006 Equity Compensation Plan, 2006 Long Term Incentive Plan, 2006 Non-Employee Directors Plan, 1996 Equity Compensation Plan (as amended through May 2004) and 1996 Non-Employee Directors Plan (as amended through May 2003).

(g) “Confidentiality Agreement” means the letter agreement, dated August 20, 2009 between Parent and the Company.

(h) “Contracts” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, instruments to which such Person or its Subsidiaries is a party, whether oral or written.

(i) “Environmental Laws” means any and all Laws which (i) regulate or relate to: the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the workplace or the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws.

(j) “Environmental Permit” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

(k) “Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

(l) “Expenses” includes all documented out-of-pocket expenses (including all commitment fees, ticking fees, extension fees, underwriting fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the financing of the transactions contemplated hereby, and fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates and Representatives) incurred in connection with or related to due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including obtaining the financing for the Mergers, and all other matters related thereto.

(m) “GAAP” means United States generally accepted accounting principles.

(n) “Hazardous Material” means petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, radon, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the basis for liability pursuant to any Environmental Law or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Law.

(o) “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Requisite Vote; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or Inquiry or any matter relating thereto or consequence thereof constitute an Intervening Event.

(p) “Known” or “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons listed in Section 9.13 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the persons listed in Section 9.13 of the Parent Disclosure Letter.

(q) “Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

(r) “Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

(s) “Order” means any order, judgment or injunction.

(t) “other party” means, with respect to the Company, Parent or Merger Sub and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

(u) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which Parent or its Subsidiaries operate; (B) changes in the industries in which Parent or its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industries; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industries; (D) acts of war, armed hostility or terrorism to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which Parent or its Subsidiaries operate; (E) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (F) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (G) any change in the price or trading volume of Parent Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement.

(v) “Per Share Amount” means $15.38.

(w) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon and (iv) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

(x) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(y) “Qualifying Amendment” means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Company Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Recommendation and (iii) additional information reasonably related to the foregoing.

(z) “Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(aa) “Related Person” means any former, current or future, direct or indirect, manager, director, officer, employee, agent or Representative of Parent or Merger Sub, any former, current or future, direct or indirect, holder of any equity interests or securities of Parent or Merger Sub, any former, current or future Affiliate or assignee of Parent or Merger Sub or any former, current or future manager, director, officer, employee, agent, representative, Affiliate or assignee of any of the foregoing.

(bb) “Representative” means, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

(cc) “SEC” means the Securities and Exchange Commission.

(dd) “Significant Subsidiary” when used with respect to any party, means such party’s significant subsidiaries as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(ee) “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

(ff) “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and, in each case, any amendments thereto.

(gg) “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

(hh) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Merger Sub II and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ Charles E. Sykes
Name:     Charles E. Sykes

Title:	President

SH MERGER SUBSIDIARY I, INC.

By:	/s/ Charles E. Sykes
Name:     Charles E. Sykes

Title:	President

SH MERGER SUBSIDIARY II, LLC

By:	/s/ Charles E. Sykes
Name:     Charles E. Sykes

Title:	President

Signature Page to Merger Agreement

ICT GROUP, INC.

By:	/s/ John J. Brennan
Name:     John J. Brennan

Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

Index of Defined Terms

Section
Defined Term	Where Defined

“Acquisition Proposal”	6.4(e)
“Actions”	3.7(a)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	6.4(d)
“Articles of Merger”	1.3
“Affiliate”	9.13
“Bankruptcy and Equity Exception”	3.3(a)
“Benefits Continuation Period”	6.6(a)
“Board of Directors”	9.13
“Business Day”	9.13
“Capitalization Date”	3.2(a)
“Cash Consideration”	1.8(b)
“Certificates”	1.8(d)
“Change in the Company Recommendation”	6.1(b)
“CIC Severance Agreements”	6.6(b)
“Closing”	1.2
“Closing Date”	1.2
“Code”	9.13
“Company”	Preamble
“Company Book-Entry Shares”	1.8(d)
“Company Benefit Plan”	3.11(a)
“Company Common Stock”	1.8(b)
“Company Disclosure Letter”	Article III
“Company Financial Advisor”	3.19
“Company Financial Statements”	3.5(a)
“Company Material Adverse Effect”	9.13
“Company Material Contract”	3.10(b)
“Company Permits”	3.17(a)
“Company Recommendation”	6.1(b)
“Company Regulatory Agency”	3.17(a)
“Company Requisite Vote”	3.3(a)
“Company SEC Documents”	3.5(a)
“Company Shareholder Meeting”	6.1(b)
“Company Stock Options”	1.9(a)
“Company Stock Plans”	9.13
“Confidentiality Agreement”	9.13
“Contracts”	9.13
“Covered Employee”	6.6(a)
“DOJ”	6.3(b)
“D&O Insurance”	6.7(a)
“Effective Date”	1.3
“Effective Time”	1.3
“Environmental Laws”	9.13

Section
Defined Term	Where Defined

“Environmental Permit”	9.13
“Equity Interest”	9.13
“ERISA”	3.11(a)
“ERISA Affiliate”	3.11(a)
“Exchange Act”	3.4(a)
“Exchange Agent”	2.1
“Exchange Fund”	2.1
“Exchange Ratio”	1.8(c)
“Expenses”	9.13
“Foreign Benefit Plans”	3.11(a)
“Foreign Subsidiary”	5.1(m)
“Form S-4”	6.1(a)
“FTC”	6.3(b)
“GAAP”	9.13
“Governmental Entity”	3.4(a)
“Hazardous Material”	9.13
“HSR Act”	3.4(a)
“Indemnified Parties”	6.7(a)
“Inquiry”	6.4(b)
“Insurance Policies”	3.16
“Intellectual Property”	3.14(a)
“Intervening Event”	9.13
“IRS”	3.11(b)
“Known” or “Knowledge”	9.13
“Law”	9.13
“Leased Real Property”	3.9
“Lien”	9.13
“Merger”	1.1
“Mergers”	1.11(a)
“Merger Consideration”	1.8(b)
“Merger Sub”	Preamble
“Merger Subs”	Preamble
“Merger Sub II”	Preamble
“Nasdaq”	3.4(a)
“New Benefit Plans”	6.6(c)
“Option Consideration”	1.9(a)
“Options”	1.9(a)
“Order”	9.13
“other party”	9.13
“Owned Real Property”	3.9
“Parent”	Preamble
“Parent Benefit Plans”	4.2(b)
“Parent Common Stock”	1.8(b)(ii)
“Parent Disclosure Letter”	Article IV

Section
Defined Term	Where Defined

“Parent Financial Advisor”	4.7
“Parent Financial Statements”	4.5(a)
“Parent Material Adverse Effect”	9.13
“Parent Permits”	4.17(a)
“Parent Regulatory Agency”	4.17(a)
“Parent SEC Documents”	4.5(a)
“Parent Share Measurement Value”	1.8(c)
“parties”	Preamble
“PBCL”	Recitals
“PBGC”	3.11(b)
“Permitted Liens”	9.13
“Per Share Amount”	9.13
“Person”	9.13
“Proxy Statement”	6.1(a)
“Qualifying Amendment”	9.13
“Regulatory Law”	9.13
“Related Person”	9.13
“Representative”	9.13
“RSU”	1.9(b)
“RSU Consideration”	1.9(b)
“Sarbanes-Oxley Act”	3.5(a)
“SEC”	9.13
“Second Merger”	1.11(a)
“Securities Act”	3.2(d)
“Significant Subsidiary”	9.13
“Stock Consideration”	1.8(b)
“Subsidiary”	9.13
“Superior Proposal”	6.4(e)
“Surviving Corporation”	1.1
“Surviving Entity”	1.11(a)
“Takeover Statute”	3.3(c)
“Tax Return”	9.13
“Taxes”	9.13
“Termination Date”	8.1(b)
“Termination Fee”	8.2(b)
“Third Party”	9.13

Annex B

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

Greenhill

CONFIDENTIAL

October 5, 2009

Board of Directors
ICT Group, Inc.
100 Brandywine Boulevard
Newtown, Pennsylvania 18940

Members of the Board of Directors:

We understand that ICT Group, Inc. (the “Company”), Sykes Enterprises, Incorporated (“Parent”), SH Merger Subsidiary I, Inc. (“Merger Subsidiary”) and SH Merger Subsidiary II, LLC (“Merger LLC”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, with the Company to be the surviving corporation in the Merger (the “Surviving Corporation”), as a result of which the Company will become a wholly owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in treasury by the Company and shares of Company Common Stock owned by Parent or its affiliates, shall be converted into the right to receive (i) a certain number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) determined pursuant to a certain formula set forth in the Merger Agreement and (ii) $7.69 in cash, without interest (the “Consideration”). Following the Merger, we understand that the Company intends to merge the Surviving Corporation with and into Merger LLC, a wholly owned subsidiary of Parent, with Merger LLC to be the surviving entity in such merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement dated October 5, 2009 distributed to the Board of Directors in advance of its meeting on October 5, 2009 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company and Parent;

3.	reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company and Parent, prepared by the management of the Company and Parent, respectively;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	discussed the past and present operations and financial condition and the prospects of Parent with senior executives of Parent;

7.	reviewed and discussed certain information regarding potential financial and operational benefits anticipated from the Merger prepared by the management of the Company;

8.	reviewed the historical market prices, trading activity and equity research price targets for the Company Common Stock and the Parent Common Stock;

9.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

10.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

11.	compared the value of the Consideration with the relative contribution of the Company to the pro forma combined company based on a number of metrics that we deemed relevant;

12.	compared the value of the Consideration to the valuation derived by discounting projected future share prices of the Company based on financial projections prepared by management of the Company at discount rates we deemed appropriate;

13.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal and financial advisors; and

14.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, with your consent and without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the potential financial and operational benefits anticipated from the merger and the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed, with your consent, that such potential benefits, forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company and Parent, as applicable, as to those matters (including the future financial performance of the Company), and we have considered and relied upon such potential benefits, forecasts, projections and data in arriving at our opinion. We express no opinion with respect to such potential benefits, forecasts, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent. We have assumed, with your consent, that the Merger will be treated as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver or amendment of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a significant portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion, we have provided certain financial advisory services to the Company and have received customary fees for the rendering of those services. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from any other parties to the Merger.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the shareholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by them. No opinion is expressed as to whether any alternative business strategies or transactions might produce consideration to the holders of Company Common Stock in an amount in excess of the Consideration to be received by them in the Merger. In particular, we express no opinion as to the prices at which the Company Common Stock or the Parent Common Stock will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the shareholders of the Company should adopt the Merger Agreement at any meeting of shareholders convened in connection with the Merger.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Dhiren H. Shah Dhiren H. Shah Managing Director

Annex C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 5, 2009 by and among Sykes Enterprises, Incorporated, a Florida corporation (“Parent”), SH Merger Subsidiary I, Inc., a Pennsylvania corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), ICT Group, Inc., a Pennsylvania corporation (the “Company”), and the undersigned Shareholders (each a “Shareholder” and collectively, the “Shareholders”) of the Company. In the case of any Company Shares (as defined below) subject to this Agreement that are held in a trust, “Shareholder” shall refer to the trustee(s) of such trust signatory hereto acting in such Shareholder’s capacity as trustee (each, a “Trustee”, and such trust, a “Trust”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Company, the Shareholders and certain other shareholders of the Company are party to that certain Amended and Restated Shareholders’ Agreement dated as of October 16, 2000 (as modified by that certain Memorandum of Understanding dated as of May 1, 2002 and that certain Acknowledgment of Memorandum of Understanding dated as of November 21, 2008, the “Shareholders’ Agreement”);

WHEREAS, the Company, John J. Brennan and Donald P. Brennan are party to that certain Amended and Restated Voting Trust Agreement dated as of April 1, 2004 (the “Voting Trust Agreement”);

WHEREAS, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, each Shareholder is the beneficial owner of such number of shares of Company Common Stock (collectively, the “Company Shares”) as set forth on Exhibit A hereto; and

WHEREAS, as a material inducement and a condition to Parent and Merger Sub entering into the Merger Agreement, Parent has requested that the Shareholders agree, and the Shareholders have agreed (in the Shareholders’ capacity as such), for the benefit of Parent and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

SECTION 1.01. Voting Agreement.

(a) Each Shareholder hereby irrevocably and unconditionally agrees that, during the Voting Period (as defined below), such Shareholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of shareholders of the Company, properly called, or otherwise cause such Shareholder’s Company Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to such Shareholder’s Company Shares (or will cause such Company Shares to be voted, or cause a written consent to be provided with respect to all such Company Shares) (A) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby, (B) against any action, proposal, transaction or agreement that would impede, frustrate, prevent or materially delay the Merger (a “Frustrating Transaction”), and (C) against any Acquisition Proposal. In all other matters, each Shareholder’s Company Shares shall be voted by and in the manner determined by such Shareholder.

(b) As used herein, “Voting Period” shall mean the period commencing on the date of this Agreement and continuing until the earlier to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) unless expressly approved by each Shareholder party hereto, the execution of any amendment or modification to the Merger Agreement, other than with respect to ministerial or immaterial matters and other than an amendment or modification that increases the Merger Consideration.

(c) Unless entered into in connection with the Company’s entry into an Alternative Acquisition Agreement in compliance with the terms of the Merger Agreement, each Shareholder hereby agrees that such Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in Section 1.01(a) above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally and not jointly represents and warrants to Parent and Merger Sub as to himself, herself or itself as follows:

SECTION 2.01. Organization, Qualification.

(a) The Shareholder, if an individual acting in such Shareholder’s individual capacity, has all legal capacity to enter into this Agreement and to carry out his obligations hereunder.

(b) The Shareholder, if a Trustee, has been duly appointed and is validly acting as a trustee of the applicable Trust(s) and, as Trustee, has the requisite power and authority to perform obligations of such Shareholder under this Agreement. Each Trust has been duly created and is validly existing and being administered under the laws of the jurisdiction governing the trust agreement under which such Trust was created.

(c) The Shareholder, if it is a Trustee, is not in violation of any of the provisions of any applicable trust agreement or organizational documents.

Section 2.02.  Authority Relative to this Agreement.  The Shareholder has all necessary power and authority (or, if Shareholder is an individual, all legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms.

Section 2.03.  No Conflict.

(a) The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder shall not, (i) conflict with or violate the terms of any trust agreements or equivalent organizational documents of the Shareholder (if the Shareholder is a Trustee), (ii) conflict with or violate any Laws applicable to the Shareholder or by which the Company Shares owned by the Shareholder are bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Lien on any of the Company Shares owned by the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Company Shares owned by the Shareholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay the Shareholder from performing its obligations under this Agreement.

(b) Other than such filings as may be required pursuant to applicable securities Laws, the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Shareholder.

Section 2.04.  Title to the Shares.  Except as set forth on Exhibit A, as of the date hereof, the Shareholder is the record and beneficial owner of the Company Shares set forth opposite such Shareholder’s name on Exhibit A hereto. Except as set forth on Exhibit A, such Company Shares are now and, at all times during the term hereof will be, all the securities of the Company owned, either of record or beneficially, by the Shareholder. Except as otherwise provided in the Voting Trust Agreement, the Shareholder has sole voting power and the sole power of disposition with respect to all of the Company Shares owned by the Shareholder, with no limitations, qualifications or restrictions on such rights (subject to the terms of this Agreement). The Company Shares owned by the Shareholder are now and, at all times during the term hereof will be, owned free and clear of all Liens, other than any Liens created by this Agreement, the Voting Trust Agreement and the Shareholders’ Agreement. Except as provided in this Agreement and the Voting Trust Agreement, the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Company Shares owned by the Shareholder.

Section 2.05.  Reliance by Parent and Merger Sub.  Each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s concurrent execution and delivery of this Agreement, including Parent’s and Merger Sub’s reliance on such Shareholder’s representations and warranties contained herein.

ARTICLE III

COVENANTS OF THE SHAREHOLDERS

Section 3.01.  No Disposition of or Liens on Company Shares.  Subject to Section 6.06, each Shareholder hereby agrees that during the term of this Agreement, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (a) sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Shareholder’s Company Shares (or agree or consent to, or offer to do, any of the foregoing), other than Liens, if any, that arise under the Voting Trust Agreement and the Shareholders’ Agreement, (b) take any action that would have the effect of preventing such Shareholder from performing such Shareholder’s obligations hereunder or impede, frustrate, prevent or materially delay the Merger, or (c) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

Section 3.02.  No Solicitation of Transactions.  Subject to Section 6.06 hereof, each Shareholder agrees that during the Voting Period, such Shareholder will not, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal; (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal; (iii) agree to, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent or other contract, agreement or commitment contemplated by or otherwise relating to any Acquisition Proposal; or (iv) authorize or permit any of the officers, directors or employees of such Shareholder or of any entity that such Shareholder directly or indirectly controls, or any investment banker, financial advisor, attorney, accountant or other representative retained by such Shareholder or any entity that the Shareholder directly or indirectly controls, to take any such action; provided, however, that to the extent the Company is engaged in discussions or negotiations with a person who has made an Acquisition Proposal or Inquiry as permitted by Section 6.4 of the Merger Agreement, the foregoing shall not prevent or limit the Shareholders from participating in any discussions or negotiations with such Person regarding an agreement in respect of such Acquisition Proposal that is comparable to this Agreement. Each Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any Acquisition Proposals.

Section 3.03.  Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions hereof, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action that may reasonably be necessary for the purpose of carrying out the intent of this Agreement.

Section 3.04.  Public Announcement.  Each Shareholder agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger.

ARTICLE IV

PROXY

Section 4.01.  Irrevocable Proxy.  (a) Subject to Section 6.06 hereof, each Shareholder hereby appoints the Parent and each of its designees as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express, consent, or otherwise to utilize such voting power to act as such Shareholder’s attorney (including, without limitation, the power to execute and deliver written consents), with respect to the Company Shares beneficially owned by such Shareholder at every meeting of the shareholders of the Company, however called, and in every action by written consent by the shareholders of the Company: (x) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (y) against any Frustrating Transaction and (z) against any Acquisition Proposal. The proxy granted by each Shareholder pursuant to this Section 4.01(a) is irrevocable (to the fullest extent permitted by law) and coupled with an interest as it is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The Parent and each of its designees may not exercise the proxy granted by each Shareholder pursuant to this Section 4.01(a), and each Shareholder retains all rights with respect to, any other matter not set forth in this Section 4.01(a).

(b) The proxy granted by each Shareholder pursuant to Section 4.01(a) shall terminate, and be of no further force and effect, automatically upon the expiration of the Voting Period.

ARTICLE V

TERMINATION

Section 5.01.  Termination.  This Agreement, and all rights and obligations of the parties hereunder shall terminate upon the expiration of the Voting Period.

ARTICLE VI

MISCELLANEOUS

Section 6.01.  Voting Trust Agreement and Shareholders’ Agreement.  The Company and each Shareholder hereby (a) consents to the execution and delivery of this Agreement by the Shareholders and to such other Shareholders’ agreements to vote in favor of approval of the Merger Agreement as contemplated hereby, (b) covenants and agrees that, for the avoidance of doubt, the restrictions on transfer set forth in Section 1(a) of the Shareholders’ Agreement shall not apply to the Merger, and (c) covenants and agrees to do all things necessary and appropriate to cause each of the Voting Trust Agreement and the Shareholders’ Agreement to terminate and be of no further force or effect subject to the consummation of the Merger, and effective as of the Effective Time.

Section 6.02.  Amendment.  This Agreement may not be amended except by an instrument in writing signed by the Parent, Merger Sub, the Company and each of the Shareholders party hereto.

Section 6.03.  Waiver.  Any party to this Agreement as to himself, herself or itself may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 6.04.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with confirmed receipt) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.04):

(a) if to any Shareholder, to the address set forth after such Shareholder’s name on the signature pages hereto, with a copy to the Company at the address below

If to Parent or Merger Sub:

Sykes Enterprises, Incorporated
400 N. Ashley Dr.
Suite 2800
Tampa, FL 33602
Attention: James T. Holder, Esq., General Counsel
Facsimile: (717) 303-0824

with a copy to:

Shumaker, Loop & Kendrick LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, FL 33602
Attention: Paul R. Lynch, Esq.
Facsimile: (813) 229-1660

If to the Company:

ICT Group, Inc.
100 Brandywine Blvd.
Newtown, PA 18940
Attention: Chief Financial Officer
Telecopy: (267) 685-5700

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Richard B. Aldridge
Telecopy: (215) 963-5001

with a copy to each Shareholder at the address set forth after such Shareholder’s name on the signature pages hereto.

Section 6.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 6.06.  Shareholder Capacity.  The parties acknowledge that this Agreement is entered into by each Shareholder in his, her or its capacity as owner of the Company Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary or appropriate for him to carry out his obligations as a director or officer of the Company, including, without limitation, participating in his capacity as such in any discussions or negotiations in accordance with Section 6.4 of the Merger Agreement. It is expressly understood and agreed by the parties hereto that, with respect to any Shareholder who is Trustee of a Trust, (i) this Agreement is executed and delivered by such Shareholder not in his individual capacity but solely as Trustee of such Trust in the exercise of the power and authority conferred and vested in him as Trustee; (ii) each of the representations, undertakings and agreements made herein by a Trustee is made and intended not as a personal representation, undertaking and agreement of the Trustee but is made and intended for the purpose of binding the Trustee only in his capacity as trustee of such Trust; (iii) nothing contained herein shall be construed as creating any liability on the part of a Trustee, individually or personally, to perform any covenant of such Shareholder either expressed or implied contained herein other than in his capacity as trustee of such Trust and out of and to the extent of the assets of such Trust; and (iv) under no circumstances shall a Trustee be personally liable for the payment of any indebtedness or expense of such Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by such Shareholder under this Agreement, or otherwise, except out of and to the extent of the assets of such Trust and not out of the personal assets of such Trustee.

Section 6.07.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that the Parent may assign all or any of its rights and obligations hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 6.08.  Parties in Interest; Third Parties.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 6.10.  Governing Law; Consent to Jurisdiction.  The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof. Each party hereto, for itself and its successors and assigns, (i) irrevocably submits to the exclusive jurisdiction the United States District Court for the Eastern District of Pennsylvania (and in the absence of federal jurisdiction, the parties consent to the exclusive jurisdiction of the applicable Pennsylvania state court sitting in Philadelphia, Pennsylvania) for the purposes of any Legal Proceeding arising out of or related to this Agreement; (ii) agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Eastern District of Pennsylvania or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the applicable Pennsylvania state court sitting in Philadelphia, Pennsylvania; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 6.04 (or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 6.04) shall be effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction in this Section; (iv) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (X) the United States District Court for the Eastern District of Pennsylvania, or (Y) any Pennsylvania state court of competent jurisdiction sitting in Philadelphia, Pennsylvania; and (v) hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.11.  Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.12.  Shareholder Obligations Several and Not Joint.  The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

Section 6.13.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.14.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.15.  Beneficial Owner.  In this Agreement, “beneficial owner” has the meaning ascribed to that term in Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and “beneficially owned” has a consequent meaning.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ Charles E. Sykes
Name:     Charles E. Sykes

Title:	President and Chief Executive Officer

SH MERGER SUBSIDIARY I, INC.

By:	/s/ Charles E. Sykes
Name:     Charles E. Sykes

Title:	President

ICT GROUP, INC.

By:	/s/ John J. Brennan
Name:     John J. Brennan

Title:	President and Chief Executive Officer

Shareholders:

John J. Brennan

/s/
John J. Brennan
John J. Brennan

Address:

c/o ICT Group, Inc.
100 Brandywine Blvd.
Newtown, PA 18940
Attention: John J. Brennan
Facsimile: (267) 685-5700

/s/
John J. Brennan
John J. Brennan, not individually but as trustee under
the Amended and Restated Voting Trust Agreement
dated April 1, 2004

/s/
Donald P. Brennan
Donald P. Brennan, not individually but as trustee under
the Amended and Restated Voting Trust Agreement
dated April 1, 2004

Address:

c/o ICT Group, Inc.
100 Brandywine Blvd.
Newtown, PA 18940
Attention: John J. Brennan
Facsimile: (267) 685-5700

Donald P. Brennan

/s/
Donald P. Brennan
Donald P. Brennan

Address:

c/o ICT Group, Inc.
100 Brandywine Blvd.
Newtown, PA 18940
Attention: John J. Brennan
Facsimile: (267) 685-5700

/s/
Eileen Brennan Oakley
Eileen Brennan Oakley, not individually but as trustee
of separate trusts under The Brennan Family
1996 Trust Agreement dated February 16, 1996
f/b/o Eileen M. Brennan Oakley, Donald P. Brennan, Jr.,
Maureen C. Brennan, Patrick K. Brennan,
Jonathan R. Brennan and Erin P. Brennan,
and of separate trusts under The Brennan Family
1997 Trust Agreement dated February 14, 1997
f/b/o Eileen M. Brennan Oakley, Donald P. Brennan, Jr., Maureen C. Brennan, Patrick K. Brennan,
Jonathan R. Brennan and Erin P. Brennan

EXHIBIT A

Shares Beneficially Owned By the Shareholders

	Number of Outstanding
	Shares of Common Stock
	Beneficially Owned by
Name of Shareholder:	Shareholder:

John J. Brennan	651,123	*
John J. Brennan and Donald P. Brennan as Trustees under the Voting Trust created under the Amended and Restated Voting Trust Agreement dated April 1, 2004	4,500,000
Donald P. Brennan	—	**
Eileen Brennan Oakley as Trustee of separate trusts under The Brennan Family 1996 Trust Agreement dated February 16, 1996***
f/b/o Eileen M. Brennan Oakley	14,208
f/b/o Donald P. Brennan, Jr.	14,208
f/b/o Maureen C. Brennan	14,208
f/b/o Patrick K. Brennan	14,208
f/b/o Jonathan R. Brennan	14,208
f/b/o Erin P. Brennan	14,208
Eileen Brennan Oakley as Trustee of separate trusts under The Brennan Family 1997 Trust Agreement dated February 14, 1997***
f/b/o Eileen M. Brennan Oakley	179,547
f/b/o Donald P. Brennan, Jr.	179,546
f/b/o Maureen C. Brennan	145,267
f/b/o Patrick K. Brennan	196,186
f/b/o Jonathan R. Brennan	196,186
f/b/o Erin P. Brennan	196,186

*	Does not include (i) 4,500,000 shares of Company Common Stock, 2,250,000 of which are owned by John J. Brennan and 2,250,000 of which are owned by Donald P. Brennan, over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power as Trustees under the Voting Trust created under the Amended and Restated Voting Trust Agreement dated April 1, 2004 (the “Voting Trust Shares”), (ii) 172,698 shares of Company Common Stock over which John J. Brennan exercises voting control pursuant to certain voting agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company, (iii) 99,500 shares of Company Common Stock issuable pursuant to stock options that are exercisable within sixty (60) days of the date hereof, or (iv) 45,200 shares of Company Common Stock held jointly by John J. Brennan and Jean Brennan.

**	Does not include (i) the Voting Trust Shares, (ii) 25,000 shares of Company Common Stock issuable pursuant to stock options that are exercisable within sixty (60) days of the date hereof, or (iii) shares of Company Common Stock which may be (X) distributed to Donald P. Brennan on or within 105 days of October 23, 2009 (the “Payment Date”) from a grantor retained annuity trust (the “GRAT”) in existence on the date of this Agreement in satisfaction of an annuity of $1,013,185.11 payable to Donald P. Brennan on the Payment Date, which annuity amount may be paid with a maximum of 492,084 shares of Company Common Stock (such shares being all of the shares of Company Common Stock currently held in the GRAT, the current trustees of which are Donald P. Brennan, ** Patricia A. Brennan and The Northern Trust Company, with Patricia A. Brennan, as trustee, having sole power, authority and discretion with respect to Company Common Stock held in the GRAT), or (Y) purchased by Donald P. Brennan from the GRAT.

***	The trustees of these trusts are Eileen Brennan Oakley, Donald P. Brennan and The Northern Trust Company. The Northern Trust Company is successor to The Goldman Sachs Trust Company as a co-trustee of the trusts. Re-registration of the shares of Company Common Stock held in the trusts to substitute The Northern Trust Company as a record owner (along with Eileen Brennan Oakley and Donald P. Brennan) in place of The Goldman Sachs Trust Company is in process. Under the terms of the applicable trust agreements Eileen Brennan Oakley, as trustee, has sole power to vote and dispose of the shares and therefore is the beneficial owner thereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

The following is only a general summary of certain aspects of Florida law and Sykes’ Articles of Incorporation and bylaws related to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 607.0831 and 607.0850 of the Florida Business Corporation Act, Article 6 of Sykes’ Articles of Incorporation and Article 10 of Sykes’ bylaws.

The Florida Business Corporation Act provides that directors of a corporation will not be liable to the corporation or any other person for monetary damages in connection with any statement, vote, decision or failure to act, regarding corporate management or policy, by the director, except in certain limited situations. The effect of this provision is to eliminate the rights of the registrant and its shareholders (through shareholders’ derivative suits on behalf of the registrant) to recover monetary damages against a Director for breach of the fiduciary duty of care as a Director (including breaches resulting from negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the registrant or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a Director’s duty of care. These provisions will not alter the liability of Directors under federal securities laws.

The Registrant’s Articles of Incorporation and Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by Florida law. In addition, the Registrant has entered into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by Florida law. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

The Registrant has a standard policy of directors’ and officers’ liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities, which may extend to, among other things, liability arising under the Securities Act of 1933.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger dated as of October 5, 2009 among Sykes Enterprises, Incorporated, SH Merger Subsidiary I, Inc., SH Merger Subsidiary II, LLC, and ICT Group, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).
3.1	Articles of Incorporation of Sykes Enterprises, Incorporated (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on October 23, 1997, and incorporated herein by reference).
3.2	Articles of Amendment to Articles of Incorporation of Sykes Enterprises, Incorporated (filed as Exhibit 3.2 to the Registrant’s Form 10-K filed with the Commission on March 29, 1999, and incorporated herein by reference).
3.3	By-laws of Sykes Inc., as amended October 23, 2008 (Filed as Exhibit 3.3 to Registrant’s Form 10-K filed with the Commission on March 22, 2005, and incorporated herein by reference).
5	Opinion of Shumaker, Loop & Kendrick, LLP as to the validity of the shares of common stock of Sykes.
8.1	Opinion of Shumaker, Loop & Kendrick, LLP as to certain tax matters (including consent).
8.2	Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters (including consent).

Exhibit
No.		Description

10		Voting Agreement, dated as of October 5, 2009, by and among Sykes Enterprises, Incorporated, ICT Group, Inc., John J. Brennan, Donald P. Brennan, and Eileen Brennan Oakley (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).
15		Awareness Letter of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Sykes.
23.1		Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibits 5 and 8.1 hereto).
23.2		Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2 hereto).
23.3		Consent of KPMG LLP, Independent Registered Public Accounting Firm of ICT.
23.4		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Sykes.
99	.1*	Form of ICT proxy card.
99.2		Consent of Greenhill & Co., LLC.

*	Previously filed with the initial registration statement filed with the SEC on October 29, 2009.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on December 18, 2009.

SYKES ENTERPRISES, INCORPORATED
(Registrant)

By:	/s/ Charles E. Sykes
Charles E. Sykes
President and Chief Executive Officer (principal executive officer)

By:	/s/ W. Michael Kipphut
W. Michael Kipphut,
Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul L. Whiting* Paul L. Whiting	Chairman of the Board	December 18, 2009

/s/ Charles E. Sykes Charles E. Sykes	President and Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2009

/s/ Furman P. Bodenheimer, Jr.* Furman P. Bodenheimer, Jr.	Director	December 18, 2009

/s/ Mark C. Bozek* Mark C. Bozek	Director	December 18, 2009

/s/ Lt. Gen. Michael P. Delong (Ret.)* Lt. Gen. Michael P. Delong (Ret.)	Director	December 18, 2009

/s/ H. Parks Helms* H. Parks Helms	Director	December 18, 2009

/s/ Iain A. Macdonald* Iain A. Macdonald	Director	December 18, 2009

/s/ James S. MacLeod* James S. MacLeod	Director	December 18, 2009

Signature	Title	Date

/s/ Linda F. McClintock-Greco M.D.* Linda F. McClintock-Greco M.D.	Director	December 18, 2009

/s/ William J. Meurer* William J. Meurer	Director	December 18, 2009

/s/ James K. Murray, Jr.* James K. Murray, Jr.	Director	December 18, 2009

*	By: /s/ W. Michael Kipphut
W. Michael Kipphut, as Attorney in Fact pursuant to the Power of Attorney included in the initial Registration Statement filed on October 29, 2009.